SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                (Name of Registrant as Specified in its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: common stock, par value $.01 per share, of the Registrant.

     (2)  Aggregate   number  of  securities  to  which   transaction   applies:
          689,055shares.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $15 million aggregate price for all outstanding shares of the Registrant.

     (4)  Total fee paid: $3,000.00

[ X ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided  by Exchange  Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

            [ADIRONDACK FINANCIAL SERVICES BANCORP, INC. LETTERHEAD]



                                 April 26, 1999




Dear Fellow Stockholder:

     On behalf of the Board of Directors and management of Adirondack Financial Services Bancorp, Inc., we cordially invite you to attend the special meeting of stockholders of Adirondack. The meeting will be held at 4:00 p.m., New York time, on May 24, 1999, at the office of Adirondack located at 52 North Main Street, Gloversville, New York 12078.

     At the Meeting, you are being asked to adopt a merger agreement with CNB Bancorp, Inc. and a subsidiary of CNB. If the merger takes place, you will receive cash in exchange for your Adirondack shares. The amount of cash you will receive is currently expected to be approximately $21.92 per share, although that amount could be reduced under certain circumstances as explained in the enclosed Proxy Statement. Your Board of Directors unanimously recommends that you vote FOR the adoption of the merger agreement.

     We encourage you to attend the Meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

     Thank you for your attention to this important matter.

                                          Very truly yours,



                                          Lewis E. Kolar
                                          President and Chief Executive Officer

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                              52 North Main Street
                          Gloversville, New York 12078
                                 (518) 725-6331

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To be Held on May 24, 1999


     Notice is hereby given that the special meeting of stockholders of Adirondack Financial Services Bancorp, Inc. will be held at the office of Adirondack located at 52 North Main Street, Gloversville, New York, at 4:00 p.m., New York time, on May 24, 1999.

     A proxy card and a Proxy Statement for the meeting are enclosed.

     The meeting is for the purpose of considering and acting upon:

   1. The adoption of the Agreement of Merger, dated as of January 23, 1999, as amended, by and among Adirondack, CNB Bancorp, Inc. and CNB Acquisition Corp., and the approval of the transactions contemplated by that agreement;

and such other matters as may properly come before the meeting, or any adjournments or postponements thereof. Our Board of Directors is not aware of any other business to come before the meeting.

     Any action may be taken on the foregoing proposal at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record as of the close of business on April 26, 1999 are the stockholders entitled to vote at the meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders at the office of Adirondack during the ten days prior to the meeting as well as at the meeting.

     You are requested to complete and sign the enclosed proxy card, which is solicited on behalf of our Board of Directors, and to mail it promptly in the enclosed envelope. The proxy card will not be used if you attend and vote at the meeting in person.

                                          By Order of the Board of Directors



                                          Richard D. Ruby
                                          Chairman of the Board


Gloversville, New York
April 26, 1999

--------------------------------------------------------------------------------
    Important: The Prompt Return of Proxies Will Save Adirondack The Expense
       of Further Requests For Proxies to Ensure a Quorum at The Meeting.
           A Self-addressed Envelope Is Enclosed For Your Convenience.
           No Postage Is Required If Mailed Within The United States.
--------------------------------------------------------------------------------

                                 Proxy Statement
                                       of
                   Adirondack Financial Services Bancorp, Inc.

                              52 North Main Street
                          Gloversville, New York 12078
                                 (518) 725-6331

     This Proxy Statement relates to a proposed merger between Adirondack and a subsidiary of CNB Bancorp, Inc. CNB has agreed to pay $15 million for all outstanding shares of Adirondack stock or approximately $21.92 per share, although this amount may be reduced under certain circumstances. For a complete explanation of how your payment will be calculated, see "Merger Consideration," page 7.

     We cannot complete the merger unless the stockholders of our company and the regulatory authorities approve it. We will hold a meeting of our stockholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend the stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in "street name" will have the same effect as a vote against the merger.

     The date of this Proxy Statement is April 26, 1999. This Proxy Statement and the accompanying notices and proxy cards are first being mailed to stockholders of Adirondack on or about May 4, 1999.

                               TABLE OF CONTENTS

THE SPECIAL MEETING..........................................................1
   Vote Required and Proxy Information.......................................1
   Voting Securities and Principal Holders Thereof...........................1
THE MERGER...................................................................3
   General...................................................................3
   Background and Reasons for the Merger.....................................3
   Opinion of CRG............................................................4
   Recommendations of the Board of Directors.................................7
   Merger Consideration......................................................7
   Treatment of Adirondack Stock Options.....................................8
   Appraisal Rights..........................................................8
   Delivery of Cash..........................................................9
   Interests of Directors and Officers in the Merger That Are Different From
     Your Interests..........................................................9
   Representations and Warranties............................................9
   Conditions to the Merger.................................................10
   The Bank Merger .........................................................10
   Regulatory Approvals.....................................................10
   Termination..............................................................10
   Covenants Pending Closing................................................11
   Expenses; Accounting Treatment...........................................11
   Federal Income Tax Consequences of the Merger............................11
BUSINESS OF CNB BANCORP, INC................................................12
BUSINESS OF ADIRONDACK FINANCIAL SERVICES BANCORP, INC......................12
   General..................................................................12
   Lending Activities.......................................................15
   Asset Quality............................................................24
   Investment Activities....................................................29
   Mortgage-Backed Securities...............................................30
   Sources of Funds.........................................................32
   Subsidiary Activities....................................................34
   Competition..............................................................34
   Employees................................................................34
   Properties...............................................................35
   Litigation...............................................................35
ADIRONDACK STOCK PRICES AND DIVIDEND INFORMATION............................37
  SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
  OF ADIRONDACK FINANCIAL SERVICES BANCORP, INC.............................38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  FOR THE QUARTER ENDED DECEMBER 31, 1998...................................40
   Forward Looking Statements...............................................40
   Year 2000 ("Y2K") Issues.................................................40
   Financial Condition......................................................41
   Comparison of Operating Results for the Three-Month Periods Ended
     December 31, 1998 and 1997.............................................42
   Liquidity and Funding....................................................43
   Capital..................................................................44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1998.............44
   Financial Condition......................................................45
   Asset/Liability Management...............................................46
   Comparison of Operating Results for the Years Ended September 30, 1998
     and 1997...............................................................47
   Comparison of Operating Results for the Years Ended September 30, 1997
     and 1996...............................................................50
   Asset Quality ...........................................................52
   Liquidity................................................................53
   Impact of Inflation and Changing Prices .................................54
   Impact of New Accounting Standards.......................................54
   Year 2000 Issues ........................................................55

INDEPENDENT ACCOUNTANTS.....................................................56
STOCKHOLDER PROPOSALS.......................................................56
OTHER MATTERS...............................................................57
INDEX TO FINANCIAL STATEMENTS
OF ADIRONDACK FINANCIAL SERVICES BANCORP, INC...............................58


APPENDICES
   I. Agreement of Merger (omitting schedules and exhibits) II.Fairness Opinion of Capital Resources Group, Inc. IIIText of Section 262 of the Delaware General Corporation Law

                               THE SPECIAL MEETING


     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Adirondack Financial Services Bancorp, Inc. of proxies to be used at a special meeting of stockholders to be held at the office of Adirondack, located at 52 North Main Street, Gloversville, New York, on May 24, 1999, at 4:00 p.m., New York time, and all adjournments and postponements of the meeting. At the meeting, you are being asked to consider and vote on the adoption of the Agreement of Merger, dated as of January 23, 1999, as amended, by and among Adirondack, CNB Bancorp, Inc. and CNB Acquisition Corp., and the approval of the transactions contemplated by that agreement.

Vote Required and Proxy Information

     All shares of our common stock represented at the meeting by properly executed proxies will be voted at the meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the adoption of the merger agreement. The Board of Directors does not know of any other matters that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting pursuant thereto will have the discretion to vote on such matters in accordance with their best judgment.

     The affirmative vote of a majority of all shares entitled to vote is necessary to adopt the merger agreement. Proxies marked to abstain with respect to the merger and broker non-votes will have the same effect as votes against the merger. In all other matters, the affirmative vote of the majority of shares on the matter shall be the act of the stockholders. One-third of the shares of the common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

     A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of Adirondack at or before the meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Adirondack at or before the meeting, or (iii) attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Priscilla J. Bell, Secretary, Adirondack Financial Services Bancorp, Inc., 52 North Main Street, Gloversville, New York 12078.

     On April 22, 1999, in connection with the settlement of outstanding litigation against it, Adirondack entered into a Settlement and Standstill Agreement with a number of stockholders who are believed to beneficially own approximately 130,580, or 19.08%, of the outstanding shares of Adirondack common stock. See "Business of Adirondack Financial Services Bancorp, Inc. - Litigation." Under the terms of the standstill agreement, the parties have agreed, among other things and subject to certain conditions, to vote in favor of the merger and against any proposal or nomination opposed by Adirondack's Board of Directors.

Voting Securities and Principal Holders Thereof

     The record date for this special meeting is April 26, 1999. Stockholders of record as of the close of business on the record date will be entitled to one vote for each share then held. As of that date, Adirondack had 684,348 shares of common stock issued and outstanding. The following table sets forth information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the common stock and (ii) all directors and executive officers of Adirondack and Gloversville Federal Savings and Loan Association as a group.


                                                   Shares Beneficially Owned         Percent
                Beneficial Owner                     at April 26, 1999               of Class
------------------------------------------------   -----------------------------    ---------
Five Percent Beneficial Owners
Gloversville Federal Savings and Loan Association             52,900(1)                7.73%
Employee Stock Ownership Plan.

Colvin G. Ryan(2)(3)                                            63,780                 9.32
724 Fleming Farm Road
The Plains, VA 22171

Morris Massry(2)(4)                                             53,000                 7.74
2 Cobblehill Road
Loudonville, NY 12211

SG Cowen Securities Corporation(5)                              35,510                 5.19
1221 Avenue of the Americas
New York, NY 10278

Directors and Named Officers
Lewis E. Kolar, Director, President and
  Chief Executive Officer                                        9,242(6)              1.35%

Priscilla J. Bell, Director and Corporate Secretary              4,250(7)                   (9)

Timothy E. Delaney, Director                                    15,000(7)              2.19%

Donald I. Lee, Director                                            500(7)                   (9)

Richard D. Ruby, Director and Chairman of the Board             16,000(7)              2.34%

Robert J. Sofarelli, Director                                    1,420(7)                   (9)

All directors and officers as a group (7 persons)               47,854(8)              6.99%


---------------------

(1) The amount reported represents shares held by the Employee Stock Ownership Plan ("ESOP"), 5,290 of which have been allocated to accounts of participants. Community Bank N.A. of Utica, New York, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP that have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account are voted by the trustee in the manner directed by the majority of the participants who directed the trustee as to the manner of voting their shares in the ESOP with respect to such issue. Shares for which no voting instructions are received are voted by the trustee in the trustee's discretion.

(2) Messrs. Ryan and Massry are parties to an agreement generally obligating them, subject to certain conditions, to vote in favor of the merger and the Board's nominees for director. See "Business of Adirondack Financial Services Bancorp, Inc. - Litigation."

(3) Based on information included in a Schedule 13D/A filed by Colvin G. Ryan with the Securities and Exchange Commission on October 13, 1998. Mr. Ryan's principal occupation is believed to be President of Lee and Mason Financial, Inc., an insurance agency. Mr. Ryan claimed sole voting power and sole dispositive power with respect to all of the shares of common stock reported in the Schedule 13D/A.

(4) Based on information included in a Schedule 13D filed by Morris Massry with the Securities and Exchange Commission on October 16, 1998. Mr. Massry's principal occupation is believed to be real estate investment. Mr. Massry claimed sole voting power and sole dispositive power with respect to all of the shares of common stock reported in the Schedule 13D.

(5) Based on information included in a Schedule 13G filed by SG Cowen Securities Corporation ("SG") with the Securities and Exchange Commission on February 8, 1999. SG is a broker/dealer and investment advisor which claimed voting power over none of the shares of common stock reported and shared dispositive power with respect to all of the shares of common stock reported.

(6) Does not include either 6,613 unvested restricted shares as to which the holder has no voting or dispositive power, or options to purchase 13,225 shares which may not be exercised within 60 days of the record date.

(7) Does not include either 1,322 unvested restricted shares as to which the holder has no voting or dispositive power, or options to purchase 3,306 shares which may not be exercised within 60 days of the record date.

(8) Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity or by certain family members, with respect to which shares the listed individuals or group members may be deemed to have sole or shared voting and/or investment power. This amount also includes an aggregate of 1,177 shares allocated to the accounts of participants under the ESOP. Does not include any awards made under Adirondack's 1998 Stock Option and Incentive Plan or the 1998 Recognition and Retention Plan as no such awards are yet vested.

(9)  Less than 1%.

     The directors of Adirondack have entered into voting agreements whereby such directors have agreed to vote all shares of Adirondack owned by them (46,412 shares in the aggregate) for approval of the merger agreement. As of the record date, the directors and executive officers of CNB and their affiliates as a group beneficially owned 4,000 shares of Adirondack common stock.

                                   THE MERGER

     The information in this Proxy Statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix I and incorporated by reference herein. You are urged to read the merger agreement in its entirety.

General

     If the merger takes place, Adirondack will be merged with a subsidiary of CNB and you will receive cash for your Adirondack shares. Our Board of Directors expects that you will receive approximately $21.92 in cash for each share of Adirondack that you own, but this amount may vary. Please read carefully the section titled "Merger Consideration" on page 7.

     After the conditions to consummation of the merger described below have been satisfied or waived (unless the merger agreement has been terminated), Adirondack and CNB will file a certificate of merger with the Secretary of State of Delaware that will make the merger effective.

Background and Reasons for the Merger

     On November 7, 1998 and November 17, 1998, Adirondack's Board conducted an extensive review of the strategic issues and choices facing Adirondack. In particular, the Board sought to identify what future course of action would be in the best interests of shareholders. The Board reviewed Adirondack's operations and financial position, its competitive position within its local market area, its ability to grow in the current economic environment, the costs and risks of diversifying its revenue stream through new products and services and its ability to reduce expenses. The Board also considered Adirondack's business plan, alternative earnings scenarios prepared by management, additional ways to enhance profitability, Adirondack's current stock price and the current acquisition environment. The Board then analyzed, with the assistance of its financial advisor, Capital Resources Group, Inc. ("CRG"), whether remaining independent would be in the best interests of Adirondack's stockholders. As a part of this process, the Board and CRG performed quantitative and qualitative analyses in order to estimate the price that Adirondack would receive in a merger transaction. The Board then compared the present value of the projected cash flows which would accrue to the shareholders (under several different earnings scenarios) were Adirondack to remain independent with the estimated price that Adirondack would receive from a merger. Based on this analysis, the Board concluded that it would be in the best interests of the stockholders to explore the merger or sale of Adirondack.

     The Board then considered an expression of interest which it had received from another financial institution interested in acquiring Adirondack. After an analysis of this potential acquiror and a discussion of the benefits which could accrue to shareholders from a combination with this potential acquiror, the Board concluded that it would be in the best interests of Adirondack's stockholders to explore such a combination and authorized CRG to open negotiations with it on Adirondack's behalf.

     On December 16, 1998, the Board reviewed the progress of the negotiations with the potential acquiror and the price per share that it had proposed. CRG indicated that it believed that there were other potential acquirors that might be willing to pay a higher price than the first potential acquiror. After in-depth discussions and analyses of the process which would likely result in the highest price per share and of various institutions that might be interested in acquiring Adirondack, the Board authorized CRG to contact the two potential acquirors, one of which was CNB, which it had identified as most likely (based on financial capacity and business focus) to pay a high price per share to acquire Adirondack.

     On January 6, 1999, CRG informed the Board that the first potential acquiror was willing to increase its proposed price per share by a modest amount and that each of the two additional potential acquirors had initially expressed interest in acquiring Adirondack at prices well in excess of the first potential acquiror's most recent proposed price per share. The Board was further informed that CNB's proposed price per share was significantly higher than the top of the range of the other additional potential acquiror and that such other additional potential acquiror had terminated discussions when it learned that Adirondack was in discussions with other parties . The Board was also informed that CNB had indicated that time was of the essence and that it was not willing to become involved in a bidding war to acquire Adirondack. Furthermore, the Board was informed that the consideration offered in the CNB proposal was cash and that CNB would not consider changing its proposed consideration to stock without a very substantial price reduction. Finally, the Board was informed that CNB had insisted on a price reduction if Adirondack's capital was below a specified level as of the month end prior to closing (the "minimum equity provision"). After reviewing (i) CNB's expression of interest, (ii) the factors considered at the November 1998 strategic planning meetings, (iii) the fact that CNB's proposed price was well above the price which CRG had originally estimated that Adirondack would likely receive in a sales transaction and (iv) the advice of its financial advisor, the Board authorized CRG and Adirondack's management to commence negotiations with CNB on a definitive acquisition agreement.

     On January 19, 1999, the Board reviewed the progress of negotiations with CNB. At the meeting, CRG indicated its strong recommendation of the proposed transaction. The Board also reviewed a draft of the definitive acquisition agreement and noted that CNB had made most of the requested changes but had refused to delete the minimum equity provision. On January 23, 1999, CRG presented its formal financial analysis of the transaction and advised the Board that the merger consideration offered by CNB was fair to Adirondack's stockholders from a financial point of view. After reviewing the details of the proposed definitive acquisition agreement and noting the statement of CNB that it was unwilling to make any more material concessions (including the removal of the minimum equity provision from the definitive acquisition agreement), the Board concluded that the merger was in the best interests of Adirondack and its stockholders and authorized the execution of the definitive acquisition agreement.

Opinion of CRG

     Adirondack retained CRG as its financial advisor in connection with the merger and requested that CRG render its opinion with respect to the fairness, from a financial point of view, of the merger consideration to the stockholders of Adirondack. CRG rendered its written opinion to the Adirondack Board that, as of January 23, 1999, the merger consideration was fair, from a financial point of view, to the stockholders of Adirondack. CRG has consented to the inclusion of this opinion as Appendix II and the related disclosure in this Proxy Statement.

     The full text of the opinion of CRG, which is attached as Appendix II to this Proxy Statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by CRG, and should be read in its entirety. CRG's opinion should not be construed by holders of Adirondack shares as a recommendation as to how such holders should vote at the special meeting.

     CRG is an investment banking and financial consulting firm which, as part of its specialization in financial institutions, is regularly engaged in providing financial valuations and analyses of business enterprises and securities in connection with mergers, acquisitions, mutual-to-stock conversions, initial and secondary stock offerings and other corporate transactions. The Adirondack Board chose CRG because of its expertise, experience and familiarity with Adirondack and the financial institution industry and its prior work for and relationship with Adirondack in connection with Adirondack's initial public offering of common stock. CRG reviewed the terms of the merger agreement and the related financial data and reviewed these issues with the Board of Directors and executive management of Adirondack. No limitations were imposed on CRG by the Adirondack Board with respect to the investigation made or procedures followed by it in rendering its opinion. As discussed previously, CRG participated in the negotiations between Adirondack and CNB in which the amount of consideration for the Adirondack shares was agreed upon.

     In the course of rendering its fairness opinion, the following factors were considered by CRG:

     1.   The proposed terms of the merger agreement;

     2. The audited financial statements of Adirondack for the fiscal years ended September 30, 1994 through 1998, the quarterly reports to the OTS covering the period through September 30, 1998, the latest available asset/liability reports and other miscellaneous internally-generated management information reports and business plan, as well as other publicly available information;

     3. Annual Report on Form 10-K for fiscal 1998, which provides a discussion of Adirondack's business and operations and a review of various financial data and trends;

     4. Discussions with executive management of Adirondack regarding the business operations, recent financial condition and operating results and future prospects of Adirondack;

     5. Comparisons of Adirondack's financial condition and operating results with those similarly sized thrift institutions operating in New York and the United States;

     6. Comparisons of Adirondack's financial condition and operating performance with the published financial statements and market price data of publicly traded thrift institutions in general and publicly traded thrift institutions in Adirondack's region of the United States specifically;

     7. The relevant market information regarding the shares of common stock of Adirondack including trading activity and information on options to purchase shares of common stock;

     8. Other financial and pricing analyses and investigations as deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies considered to be generally similar to Adirondack;

     9. Examination of Adirondack's economic operating environment and the competitive environment of Adirondack's market area; and

     10. Available financial reports and financial data for CNB, including the annual report to stockholders and form 10-K report covering the fiscal year ended December 31, 1997, quarterly reports, other internal and regulatory financial reports provided by management of CNB and other published financial data; CNB's banking office network; and the pricing trends of CNB's common stock and dividend payment history.

     11. Visits to CNB's administrative and executive offices and interviews with CNB's management.

     The fairness opinion states that CRG has relied on the accuracy and completeness of the information provided by the parties to the agreement and obtained by it from public sources and the representations and warranties in the merger agreement, without independent verification. CRG did not make an independent evaluation or appraisal of the assets and liabilities of Adirondack and CNB.

     The summary set forth below describes the approaches utilized by CRG in support of its fairness opinion. It does not purport to be a complete description of the analyses performed by CRG in this regard.

     Overview of Valuation Methodology. In preparing its fairness opinion, CRG has evaluated whether the financial proposal for acquisition is fair from a financial point of view to the stockholders of Adirondack. The fairness of the acquisition offer is determined by comparing the offer to acquisition offers received by other comparable types of companies over a time-frame that reflects a similar economic environment. The comparison included an examination of key financial characteristics of the comparative acquisition companies, including balance sheet, earnings and credit risk characteristics.

     Adirondack's key operating statistics and ratios were compared to a select group of thrift institutions that have also been the subject of a proposed or completed acquisition. It is important to note that the comparative group utilized in the fairness opinion was comprised only of thrift institutions (rather than commercial banks), given the distinctive financial, operating and regulatory characteristics of the thrift industry. These thrift institutions were divided into two broad categories for purposes of the analysis; (a) institutions that have recently completed an acquisition; and (2) institutions subject to a pending acquisition. CRG reviewed relevant acquisition pricing ratios, notably offer price-to-earnings, offer price-to-book value (and price-to-tangible book value), offer price-to-deposits, offer price-to-assets, and offer price-to-trading price (before the announcement, where available) of the comparative group and compared these ratios to those of Adirondack. The analysis included a review and comparison of the mean and median pricing ratios represented by a sample of 13 comparative group thrifts concentrated in the Mid-Atlantic, Midwestern, New England and Southeastern United States.

     Pricing Comparison. Based on an offer price of $15 million in the aggregate in cash for all outstanding shares of Adirondack common stock, there resulted the following acquisition pricing ratios for Adirondack relative to those of the comparative group:

   (1) Adirondack's price/earnings multiple of 57.7x (or 46.6x based on adjusted earnings) substantially exceeded the mean and median price/earnings multiples of the comparative group. The mean and median price/earnings multiples of the comparative group were 28.1x and 23.5x, respectively.

   (2) Adirondack's price/tangible book value ratio of 158.8% compared to the mean and median price/tangible book value ratios of 145.7% and 149.4%, respectively, for the comparative group.

   (3) Adirondack's price/deposits ratio of 25.6% compared to a mean and median price/deposits ratio of 22.7% and 18.9%, respectively, for the comparative group.

     (4) Adirondack's price/assets ratio of 21.3% compared to a mean and a median price/assets ratio of 18.1% and 17.0%, respectively, for the comparative group.

   (5) Adirondack's offer price/trading price ratio of 156.5% (based on a $14.00 per share recent trading price for Adirondack) prior to announcement of the agreement compared to mean and median offer price/trading price ratios of the comparative group of 126.6% and 121.7%, respectively.

     In analyzing the reasonableness of Adirondack's acquisition pricing ratios relative to those of the comparative group, CRG considered the following factors:

   (1) Adirondack reported a lower level of profitability compared to that of the comparative group. Adirondack's return on assets ("ROA") of 36 basis points compared to an average ROA of 61 basis points for the comparative group.

   (2) Adirondack's lower level of profitability reflected a higher net interest margin which was more than offset by a higher operating expense ratio and lower non-interest operating income level relative to the comparative group. The Association generated a higher yield/cost spread relative to the comparative group.

   (3) Adirondack's lower ROA but a similar net worth ratio translated into a lower return on equity ("ROE"). Adirondack's ROE of 3.8% compared to an average and median ROE for the peer group of 4.9% and 5.2%, respectively.

   (4)   A  review  of  other   important   financial   ratios   indicated  that
         Adirondack's non-performing asset level compared unfavorably to that of the peer group.

     Therefore, based on the above financial comparisons, CRG believed that, on balance, Adirondack's acquisition pricing ratios were reasonable when compared to the comparative group's acquisition pricing ratios.

     Also, CRG noted that at the time of its initial public offering in April 1998, Adirondack's conversion price was $10.00 per share. Thus, the anticipated acquisition price of $21.91per share represents a significant return on the Association's conversion price, a yield of just over 119%.

     Discounted Dividend Stream and Terminal Value Analysis. CRG also performed an analysis of potential returns to shareholders of Adirondack, which was based on an estimate of Adirondack's future cash dividend streams to shareholders and Adirondack's future stock price and sell-out price (terminal value). This analysis assumed Adirondack was not acquired but remained independent for at least three to five years. This analysis utilized certain key assumptions for Adirondack, including the most likely asset growth and earnings level scenario. The analysis also incorporated a stock repurchase during year one of 15% of outstanding shares (100,000) through a dutch auction and assumed regular, periodic dividend payments.

     To approximate the range of terminal values of Adirondack common stock at the end of a three year and five year period, CRG applied a price-to-earnings multiple of 28.1x, and a price/tangible book value ratio of 145.7%. The resulting terminal values and dividend streams were then discounted to present values using different discount rates (ranging from 10% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Adirondack common stock.

     The analysis indicated a present value for the Adirondack common stock and future dividend payments ranging from $15.19 (based on a 15% discount rate) to $17.34 (based on a 10% discount rate) assuming the Bank is acquired after three years. Based on a five year time frame, the resulting present value figures were lower.

     The results of the above described analysis confirmed that the merger consideration being offered by CNB to Adirondack stockholders was reasonable. In preparing its analysis, CRG made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of CRG and Adirondack. The analysis performed by CRG is not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analysis.

     CRG will receive approximately $180,000 for financial advisory services rendered to Adirondack in connection with the merger, including $32,000 for its fairness opinion and reimbursement for out-of-pocket expenses. Adirondack has also agreed to indemnify CRG and certain related persons against certain liabilities relating to or arising out of this engagement. CRG and its wholly-owned subsidiary, Capital Resources, Inc., were paid fees of $100,000 in connection with the services performed in connection with the Association's mutual-to-stock conversion.

Recommendations of the Board of Directors

     The Adirondack Board has unanimously adopted and approved the merger agreement and the transactions contemplated thereby and has determined that the merger is in the best interests of Adirondack and its stockholders. The Adirondack Board therefore recommends a vote FOR adoption of the merger agreement.

Merger Consideration

     CNB has agreed to pay $15 million for all outstanding shares of Adirondack stock, but this amount may be reduced under two circumstances.

   o Section 1.1(f) of the merger agreement provides that the $15 million will be reduced by the amount that the stockholders' equity of Adirondack (subject to certain adjustments specified in the merger agreement) is less than $9,114,959 as of the month end prior to the closing of the merger. The adjusted stockholders' equity of Adirondack was $9,255,915 as of March 31, 1999.

   o Section 4.18 (b) of the merger agreement provides that the $15 million will be reduced by the amount that the after-tax costs of remediation required under environmental laws exceed $50,000 (subject to certain limitations specified in the merger agreement).

     Each of your shares of Adirondack stock will be converted into the right to receive a pro-rata share of the price paid by CNB. This pro-rata share will be calculated by dividing the total price to be paid by the number of Adirondack shares outstanding at the effective time, excluding any shares owned by CNB or its subsidiaries.

     Based on the 684,348 shares of Adirondack outstanding on April 26, 1999, and assuming the full $15 million is paid by CNB and that there are no reductions attributable to either of the provisions discussed above, each of your shares should be exchanged for $21.92 in cash. However, there can be no guarantee that unexpected developments will not cause a reduction of that amount.

Treatment of Adirondack Stock Options

     At the record date, there were options for 46,039 shares outstanding under Adirondack's 1998 Stock Option and Incentive Plan. At the effective time, each option to purchase one share of Adirondack stock shall become an option to purchase 0.575 shares of CNB common stock upon the same terms and conditions, except the exercise price per share will be similarly adjusted. The Adirondack stock option plan will be assumed by CNB. CNB will register the shares to be issued pursuant to these options under the Securities Act.

     Options of persons who will not serve as directors, officers, employees or advisory directors of CNB is any of its subsidiaries will be forfeited when they terminate service. However, Adirondack has been informed by CNB that the amount of any stock options forfeited as a result of the involuntary termination without cause of an Adirondack employee will be taken into amount in establishing a severance payment for such employee.

Appraisal Rights

     If you comply with the statutory provisions of Section 262 of the Delaware General Corporation Law (a copy of which is attached as Appendix III and incorporated in this Proxy Statement by reference), you will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of your Adirondack common stock and to receive payment of such amount instead of the amount to be paid pursuant to the merger agreement. The value as determined by the Delaware Court of Chancery may be more or less than the value to which you are entitled to under the merger agreement. If you desire to exercise rights of appraisal, you should refer to the statute in its entirety and should consult with legal counsel prior to taking any action to ensure that you comply strictly with the applicable statutory provisions.

     In summary, to exercise appraisal rights, you must:

     o Hold your shares of Adirondack common stock on the date of the making of a demand for appraisal of such shares and continuously hold your shares through the effective time of the merger;

     o Deliver to Adirondack a written demand for appraisal of your shares before the vote on the merger is taken; and

     o Not vote in favor of the merger (note that a vote, in person or by proxy, against adoption of the merger agreement will not by itself constitute a written demand for appraisal).

     If you properly exercise your appraisal rights, you will be notified of the merger within 10 days after the effective time.

     Within 120 days after the effective time, if you have properly exercised your appraisal rights, you may file a petition with the Delaware Court of Chancery seeking a determination of the value of the stock of all Adirondack stockholders properly exercising their appraisal rights. The Court of Chancery must hold a hearing and determine the fair value (exclusive of any element of value arising from the merger), together with a fair rate of interest to be paid on the fair value. CNB, as Adirondack's successor, will pay the fair value of Adirondack common stock held by stockholders seeking appraisal and interest determined by the Court in cash. Notwithstanding the foregoing, at any time within 60 days after the effective time, any stockholder will have the right to withdraw his or her demand for appraisal rights and accept the terms offered in the merger.

     Your failure to vote against the proposal to adopt the merger agreement will not constitute a waiver of your appraisal rights under Delaware Law. However, a vote against adoption of the merger agreement will not satisfy your obligations if you are seeking an appraisal. You must still give notice pursuant to Section 262 of the Delaware Law.

Delivery of Cash

     An exchange agent designated by CNB will deliver to each Adirondack holder of record a transmittal letter and instructions to be used in surrendering stock certificates in exchange for a check representing the amount of cash which such stockholder has the right to receive. Adirondack stockholders should not forward their Adirondack certificates until they receive the transmittal letter and instructions. After the effective time of the merger, there will be no further transfers on the records of Adirondack of the certificates, and, if such certificates are presented to CNB for transfer, they will be cancelled against delivery of cash.

Interests of Directors and Officers in the Merger That Are Different From Your Interests

     Set forth below are descriptions of interests of directors and executive officers of Adirondack in the merger in addition to their interests as stockholders of Adirondack generally. The Adirondack Board was aware of these interests and considered them in approving the merger agreement and the transactions contemplated thereby.

     Directors after the Merger. Two of the persons listed below, each of whom is currently a director of Adirondack, will be added both to the board of CNB and to the board of CNB's subsidiary bank. In addition, each other person listed below, shall be entitled to serve as either a director or advisory director of CNB or its subsidiary bank until October 9, 2003. The persons entitled to such positions are Dr. Priscilla J. Bell, Timothy E. Delaney, Lewis E. Kolar, Donald
I. Lee, Richard D. Ruby and Dr. Robert J. Sofarelli.

     Employment Arrangements. Under a change in control severance agreement with Adirondack's subsidiary, Mr. Kolar will receive a lump sum payment of $168,000 and continued health insurance benefits through April 21, 2001. Under Adirondack's Employee Severance Compensation Plan, the merger will cause Michael
J. Pepe to become entitled to a severance payment of $50,500 if he is terminated by CNB, or if he voluntary terminates for certain specified reasons, within one year from the merger.

     Stock Option and Recognition and Retention Plan. The currently outstanding stock options of Adirondack will be converted into options of CNB and the Adirondack stock option plan will remain in effect until at least October 9, 2003. The Adirondack Recognition and Retention Plan will remain in effect until at least October 9, 2003 and awards will continue to vest as long as a recipient maintains continuous service as an employee, director, or advisory director. Adirondack has been informed by CNB that the value of any unvested RRP or stock option awards which are forfeited as the result of the involuntary termination without cause of an Adirondack employee will be taken into account in establishing a severance payment for such employee.

     Employee Stock Ownership Plan. Promptly after closing, Adirondack's ESOP shall be terminated and, after repayment of its borrowings and other liabilities, the remaining assets shall be distributed to eligible employees in accordance with applicable Internal Revenue Service rules.

Representations and Warranties

     In the merger agreement each of CNB and Adirondack has made representations and warranties relating to, among other things, the parties' respective organization, accuracy of consolidated financial statements, the absence of material adverse changes in its business, financial condition, operations or properties, corporate actions in connection with the approval and execution of the merger agreement and related documents, authority relative to the merger agreement, employment arrangements and year 2000 compliance. In addition, Adirondack has made representations and warranties relating to its capitalization, the absence of certain legal proceedings, compliance with laws, regulations and other requirements, employment arrangements, employee benefits, properties and assets, material agreements and contracts, tax matters, environmental matters and loan portfolio. CNB has represented and warranted that it has the financial ability to pay the merger consideration. For detailed information on such representations and warranties, see Articles II and III of the merger agreement attached hereto as Appendix I.

Conditions to the Merger

     The   obligations  of  CNB  and  Adirondack  to  complete  the  merger  are conditioned on:

     o The material accuracy of the other party's representations and warranties as of the closing and the performance by the other party of all agreements.

     o The receipt of certain documents evidencing compliance with the agreement.

     o    The approval of all regulatory authorities.

     o    The approval of the merger agreement by the other party's board.

     o    The  adoption  of  the  merger   agreement  by  the   stockholders  of
          Adirondack.

     o    The absence of certain litigation.

     o    The receipt of a legal opinion from the other party's counsel.

     o The updating, if necessary, of the other party's representation and warranties.

     In addition, the obligation of CNB to complete the merger is conditioned on:

     o    The resignation of an Adirondack employee.

     o    No increase in awards under Adirondack benefit plans.

     o    The receipt of non-competition agreements from Adirondack directors.

     The obligation of Adirondack to complete the merger is also conditioned on CNB's deposit of the merger consideration with the exchange agent.

     For more detailed information on the conditions to the merger, see Article V of the merger agreement attached hereto as Appendix I.

The Bank Merger

     After the effective time, Adirondack's subsidiary savings association will be merged with CNB's subsidiary bank.

Regulatory Approvals

     The merger is subject to prior approval by the Board of Governors of the Federal Reserve System and the merger of their subsidiaries is subject to prior approval of the Office of Comptroller of the Currency.

     The merger may not proceed in the absence of the requisite regulatory approvals. There can be no assurance that all such regulatory approvals will be obtained or as to the dates of such approvals. The merger may not be consummated for a period of 30 days after receipt of the final approval under federal law, unless no adverse comment has been received from the Department of Justice, in which case the transaction may be consummated on or after the 15th day after such final approval.

Termination

     The representations, warranties and agreements in the merger agreement will not survive the effective time, and will terminate at that time, except with respect to agreements which by their terms are intended to be performed after the effective time.

     The merger agreement may be terminated at any time prior to the effective time, whether before or after approval by the stockholders of Adirondack:

     o    By mutual consent of the parties.

     o By either party if all regulatory approvals have not been obtained by September 30, 1999.

     o    By either party if the merger has not closed by December 31, 1999.

     o    By either party if the other party materially defaults.

     o By Adirondack, if the fiduciary duty of its Board of Directors requires them to accept a superior proposal.

     o By Adirondack, if after-tax costs of remediation required under environmental laws exceed $300,000.

     For additional information, see Section 6.5 of the merger agreement, attached hereto as Appendix I.

     If the merger agreement is terminated due to a material default, the defaulting party must pay a termination fee of $500,000 to the terminating party. If Adirondack terminates to accept a superior proposal, or defaults in connection with a competing proposal, Adirondack must pay an aggregate of $750,000 to CNB. For additional information see Section 6.3 of the merger agreement attached hereto as Appendix I.

Covenants Pending Closing

     Pursuant to the merger agreement, Adirondack has agreed, except as otherwise contemplated by the merger agreement, to conduct its business in the usual and ordinary course, consistent with prudent banking practices, pending completion of the merger. For detailed information regarding additional restrictions applicable to Adirondack, see Section 4.1 of the merger agreement, attached hereto as Appendix I. CNB has agreed to conduct its business consistent with prudent banking.

Expenses; Accounting Treatment

     All expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. The merger will be treated as a purchase in accordance with generally accepted accounting principles.

Federal Income Tax Consequences of the Merger

     The following is a general discussion, based on current law, of certain of the expected federal income tax consequences applicable to Adirondack stockholders who receive cash in exchange for their shares pursuant to the merger. This summary discusses only certain tax consequences to United States persons (i.e., citizens or residents of the United State and domestic corporations) who hold shares as capital assets. It does not discuss the tax consequences that might be relevant to stockholders entitled to special treatment under the federal income tax law (such as Individual Retirement Accounts and other deferred accounts, life insurance companies and tax exempt organizations) or to stockholders who hold their shares in special circumstances (such as stockholders who hold shares as part of a straddle or conversion transaction).

     A stockholder will recognize taxable gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such stockholder's tax basis in the shares surrendered in exchange therefor. In general, such gain or loss will be capital gain or loss if such shares are capital assets in the hands of such stockholder at the time of the exchange and will be long-term capital gain or loss if, at the time of the exchange, such stockholder's holding period for the shares is more than one year.

     No ruling has been requested from the IRS as to any of the tax effects to stockholders of the transactions discussed in this Proxy Statement, and no opinion of counsel has or will be rendered to stockholders with respect to any of the tax effects of the merger or the other related transactions.

     Stockholders are urged to consult their own tax and financial advisors as to the federal income tax consequences of the merger to them, and also as to any state, local, foreign or other tax consequences.

                          BUSINESS OF CNB BANCORP, INC.

     CNB Bancorp, Inc. is the holding company for City National Bank and Trust Company, which is headquartered in Gloversville, New York and has four branches located in Fulton County, New York. City National Bank and Trust Company is engaged in a general banking business with a range of banking and fiduciary services including checking, negotiable orders of withdrawal, savings, certificates of deposit and club deposit accounts. The bank offers a wide range of loan products, including commercial, real estate, and installment loans. Overdraft banking lines of credit are also offered.

     The mailing address of CNB Bancorp, Inc. is 12-24 North Main Street, Gloversville, New York 12078. Its telephone number is 518-773-7911. There have been no arrangements, understandings, relationships, negotiations or transactions between Adirondack and CNB except as contemplated by the merger agreement.

             BUSINESS OF ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

General

     Adirondack Financial Services Bancorp, Inc. was incorporated under Delaware law in December 1997 as a savings and loan holding company to purchase 100% of the common stock of Gloversville Federal Savings and Loan Association (the "Association"). On April 6, 1998, the Association converted from a mutual form to a stock institution, at which time Adirondack purchased all of the outstanding stock of the Association, and Adirondack completed its initial public offering, issuing 661,250 shares at $10.00 per share. Net proceeds to Adirondack were $6.0 million after conversion and stock offering costs, and $5.5 million excluding the shares acquired by Adirondack's newly formed Employee Stock Ownership Plan (the "ESOP").

     The consolidated financial condition and operating results of Adirondack are primarily dependent upon its wholly owned subsidiary, the Association, and all references to Adirondack and its financial data prior to April 6, 1998, except where otherwise indicated, refer to the Association and its financial data.

     The Association has operated as a community-oriented financial institution, obtaining deposits from its local community and investing those deposits principally in residential one-to-four family mortgage loans and, to a lesser extent, multi-family and commercial real estate, commercial business, home equity and consumer loans. In addition, the Association invests excess funds not used for loan originations in securities issued by the United States government or its agencies, and mortgage backed securities. Deposits are offered at various interest rates only within the Association's primary market area. There are no brokered deposits maintained by the Association.

     Regulation. The Association is a federally-chartered savings and loan association and is a member of the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"), which insures the Association's deposits up to applicable limits. The SAIF is backed by the full faith and credit of the United States Government. Accordingly, the Association is subject to broad federal regulation and oversight extending to all its operations. As a savings and loan holding company of the Association, Adirondack is also subject to federal regulation and oversight. The purpose of the regulation of Adirondack and other holding companies is to protect subsidiary savings associations. The Association is also a member of the Federal Home Loan Bank of New York ("FHLB") and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board").

     The Office of Thrift Supervision ("OTS") has extensive supervisory authority over the operations of federally-chartered savings associations. As part of this authority, the Association is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS. The last regular OTS examination of the Association was March 1998. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS, the examiners may require the Association to provide for higher general or specific loan loss reserves. All federally-chartered savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS. The Association's assessment for the semi-annual period ended December 31, 1998 was $14,640.

     The OTS also has extensive enforcement authority over all federally-chartered savings institutions and their holding companies, including the Association and Adirondack. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

     In addition, the investment, lending and branching of the Association is prescribed by federal laws, and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. The Association is in compliance with the noted restrictions.

     Adirondack is a unitary savings and loan holding company, and it sole FDIC-insured subsidiary, the Association, is a qualified thrift lender ("QTL"). Therefore, Adirondack generally has broad authority to engage in various types of business activities. If Adirondack were to acquire another insured institution as a separate subsidiary or if the Association fails to remain a QTL, Adirondack's activities will be limited to those permitted of multiple savings and loan holding companies. In general, a multiple savings and loan holding company (or subsidiary thereof that is not an insured institution) may, subject to OTS approval in most cases, engage in activities comparable to those permitted for bank holding companies, certain insurance activities, and certain activities related to the operations of its FDIC-insured subsidiaries.

     Capital Requirements. Federally insured savings associations, such as the Association, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     The Association must maintain (a) tangible capital of 1.5% of tangible assets, (b) core capital of 4.0% of adjusted tangible assets, and (c) a risk-based capital of 8.0% of risk-weighted assets. Under current law and regulations, there are no capital requirements directly applicable to Adirondack. The Association exceeds all minimum capital standards imposed by the OTS. At September 30, 1998, the Association had a tangible capital and core capital ratio of 10.59% and a risk-based capital ratio of 19.62%. At December 31, 1998, the Association had a tangible capital and core capital ratio of 10.44% and a risk-based capital ratio of 20.01%.

     OTS regulations (the implementation of which have been delayed) require that certain institutions with more than normal interest rate risk must make a deduction from capital before determining compliance with the minimum capital requirements. The Association is currently exempt from the deduction requirement because it has total assets less than $300 million and risk-based capital in excess of 12%. However, the Association's capital ratios are high enough that even if the rules are implemented and the exemption is withdrawn, the deduction would not have a material effect on the Association's compliance with OTS capital requirements.

     The OTS has the authority to require that an institution take prompt corrective action to solve problems if the institution is undercapitalized, significantly undercapitalized or critically undercapitalized. Because of the Association's high capital ratios, the prompt corrective action regulations are not expected to have an effect on the Association.

     Deposit Insurance Premiums. The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized and considered healthy pay the lowest premium. If the Association's capital ratios substantially deteriorate or if the Association is found to be otherwise unhealthy, the deposit insurance premiums payable by the Association could increase.

     In September 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "1996 Act") became law. Before the 1996 Act, SAIF insured institutions were paying deposit insurance premiums at a rate much greater than Bank Insurance Fund ("BIF") insured institutions. The 1996 Act imposed a one time assessment on all SAIF institutions and then equalized the insurance premiums for BIF and SAIF institutions. At the same time, the 1996 Act required BIF and SAIF institutions to contribute to the costs of the "FICO" bonds sold in the late 1980's to finance the savings and loan bailout. The "FICO" bond assessment for the semi-annual period ended December 31, 1998 for SAIF institutions was .061% of insured deposits or $8,206 for the Association.

     Limitations on Dividends and Other Capital Distributions. OTS regulations impose limits on dividends or other capital distributions by savings institutions based on capital levels and net income. An institution, such as the Association, that meets or exceeds all of its capital requirements (both before and after giving effect to the distribution) and is not in need of more than normal supervision, may make capital distributions during a calendar year of up to the greater of (i) 100% of net income for the current calendar year plus 50% of its capital surplus (capital in excess of regulatory requirements) or (ii) 75% of its net income over the most recent four quarters. Any additional capital distributions require prior regulatory approval.

     The Association's capital levels exceed regulatory minimums to such an extent that the substantive restrictions on dividends are not expected to have a material effect on the Association. However, OTS regulations also impose procedural restrictions. The Association must give the OTS at least 30 days' written notice before making any capital distributions. All such capital distributions are subject to the OTS' right to object to a distribution on safety and soundness grounds. The OTS has proposed regulations that would eliminate the notice requirement for the highest rated institutions so that advance notice would not be required for most normal dividends. The Association expects that it will not be required to give notice under normal circumstances if the new proposal is adopted in its current form.

     Qualified Thrift Lender. A savings association will be a QTL if its qualified thrift investments equal or exceed 65% of its portfolio assets on a monthly average basis in nine of every 12 months. Qualified thrift investments include, among others, (i) certain housing-related loans and investments (notably including residential one-to-four family mortgage loans), (ii) certain federal government and agency obligations, (iii) loans to purchase or construct churches, schools, nursing homes and hospitals (subject to certain limitations),
(iv) shares of stock issued by any Federal Home Loan Bank, and (vi) shares of stock issue by the FHLMC or the FNMA (subject to certain limitations). At September 30 and December 31, 1998, the Association satisfied the QTL test.

     If the Association fails to remain a QTL, it must either convert to a national bank charter or be subject to restrictions on its activities specified by law and the OTS regulations, which restrictions would generally limit activities to those permitted for national banks. Also, three years after the savings institution ceases to be a QTL, it would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding borrowings from any Federal Home Loan Bank.

     Community Reinvestment Act. Under the Community Reinvestment Act (the "CRA"), as implemented by OTS regulations, the Association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Association is periodically examined by the OTS for compliance with the CRA. Subject to certain exceptions and elections, the Association's CRA performance will be evaluated based upon the lending, investment and service activities of the Association. In the last CRA examination performed by the OTS, the Association received a rating of satisfactory.

     Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. The Association was in compliance with the reserve requirements at September 30 and December 31, 1998.

     Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

     Taxation. Adirondack pays federal and New York State income taxes on its income. Adirondack will file a consolidated income tax return with the Association for the taxable year ending December 31, 1998. As a Delaware holding company, Adirondack is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. Adirondack is also subject to an annual franchise tax imposed by the State of Delaware.

     Market Area. The Association conducts business through its main office located at 52 North Main Street, Gloversville, New York and a branch office located at 295 Broadway, Saratoga Springs, New York. The Association's market area for deposits consists primarily of Fulton and Saratoga Counties. The Association's primary market area for lending activities consist of communities within Fulton and Saratoga Counties, as well as portions of Hamilton and Montgomery Counties, New York.

     Gloversville, New York is located in Fulton County approximately 50 miles Northwest of Albany, New York. Gloversville and the surrounding communities include a population of low- and moderate-income neighborhoods. Gloversville has undergone significant economic hardships as the major leather industries that were once the focal point of industrial strength for the region have relocated to other parts of the world. Gloversville, with its neighboring city Johnstown, have recently experienced some revitalization as a number of manufacturing entities have opened manufacturing plants in the area, capitalizing on the region's lower labor and operating costs. The housing in the Gloversville area consists mainly of one-to-four family residences within the city limits. Outside Gloversville, in the rural areas leading into the Adirondack Mountains, there are many nonconforming properties which are generally used as summer homes and camps. Real estate values in these areas have experienced a steady decline in recent years.

     Saratoga Springs, New York is located in Saratoga County approximately 40 miles North of Albany, New York. Saratoga Springs and the surrounding communities include a diverse population of low income neighborhoods, as well as middle class and more affluent neighborhoods. The housing market has been very strong in Saratoga County and expectations are that the trend will continue. This part of the Association's market also includes substantial commercial areas supporting small to large manufacturing, industrial and professional service companies.

Lending Activities

     Historically, the Association originated 30-year, fixed-rate mortgage loans secured by one-to-four family residences. In fiscal 1995, the Association began to diversify its portfolio by more actively originating multi-family and commercial real estate loans and commercial business loans; however, subsequent to the end of fiscal 1998, the Board determined to reduce its origination of such loans. Currently, all loans originated by the Association are held to maturity as portfolio loans. At September 30, 1998, the Association's gross loan portfolio totaled $51.8 million. At December 31, 1998, the Association's gross loan portfolio totaled $51.4 million.

     Pursuant to Federal law the aggregate amount of loans that the Association is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of unimpaired capital and surplus. At September 30, 1998, based on the above, the Association's loans-to-one borrower limit was approximately $1.6 million. On the same date, the Association had no borrowers with balances in excess of this amount. As of September 30, 1998, the largest dollar amount outstanding to one borrower, or group of related borrowers, was $528,000 and was secured by commercial real estate and building located in
Saratoga County. This loan was performing in accordance with its terms at September 30, 1998, and the Association has obtained personal guarantees (or direct personal liability) from the principals on this loan. As of September 30, 1998, there were 11 other multi-family and commercial real estate or commercial business loans with carrying values in excess of $300,000. See also "Multi-family and Commercial Real Estate Lending."

     The Association's lending is subject to its written underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Association's appraisal policy) by the Association's independent appraisers. The loan applications are designed primarily to determine the borrower's ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations.

     Association employees with lending authority are designated, and their lending limit authority defined, by the Board of Directors of the Association. The lending authority limits are applied based on aggregate loan balances due the Association, including any pending loan requests. The approval of the Association's Board of Directors is required for any loans where the aggregate borrowings of the subject entity or individual exceed $250,000. Loan Committee approval is required for all loans where the aggregate borrowings of the subject entity or individual exceed $150,000 but are less than $250,000. The Loan Committee includes the President, the Vice President of Commercial Lending, one outside Board member and two other Association officers.

     For multi-family and commercial real estate and commercial business loans, the President and Vice President of Commercial Lending each have the authority to approve secured loans up to $100,000 and unsecured loans up to $50,000. Joint approval by the President and Vice President of Commercial Lending is required for multi-family and commercial real estate and commercial business loans greater than $100,000 ($50,000 for unsecured loans) but not exceeding $150,000.

     The President or the Vice President of Commercial Lending have the authority to approve residential mortgages up to $150,000. The President also has the authority to approve secured consumer loans up to $150,000 and unsecured consumer loans up to $50,000. The Vice President of Commercial Lending has the authority to approve secured consumer loans up to $50,000 and unsecured consumer loans up to $10,000.

     The following table presents the composition of the Association's loan portfolio by loan type at the dates indicated.



                                                       At September 30,
                  -----------------------------------------------------------------------------------------------------------------

                        1998                     1997                1996                      1995                  1994
                  ----------------------  -------------------  -------------------    --------------------   --------------------

                                                              (Dollars in Thousands)
                     Amount    Percent    Amount     Percent     Amount    Percent    Amount      Percent     Amount     Percent
                    -------    --------   -------   --------   ---------   --------   --------    --------    -------    ---------
Real Estate
Loans
One-to-four
family ..........    $35,706       68.9   $36,891      71.92   $40,262       78.8     $42,578      86.41   $42,973      91.89%
Multi-family and
commercial ......      8,614      16.62     7,950      15.50     4,635       9.07       1,712       3.47       878       1.88
Construction ....        606       1.17       539       1.05       938       1.84         742       1.51       701       1.50
                     -------    -------   -------    -------   -------    -------     -------    -------   -------    -------
Total Real Estate
Loans ...........    $44,926       86.7   $45,380      88.47   $45,835      89.71       5,032      91.39   $44,552      95.27%
Other Loans
Commercial
business ........      2,624       5.06     1,422       2.77     1,230       2.41       1,052       2.14        --         --
Home Equity .....      3,143       6.07     3,379       6.59     2,869       5.62       2,265       4.60     1,352       2.89
                     -------    -------   -------    -------   -------    -------     -------    -------   -------    -------
Other consumer ..      1,122       2.17     1,111       2.17     1,154       2.26         920       1.87       861       1.84
                     -------    -------   -------    -------   -------    -------     -------    -------   -------    -------
Total Other Loans    $ 6,889      13.30   $ 5,912      11.53   $ 5,253      10.29%      4,237       8.61   $ 2,213       4.73%
Gross loans .....    $51,815     100.00   $51,292     100.00   $51,088     100.00     $49,269      100.0   $46,765     100.00%
                     =======    =======   =======    =======   =======    =======     =======    =======   =======    =======

Less
Net deferred loan
fees ............       (118)                (153)                (201)                  (251)                (264)
Allowance for
loan losses .....     (1,496)              (1,613)              (1,251)                  (779)                (856)
                    --------             --------             --------               --------             --------
Total loans
receivable, net .   $ 50,201             $ 49,526             $ 49,636               $ 48,239             $ 45,645
                    ========             ========             ========               ========             ========


     The following table presents the composition of the Association's loan portfolio by fixed and adjustable rate at the dates indicated:


                                                                      At September 30,
                    ----------------------------------------------------------------------------------------------------------------

                           1998                    1997                1996                  1995                   1994
                     -------------------  ---------------------  ------------------   -------------------  ------------------------

                                                                  (Dollars in Thousands)
                      Amount    Percent     Amount     Percent     Amount      Percent    Amount     Percent   Amount      Percent
                     --------  ---------   ---------  ---------    -------    ---------  --------  ---------  ---------   ---------



Fixed Rate
Loans
Real Estate:
One-to-four
family ..........   $31,539     60.86%  $31,732     61.86   $34,929     68.37%   $37,356     75.82%  $39,632     84.75%
Multi-family and
commercial ......       884      1.71     1,206      2.35       924      1.81      1,527      3.10       878      1.88
Construction ....       606      1.17       392      0.76       423      0.83        293      0.59       485      1.04
                    -------   -------   -------   -------   -------   -------    -------   -------   -------   -------
Total Real Estate
Loans ...........   $33,029     63.74%  $33,330     64.97%  $36,276     71.01%    39,176     79.51%  $40,995     87.67%
Commercial
business ........       703      1.36       283      0.55        23      0.05         --        --        --        --
Home Equity .....     1,331      2.57     1,244      2.43       645      1.26         14      0.03        --        --
Other consumer ..     1,122      2.17     1,111      2.17     1,154      2.26        920      1.87       861      1.84
                    -------   -------   -------   -------   -------   -------    -------   -------   -------   -------
Total Fixed Rate
Loans ...........   $36,109     69.69%  $35,913     70.01%  $38,002     74.39%    40,106     81.40%  $41,856     89.51%
Adjustable Rate
Loans
Real Estate:
One-to-four
family ..........   $ 4,167      8.04%  $ 5,159     10.06%  $ 5,333     10.44%   $ 5,222     10.60%  $ 3,341      7.14%
Multi-family and
commercial ......     7,730     14.92     6,744     13.15     3,711      7.26      1,052      2.14        --        --
Construction ....        --      0.00       147      0.29       515      1.01        449      0.91       216      0.46
                    -------   -------   -------   -------   -------   -------    -------   -------   -------   -------
Total Real Estate
Loans ...........   $11,897     22.96%  $12,050     23.50%  $ 9,559     18.71%   $ 6,723     13.65%  $ 3,557      7.60%
Commercial
business ........     1,921      3.71     1,139      2.22     1,207     2.361        185      0.38        --        --
Home Equity .....     1,812      3.50     2,135      4.16     2,224      4.35      2,251      4.56     1,352      2.89
Other consumer ..        76      0.14        55      0.11        96      0.19          4      0.01        --        --
                    -------   -------   -------   -------   -------   -------    -------   -------   -------   -------
Total Adjustable
Rate Loans ......   $15,706     30.31%  $15,379     29.99%  $13,086     25.61%   $ 9,163     18.60%  $ 4,909     10.49%
Gross loans .....   $51,815    100.00%  $51,292    100.00%  $51,088    100.00%   $49,269    100.00%  $46,765    100.00%
                    =======   =======   =======   =======   =======   =======    =======   =======   =======   =======

Less
Net deferred loan      (118)              (153)                (201)                (251)               (264)
fees
Allowance for
loan losses .....    (1,496)            (1,613)              (1,251)                (779)               (856)
                   --------           --------             --------             --------            --------
Total loans
receivable, net .  $ 50,201           $ 49,526             $ 49,636             $ 48,239            $ 45,645
                   ========           ========             ========             ========            ========


   The following schedule illustrates the interest rate sensitivity of the Association's loan portfolio at September 30, 1998. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contracts are due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                                                                     Home Equity and
                  Multi-family and         Real Estate                                  Commercial
                 One-to-four family        Commercial               Construction         Business                Other Consumer
                 -------------------  ---------------------    -------------------   ------------------   --------------------------
                 Weighted   Average     Weighted     Average     Weighted   Average   Weighted   Average     Weighted       Average
                  Amount     Rate        Amount       Rate        Amount      Rate     Amount     Rate        Amount         Rate
                 ---------  --------  ------------  ---------    ---------  --------- --------- -----------  --------   -----------

                                                 (Dollars in Thousands)

Due During
Years Ending
September 30,
-------------
1999 ........     $   374      7.04%    $   139     10.16%     $   606      7.38%    $   835      9.52%     $   233      7.32%
2000 ........          91      9.30          --        --           --        --          --        --          111     10.47
2001 ........         265      8.50          --        --           --        --         219     10.25          283      9.86
2002 and 2003       1,041      8.70          --        --           --        --         819      9.57          295      9.38
2004 and 2008       6,413      8.23       2,391      9.78           --        --         716      9.59          511      8.61
2009 to 2023       16,998      8.34       6,084      9.51           --        --          13     10.50        2,832      9.21
2024 and
following ...      10,524      7.92          --        --           --        --          22     11.02           --        --
                  -------     -----     -------     -----      -------     -----     -------     -----      -------     -----
Total .......     $35,706               $ 8,614                $   606               $ 2,624                 $4,265
                  =======               =======                =======               =======                =======


     One-to-four Family Residential Real Estate Lending. The cornerstone of the Association's lending program has historically been the origination of loans secured by mortgages on owner-occupied one-to-four family residences at both fixed and adjustable rates. At September 30, 1998, $35.7 million, or 68.9%, of the Association's loan portfolio consisted of mortgage loans on one-to-four family residences. Substantially all of the residential loans originated by the Association are secured by properties located in the Association's primary lending area. All loans originated by the Association are retained and serviced by it. At December 31, 1998, $35.5 million, or 69.1%, of the Association's loan portfolio consisted of mortgage loans on one-to-four family residences.

     The Association offers conventional fixed-rate loans with maximum terms of up to 30 years. The interest rate on these loans are established on a regular basis according to market conditions. The Association underwrites its fixed-rate one-to-four family loans in accordance with Federal Home Loan Mortgage
Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") standards. As of September 30, 1998, the Association had $31.5 million of fixed rate loans secured by one-to-four family residential properties. During fiscal 1998, the Association began originating fixed-rate Federal Home Authority ("FHA") guaranteed loans. These loans are underwritten based on qualifying and credit standards established by FHA which are generally less stringent than conventional guidelines. These loans carry the guarantee of the FHA if the customer defaults on the loan, provided the Association complies with all collection procedures established by the FHA. At September 30, 1998, the Association had $908,000 in FHA loans outstanding. At December 31, 1998, the Association had $1.1 million in FHA loans outstanding.

     The Association also offers ARMs which carry interest rates which adjust annually at a margin (generally 275 basis points) over the yield on the One Year Average Monthly U.S. Treasury Constant Maturity Index ("one year CMT"). Such loans may carry terms to maturity of up to 30 years. The ARM loans currently offered by the Association provide for up to 200 basis point annual interest rate change cap and a lifetime cap generally 600 basis points over the initial rate. Initial interest rates offered on the Association's ARMs may be 100 to 350basis points below the fully indexed rate, although borrowers are generally qualified at the fully indexed rate. As a result, the risk of default on these loans may increase as interest rates increase. In addition, the Association's ARMs typically do not adjust below the initial rate. At September 30, 1998, one-to-four family ARMs totaled $4.2 million or 8.0% of the Association's total loan portfolio. At December 31, 1998, one-to-four family ARMs totaled $4.0 million or 7.0% of the Association's total loan portfolio.

     The Association also originates loans secured by non-conforming second homes and vacation homes. The rates charged for these loans are generally at higher rates than those offered for conventional one-to-four family loans. Generally, the same underwriting criteria is used when evaluating applications made for mortgages on second homes and vacation homes as used for applications taken for mortgages on one-to-four family residences.

     The Association will generally lend up to 97% of the lesser of the sales price or appraised value of the security property on owner occupied one-to-four family loans. For loans exceeding an 80% loan-to-value ratio, the Association requires private mortgage insurance in amounts intended to reduce the Association's exposure to 80% or less. Borrowers are required to purchase the mortgage insurance protection provided by the FHA for FHA mortgages where loan-to-value ratios exceed 80%. The maximum loan-to-value ratio for non-owner occupied one-to-four family residences is 75% (65% where there is a cash out refinancing). For mortgages on second homes and vacation homes, the loan-to-value ratio cannot exceed 80% for one-family residences and 75% for two-to-four family residences. Mortgages on non-owner occupied second homes and vacation homes cannot exceed 70% loan-to-value, and non-owner occupied cash out refinances for non-conforming second homes and vacation homes cannot exceed 50% loan-to-value.

     In underwriting one-to-four family residential real estate loans, the Association currently evaluates the borrower's ability to make principal, interest and escrow payments, and the value of the property that will secure the loan.

     Residential loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Although the Association currently originates mortgage loans only for its portfolio, the Association's loans are now generally underwritten according to secondary market standards.

     While the Association seeks to originate most of its one-to-four family residential loans in amounts which are less than or equal to the applicable FHLMC maximum, the Association may, on an exception basis, make one-to-four family residential loans in amounts in excess of such maximum.

     The Association's residential mortgage loans customarily include due-on-sale clauses giving the Association the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise transfers any rights to the property subject to the mortgage.

     Multi-family and Commercial Real Estate Lending. In order to increase the yield on its loan portfolio and to complement the residential lending opportunities, since fiscal 1995, the Association has significantly increased its originations of permanent multi-family and commercial real estate loans secured by properties in its primary market area; however, subsequent to the end of fiscal 1998, as a result of an increase in nonperforming commercial real estate loans, the Board determined to reduce the Association's originations of such loans. At September 30, 1998, the Association had $8.6 million in multi-family and commercial real estate loans, representing 16.6% of the gross loan portfolio. At December 31, 1998, multi-family and commercial real estate loans were $8.7 million, or 17.25% of the Association's gross loans.

     The Association's multi-family and commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, warehouses and other income producing properties located in its market area. In addition, at September 30, 1998, the Association had $139,000 of commercial construction loans and none at December 31, 1998.

     The Association's multi-family and commercial real estate loans generally carry a maximum term of 20 years and, more often than not, have interest rates which are fixed for three to five years and adjust periodically thereafter. The Association's multi-family and commercial real estate loans are generally made in amounts up to 75% of the lesser of the appraised value or the purchase price of the property, with a projected debt service coverage ratio of at least 120%.

     Appraisals on properties securing multi-family and commercial real estate loans are performed by independent appraisers designated by the Association at the time the loan is made. All appraisals on multi-family and commercial real estate loans are reviewed by the Association's management. In addition, the Association's underwriting procedures require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. Where feasible, the Association seeks to obtain personal guarantees on these loans and key man life insurance on individuals critical to the success of the borrower's business.

     Set forth below is a summary of the Association's multi-family and commercial real estate loans which had an outstanding principal balance in excess of $300,000 at September 30, 1998:


                                                                                     Balance at
    Date of      Collateral                             Maturity       Personal     September 30,
  Origination    Description            Loan Terms        Date        Guarantee         1998                  Status
-------------- -----------------      ---------------  ------------  -------------  --------------  ---------------------------


July 1996       Warehouse located     Interest rate        July 2016     Yes        $528,439(1)      Current; $250,000 SBA
                in Saratoga County.   adjusts every five                                             second lien on same
                                      years.                                                         collateral.(2)

July 1996       Office building       Interest rate        April 2017    Yes         517,161(3)      Current; "Of concern" as
                located in Saratoga   adjusts every                                                  retail business not meeting
                County.               year.                                                          projections; building fully
                                                                                                     occupied with assignment
                                                                                                     of leases to Association.

June 1997       Land located in       Interest rate        June 2007     Yes         441,507(4)      Current; $760,000
                Albany County.        adjusts every                                                  mortgage on building
                                      year.                                                          subordinated to Association
                                                                                                     loan; direct assignment of
                                                                                                     monthly rental income,
                                                                                                     which is above amount
                                                                                                     required for debt service.

July 1995       Trooper barracks in   Interest rate       August 2010    Yes         421,091(5)      Current; loan represents a
                Saratoga County and   adjusts every five                                             refinance of subject
                12 unit residential   years.                                                         properties to fund new
                complex in Saratoga                                                                  venture which is not subject
                County.                                                                              to the Association's lien.(2)

June 1997       Warehouse/office      Interest rate       October 2007   Yes         411,000(6)      Nonaccrural at September
                located in Saratoga   adjusts every                                                  30, 1998; substandard
                County and            three years.                                                   classification; property
                warehouse/office in                                                                  obtained by Association
                Albany County.                                                                       through deed-in-lieu of
                                                                                                     foreclosure October
                                                                                                     1998.(7)

June 1997       Newly renovated       Interest rate         November         Yes     389,195(8)      Current; classification due
                takeout  restaurant   adjusts every           2017                                   to poor cash flow and high
                in Saratoga County.   year.                                                          LTV; foreclosure process
                                                                                                     begun December 1998.(9)

April 1996      3-story, 16 unit      Interest rate         May 2016         Yes     381,994(10)     Current; 100% occupancy
                apartment complex in  adjusts every five                                             at September 30, 1998.
                Saratoga County.      years.

October 1996    Restaurant/marina     Interest rate       October 2008       Yes     358,187(11)     Current; borrower
                located in Fulton     adjusts every five                                             prepaying principal;
                County.               years.                                                         exclusive location on major
                                                                                                     lake.

October 1996    39 unit adult home    Interest rate         December         Yes     341,684(12)     Current; 97% occupancy as
                in Saratoga County.   adjusts every two       2016                                   of April 1, 1999.
                                      years.

April 1994      Three residential     Interest rate is      May 2009         Yes     322,105(13)     Current; 100% occupancy
                rental units located  is fixed.                                                      at September 30, 1998.
                in Saratoga County

---------------------------
(1)  $526,585, as of December 31, 1998.

(2)  Paid off in full since December 31, 1999.

(3)  $514,682, as of December 31, 1998.

(4)  $439,552, as of December 31, 1998.

(5)  $416,427, as of December 31, 1998.

(6)  $411,000, as of December 31, 1998.

(7)  Purchase and sale contract signed as of March 4, 1999.

(8)  $209,149, as of December 31, 1998.

(9)  Borrowers filed for Chapter 11 bankruptcy protection on January 12, 1999.

(10) $379,776, as of December 31, 1998.

(11) $344,828, as of December 31, 1998.

(12) $339,965, as of December 31, 1998.

(13) $317,395, as of December 31, 1998.

     Multi-family and commercial real estate loans are generally believed to present a higher level of risk than loans secured by one-to-four family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family and commercial real estate is dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. In addition, the Association's multi-family and commercial real estate loans, particularly those originated when the Association first expanded this product line, may be subject to additional risks related to the Association's relative inexperience with this type of lending (including the absence of tested procedures with respect thereto). The Association's portfolio is relatively unseasoned and no assurance can be given that the Association will not experience losses or unsatisfactory results on it. As a result of the above as well as financial concerns with respect to the borrowers, the Association rated $641,000 of its multi-family and commercial real estate loans as "of concern" at September 30, 1998. In addition, there were $896,000 in nonperforming multi-family and commercial real estate loans at September 30, 1998. As of December 31, 1998, the Association rated $144,000 of its multi-family and commercial real estate loans as "of concern" and $304,000 as nonperforming.

     Construction. The Association offers residential single family construction loans to persons who intend to occupy the property upon completion of construction. Upon completion of construction, these loans are automatically converted into permanent residential mortgage loans and classified as such. The proceeds of the construction loan are advanced in stages on a percentage of completion basis as construction progresses. The loans generally provide for a construction period of not more than twelve months during which the borrower pays interest only. In recognition of the risks involved with such loans, the Association carefully monitors construction through regular inspections and the borrower must qualify for the permanent mortgage loan before the construction loan is made. At September 30, 1998, the Association had $606,000 in construction loans outstanding, or 1.2% of gross loans. As of December 31, 1998, the Association had $1.2 million in construction loan outstanding, or 2.32% of gross loans. There were no nonperforming construction loans at September 30 and December 31, 1998.

     Construction lending is generally considered to involve a higher level of credit risk than permanent one-to-four family residential lending. The nature of these loans is such that they are more difficult to evaluate and monitor. The Association's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value upon completion of the project and the essential cost (including interest) of the project. If the cost estimate proves to be inaccurate, the Association may be required to advance funds beyond the amount originally committed in order to permit completion of the project.

     Commercial Business. Subject to the restrictions contained in federal laws and regulations, the Association is authorized to make secured or unsecured commercial business loans. At September 30, 1998 $2.6 million or 5.1%, and at December 31, 1998 $2.0 million or 3.8%, of the Association's total loan portfolio consisted of commercial business loans.

     The commercial business loans are generally structured as short-term time notes and term loans. Time notes generally have terms of less than one year to accommodate seasonal peaks and valleys in the borrower's business cycle. Commercial business term loans generally have terms of ten years or less and, more often than not, have adjustable interest rates.

     The Association's commercial business loans generally are secured by equipment, machinery or other corporate assets including real estate and inventory. In addition, the Association generally obtains personal guarantees from the principals of the borrower with respect to all commercial business loans.

     Generally, the Association's commercial business lending has been limited to borrowers headquartered, or doing business, in the Association's market area.

     Unlike residential mortgage loans, which are generally made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself, which in turn may be dependent on the local economy, which is currently not performing at a high level. Further, the collateral securing the loans, if any, may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. Finally, the Association's relative inexperience with this type of lending (including the relatively untested nature of its new procedures related to this type of lending) may be deemed to add to the risks of this type of lending. At September 30, 1998, $6,000 in commercial business loans were classified as nonperforming, and $18,000 were rated "of concern." As of December 31, 1998, $2,000 in commercial business loans were classified as nonperforming and $18,000 were rated "of concern."

     Set forth below is a description of the Association's only commercial business loan which had an outstanding principal balance in excess of $300,000 at September 30, 1998:


                                                                                       Balance at
   Date of        Collateral                                             Personal     September 30,
 Origination      Description          Loan Terms      Maturity Date    Guarantee         1998                   Status
-------------  ----------------      ---------------    ---------------   ----------  ---------------   --------------------------

May 1997       11 fully equipped       Interest rate       November         Yes        $418,251(1)     Current; insurance on
               1998/99 29-foot         adjusts daily        1998                                       vehicles with Association as
               Recreational vehicles.  based on                                                        beneficiary; quarterly
                                       established index.                                              inspections performed on
                                                                                                       collateral by Association;
                                                                                                       loan renewed with new
                                                                                                       maturity of December 1999.

-----------------
(1)  Unchanged as of December 31, 1998.

     Home Equity Loans and Lines. Home equity loans are secured by second mortgages on one-to-four family owner-occupied residences. These loans are of two types. The Association's home equity loans are written so that the total commitment amount, when combined with the balance of the first mortgage lien, may not exceed 80% of the appraised value of the property with a maximum loan of $100,000. These loans are written with fixed terms of up to 15 years and carry fixed interest rates. Home equity lines of credit ("HELOCs") are written so that the total commitment amount, when combined with the balance of the first mortgage lien, may not exceed 80% of the appraised value of the property, with a maximum line of credit of $100,000. HELOCs are written for terms up to 25 years (with the first 5 year period requiring only interest payments and the last 20 year period being fully amortized) and carry a prime-based floating rate of interest after the first year. At September 30, 1998, the Association's home equity loans and HELOCs totaled $3.1 million or 6.1% of the gross loans outstanding. At September 30, 1998, $30,000 in home equity loans were nonperforming. At December 31, 1998, home equity loans and HELOCs totaled $3 million, or 5.85% of gross loans, and none of these loans were nonperforming.

     Consumer Lending. Management believes that offering consumer loan products helps to expand the Association's customer base and to create stronger ties to its existing customer base. In addition, because consumer loans generally have shorter terms to maturity and carry higher rates of interest than do residential mortgage loans, they can be valuable market risk analysis tools. The Association originates a variety of different types of consumer loans, including automobile, mobile home and deposit account loans for household and personal purposes. At September 30 and December 31, 1998, consumer loans totaled $1.1 million, or 2.22% and 2.08% of total gross loan outstanding on those dates, respectively.

     Consumer loan terms vary according to the type and value of collateral, length of contract and credit worthiness of the borrower. The Association's consumer loans are made with fixed or adjustable interest rates, with terms of up to 25 years.

     The underwriting standards employed by the Association for consumer loans include a determination of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although credit worthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

     At September 30 and December 31, 1998, there were no nonperforming consumer loans.

     Origination of Loans. The lending activities of the Association are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Association's Board of Directors and management. Loan originations come from a number of sources. Residential loan originations can be attributed to depositors, retail customers, telephone inquiries, advertising, the efforts of the Association's loan officers and referrals from other borrowers, real estate brokers and builders. The Association originates loans through its own efforts and does not compensate mortgage brokers, mortgage bankers or other loan finders. However, the Association frequently obtains multi-family and commercial real estate and commercial business loans through commercial loan brokers paid by the borrower. Beginning in fiscal 1998, an Association employee was assigned the task of solely originating residential mortgages and home equity loans.

     All whole loans held in portfolio at September 30, 1998 were originated by the Association. The Association does not purchase whole loans. There have been no loan sales made by the Association, and it is the Association's intention that all loans originated be held in portfolio until maturity. Management may consider selling loans in the future depending on market conditions and the asset/liability management requirements of the Association.

     While the Association originates both fixed and adjustable rate loans, its ability to originate loans is dependent upon the relative customer demand for loans in its market. Demand is affected by the local economy and the interest rate environment. From time to time, in order to supplement loan demand in the Association's market area, the Association has acquired mortgage-backed securities which are held in the "available for sale" portfolio. See "-Investment Activities - Mortgage-Backed Securities."

     The following table shows the loan origination and repayment activities of the Association for the periods indicated:

                                            Year Ended September 30,
                                        ----------------------------------------

                                           1998         1997         1996
                                        -----------   ---------   -----------


                                                 (In Thousands)
Fixed Rate:
Real Estate:
One-to-four-family.....................     $4,989     $1,577       $2,140
Multi-family and commercial............        428        978          955
One-to-four-family construction........      1,472        683          428
Non-real Estate:
Commercial Business....................        135        436           76
Home Equity............................        331        215          865
Other Consumer.........................        584        348          449
                                          --------   --------     --------
Total Fixed Rate.......................     $7,939     $4,237       $4,913
                                             -----      -----        -----
Adjustable Rate:
Real Estate:
One-to-four-family.....................        ---         24          243
Multi-family and commercial............      1,742      3,115        1,795
One-to-four-family construction........        ---         40          125
Non-real Estate:
Commercial Business....................        890        456        1,078
Home Equity............................        275        773          530
Other Consumer.........................         40        206           97
                                          --------   --------     --------
Total Adjustable Rate..................   $  2,947     $4,614       $3,868
                                          --------     ------       ------
Total Loans Originated.................    $10,886     $8,851       $8,781
Principal Repayments...................     (9,146)    (7,670)      (6,173)
Decrease in other items, net...........     (1,217)      (977)        (552)
                                            =======      =====     =======
Net Increase...........................    $   523     $  204       $2,056
                                            ======        ===        =====

Asset Quality

     Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Association attempts to cause the deficiency to be cured by contacting the borrower. Late notices are generally sent when a payment on a residential or consumer loan is more than 15 days past due and a late charge is generally assessed at that time. For multi-family and commercial real estate loans and commercial business loans, the Association sends a late notice on the 11th day after payment is due, and a late fee is assessed at that time. For residential and consumer loans, the Association's asset review officer attempts to contact personally any borrower who is more than 30 days past due. For multi-family and commercial real estate and commercial business loans, the Vice President Commercial Loans telephones the borrower when payment is 15 days delinquent. For all loans past due 60 days or more, and, beginning in July 1997, all loans where the borrower is delinquent in the payment of real estate taxes regardless of payment status, the asset review officer or the Vice President - Commercial Loans contacts the borrower on a regular basis to seek to cure the delinquency. If a loan becomes past due 90 days, the Association refers the matter to an attorney, who first seeks to obtain payment without litigation and, if unsuccessful, generally commences a foreclosure action or other appropriate legal action to collect the loan. The Association also seeks to recover any shortfall by pursuing the borrower on the note. A foreclosure action, if the default is not cured, typically leads to a judicial sale of the mortgaged real estate. The judicial sale is normally delayed if the borrower files a bankruptcy petition because the foreclosure action cannot be continued unless the Association first obtains relief from the automatic stay provided by the Bankruptcy Code.

     If the Association acquires the mortgaged property at foreclosure sale or accepts a voluntary deed in lieu of foreclosure, the acquired property is then classified as Other Real Estate Owned ("OREO") until it is sold. When OREO is acquired, the property is recorded at the lower of cost (defined as carrying value of the foreclosed property at initial foreclosure) or fair value of the asset acquired less estimated costs to sell the property. The shortfall (if any) between the fair value of the property and the carrying value of the loan is charged to the allowance for loan losses. The Association also seeks to recover any shortfall by pursuing the borrower on the note. Thereafter, changes in the value of the OREO are taken as current expenses. The Association is permitted to finance sales of OREO by "loans to facilitate," which may involve a lower down payment or a longer repayment term or other more favorable features than generally would be granted under the Association's underwriting guidelines. At September 30 and December 31, 1998, there was one "loan to facilitate" outstanding for $128,000 which was classified as substandard and non-accruing at the same dates as the borrower was more than 90 days delinquent as to payments. The "loan to facilitate" was originated December 1993 and has been classified as substandard since that time. On March 4, 1999, the Association accepted at the foreclosure sale of this property a purchase offer of $75,000.

     It is the Association's policy to discontinue accruing interest on a loan when it becomes 90 days or more delinquent, regardless of the collateral supporting the loan, or sooner if management believes it is prudent to do so. Once the accrual of interest is discontinued, the Association generally records interest as and when received until the loan is restored to accruing status. The loan remains on nonaccrual until such time that the borrower has repaid all delinquency and has maintained the loan in a current status for at least three consecutive months, provided management concludes that full payment of principal and interest is reasonably assured in the future.

     The following table sets forth Adirondack's loan delinquencies as to principal and interest payments by type, by number, amount and by percentage of total amount of loans of that type at September 30, 1998 and December 31, 1998.


                                             Loan Delinquencies at December 31, 1998
-------------------------------------------------------------------------------------------------------------------

                                60-89 Days                         90 Days and Over                  Total Delinquent Loans
                    ----------------------------------  -------------------------------------  -------------------------------------
                                               % of                                  % of                                 % of
                      Number      Amount      Amount       Number      Amount       Amount      Number      Amount       Amount
                    ---------  ----------  -----------  -----------  -----------  --------      -------  -----------  --------------

                                                                (Dollars in Thousands)
Real Estate:
Multi-family and
commercial........     ---       $  ---          ---         1         $209          1.96%         1       $209            1.96%
One-to-four              4          169         0.43         6          299          0.75         10        468            1.18
                         -        -----         ----         -        -----          ----         --      -----            ----
family............
Total.............       4         $169         0.33         7         $508          0.99%        11       $677            1.32%
                         =          ===                      =          ===          ====         ==        ===           =====



                                             Loan Delinquencies at September 30, 1998
-------------------------------------------------------------------------------------------------------------------

                                    60-89 Days                       90 Days and Over                 Total Delinquent Loans
                        ----------------------------------  ---------------------------------  -------------------------------------

                                                   % of                                % of                                % of
                          Number      Amount      Amount      Number      Amount      Amount      Number      Amount      Amount
                        ---------  ----------  -----------  ---------  ----------  -----------  ----------  ---------  -------------
                                                                  (Dollars in Thousands)

Real Estate:
Multi-family and
commercial............     ---        $---         ---           1        $411           4.77%       1        $411        4.77%
One-to-four family....     ---         ---         ---           7         326           0.91        7         326        0.91
                           ---         ---         ---           -       -----           ----        -       -----       -----
Total.................     ---        $---         ---           8        $737           1.42%       8        $737        1.42%
                           ===         ===         ===           =         ===           ====        =         ===       =====


     Classification of Assets. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. The Association classifies all of its loans monthly based on delinquency status. Multi-family and commercial real estate and commercial business loans are reviewed annually regardless of delinquency status. There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution is not warranted. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as a loss, the institution charges off such amount against the loan loss allowance. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS. As of September 30, 1998, the Association had $1.8 million of loans classified as substandard. At that time, the Association also had $142,000 of loans classified as "special mention." In addition, at December 31, 1998, the Association had $1.1 million of loans classified as substandard and $144,000 of loans designated as "special mention." As of the same dates, the Association had no assets classified as doubtful or loss.


     Nonperforming assets. The table below sets forth the amounts and categories of the Association's nonperforming assets. Foreclosed assets include assets acquired in settlement of loans.

                                                 At                          Years Ended September 30,
                                              December    -------------------------------------------------------------------------
                                              31, 1998       1998         1997         1996         1995           1994
                                            ------------  -----------  -----------  -----------  -------------  -----------
                                                                                (Dollars in Thousands)


Non-accruing loans:
One-to-four-family(1) ........................      $  756       $  894       $3,730       $2,212       $2,576       $3,438
Multi-family and Commercial ..................         304          896           --           --           --           --
Commercial Business ..........................           2            6           --           --           --           --
Home Equity(2) ...............................          --           30           63           --           --           --
Other Consumer ...............................          --           --           --           --            5           80
                                                    ------       ------       ------       ------       ------       ------
Total non-performing loans(3) ................      $1,062       $1,826       $3,793       $2,212       $2,581       $3,518
                                                    ------       ------       ------       ------       ------       ------
Foreclosed assets:
One-to-four-family ...........................         175          256          313           70          182          334
Commercial real estate .......................         375           --           --           --           --           --
                                                    ------       ------       ------       ------       ------       ------
Total non-performing assets ..................      $1,612       $2,082       $4,106       $2,282       $2,763       $3,852
                                                    ======       ======       ======       ======       ======       ======
Total non-performing assets as a percentage of
total assets .................................        2.28%        3.05%        6.73%        3.74%        4.38%        5.53%
                                                    ======       ======       ======       ======       ======       ======
Allowance as a percentage of non-performing
loans (end of period) ........................      117.33%       81.91%       42.53%       56.53%       30.20%       24.34%
                                                    ======       ======       ======       ======       ======       ======


-------------------------------

(1) Includes $457,000, $535,000 and $1,598,000 of nonaccruing, restructured loans at December 31, 1998, September 30, 1998 and 1997, respectively.

(2) Includes $0 and $15,000 of restructured loans that are also non-accruing loans at December 31, 1998 and September 30, 1998, respectively.

(3) There are no loans past due greater than 90 days and accruing interest or restructured loans accruing interest.


     For the year ended September 30, 1998, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $174,000. The amount that was included in interest income on such loans was $143,000.

     At September 30, 1998, the Association's nonperforming loans consisted of 17 loans secured by one-to-four family residences totaling $924,000 (two of these loans were secured solely by second mortgages while the remaining 15 loans were secured, at a minimum, by a first mortgage on the collateral), three loans secured by commercial real estate totaling $896,000 and two unsecured commercial business loans totaling $6,000. At September 30, 1998, there were four one-to-four family properties held as OREO with a net carrying value of $256,000. Three of these OREO properties were either sold or under contract for sale by December 31, 1998 without material loss.

     As of December 31, 1998, the Association's nonperforming loans consisted of 12 loans secured by one-to-four family residences totaling $756,000, two loans secured by commercial real estate totaling $304,000 and one unsecured commercial business loan of $2,000. In addition, at December 31, 1998, there were three one-to-four family properties held as OREO with a net carrying value of $175,000. Also at December 31, 1998, the Association held one commercial real estate property as OREO with a net carrying value of $375,000.

     In fiscal 1998 and 1997, the Association noted delinquent real estate taxes on a number of loans which were not previously classified as nonperforming. The Association contacted all of the borrowers of such loans and, in cases where the taxes were not promptly paid by the borrower, advanced funds for the payment of the taxes and rewrote such loans to add the advanced funds to the loan principal and to include tax escrow provisions. Such rewritten loans were classified as troubled debt restructurings where deemed appropriate based on the financial position of the borrower. As of September 30, 1998 and December 31, 1998, the Association's troubled debt restructurings totaled $550,000 and $456,000, respectively. While all such loans were classified as nonperforming at September 30 and December 31, 1998, none were 90 days or more delinquent as of such dates. Since these loans were written at market interest rates, it is anticipated that, provided that these loans continue to perform in accordance with their new terms, they will become performing loans, generally after one year of performance. All current originations by the Association provide for tax escrows.

     Other Loans of Concern. In addition to the nonperforming assets set forth in the table above, as of September 30 and December 31, 1998, there were $659,000, of other loans of concern, all of which were multi-family and commercial real estate or commercial business loans, with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the nonperforming asset categories. While none of these loans were 30 days or more delinquent as of December 31, 1998, weak or negative cash flows, failure to attain budgeted income projections or declines in collateral values have been the primary reasons which have caused the Association to monitor such loans more carefully.

     The largest other loan of concern is a $515,000 (December 31, 1998 balance) commercial real estate loan secured by an office building located in Saratoga County. Although this loan has experienced no delinquency greater than 30 days since origination in July 1996, the Association has classified it as "of concern" because the borrower's business, which commenced operations in March 1997 and occupies a major portion of the property, is not meeting financial projections. The loan is guaranteed by the business principals and was current at December 31, 1998.

     Other loans of concern at December 31, 1998 consisted of three multi-family and commercial real estate loans totaling $126,000 and one commercial business loan totaling $18,000. All other loans of concern were less than 60 days delinquent at December 31, 1998 but were classified because of lower than expected debt service coverage. The Association's loans of concern have been considered by management in conjunction with the analysis of the adequacy of the allowance for loan losses.

     Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to earnings based on the Association's evaluation of the risks inherent in its entire loan portfolio. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends, adverse situations that may affect the borrower's ability to repay, prevailing and projected economic conditions and other factors that warrant recognition in providing for an adequate allowance for loan losses.

     Management believes its allowance for loan losses was adequate at September 30 and December 31, 1998. While the Association believes that it uses the best information available to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

     The following table sets forth an analysis of the Association's allowance for loan losses:




                                          Three Months                           Years Ended September 30,
                                             Ended           -----------------------------------------------------------------------
                                              1998             1998           1997            1996            1995         1994
                                       ----------------      --------      ----------       ---------      ----------    -----------
                                                                       (Dollars in Thousands)


Balance a beginning of period ............      $ 1,496       $ 1,613        $ 1,251        $   779        $   856        $   875
Charge-offs:
One-to-four-family .......................           33          (258)          (417)          (218)          (160)          (115)
Commercial business ......................          226           (24)            (7)            (4)            --             --
Home equity ..............................           --            --            (10)            --             --             --
Other consumer ...........................            4           (34)           (32)           (32)           (50)          (142)
                                                -------       -------        -------        -------        -------        -------
Total Charge-offs ........................          262          (316)          (466)          (254)          (210)          (257)
                                                -------       -------        -------        -------        -------        -------
Recoveries:
One-to-four-family .......................            5            61             21              3              1             13
Commercial business ......................           --             7             --             --             --             --
Other consumer ...........................            3            11             15              9              3             14
                                                              -------        -------        -------        -------        -------
Total recoveries .........................            8            79             36             12              4             27
                                                -------       -------        -------        -------        -------        -------
Net charge-offs ..........................          254          (237)          (430)          (242)          (206)          (230)
                                                                                                                          -------
Provisions charged to operations .........            4           120            792            714            129            211
                                                              -------        -------        -------        -------        -------
Balance at end of period .................      $ 1,246       $ 1,496        $ 1,613        $ 1,251        $   779        $   856
                                                =======       =======        =======        =======        =======        =======
Ratio of net charge-offs during the period
to average gross loans outstanding during
the period ...............................         0.49%         0.85%          0.84%          0.49%          0.42%          0.53%
                                                =======       =======        =======        =======        =======        =======
Ratio of net charge-offs during the period
to average non-performing assets .........        20.84%        13.89%         13.46%          9.64%          6.23%          7.11%
                                                =======       =======        =======        =======        =======        =======
Ratio of allowance to gross loans
outstanding at end of period .............         2.42%         2.89%          3.14%          2.45%          1.58%          1.83%
                                                =======       =======        =======        =======        =======        =======


     Allocation of the Allowance for Loan Losses. The following table sets forth the allocation of the allowance for loan losses by category as prepared by the Association. This allocation is based on management's assessment as of the dates indicated of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.



                                         At December 31, 1998                              At September 30, 1998
                              ---------------------------------------------    -------------------------------------------------
                                                              (Dollars in Thousands)
                                                           Total Percent of                                    Total Percent of
                                Amount of                  Loans in Each        Amount of                       Loans in Each
                                Loan Loss    Loan Amounts   Category of         Loan Loss     Loan Amounts       Category of
                                Allowance     by Category      Loans            Allowance      by Category          Loans
                              ------------  --------------  ---------------    ------------  --------------    -------------------

One-to-four-family ..........        $   421        $34,730         67.56%        $   411        $35,706         68.91%
Multi-family and commercial .            440         10,683         20.78             627          8,614         16.62
Construction and development              --          1,193          2.32               4            606          1.17
Construction business .......             --             --            --              76          2,624          5.06
Home equity .................             26          2,958          5.75              25          3,143          6.07
Other consumer ..............             63          1,841          3.58              64          1,122          2.17
Unallocated .................            296             --            --             259             --            --
                                     -------        -------        ------         -------        -------        ------
Total .......................        $ 1,246        $51,405        100.00%        $ 1,496        $51,815        100.00%
                                     =======        =======        ======         =======        =======        ======



                                        At September 30, 1997                                At September 30, 1996
                              -----------------------------------------------  -----------------------------------------------------
                                                              (Dollars in Thousands)

                                                             Total Percent of                                     Total Percent of
                                Amount of                    Loans in Each       Amount of                         Loans in Each
                                Loan Loss      Loan Amounts    Category of       Loan Loss     Loan Amounts         Category of
                                Allowance       by Category       Loans          Allowance     by Category            Loans
                              --------------  -------------  ----------------  ------------   --------------   --------------------


One-to-four-family ..........        $   932        $36,891         71.92%        $   770        $40,262           78.81%
Multi-family and commercial .            238          7,950         15.50              93          4,635            9.07
Construction and development               3            539          1.05               4            938            1.84
Construction business .......             43          1,422          2.77              27          1,230            2.41
Home equity .................             36          3,379          6.59              19          2,869            5.62
Other consumer ..............             87          1,111          2.17              84          1,154            2.26
Unallocated .................            274             --            --             254             --              --
                                     -------        -------        ------         -------        -------          ------
Total .......................        $ 1,613        $51,292        100.00%        $ 1,251        $51,088          100.00%
                                     =======        =======        ======         =======        =======          ======




                                        At September 30, 1995                       At September 30, 1994
                              ------------------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)

                                                             Total Percent of                                  Total Percent of
                                Amount of                    Loans in Each       Amount of                       Loans in Each
                                Loan Loss    Loan Amounts     Category of        Loan Loss      Loan Amounts      Category of
                                Allowance     by Category        Loans           Allowance       by Category        Loans
                              -----------   ----------------  ---------------- -------------   -------------- --------------------

One-to-four-family ..........      $   592        $42,578            86.41%      $   706          $42,973            91.89%
Multi-family and commercial .           52          2,579             5.23            18              878             1.88
Construction and development             3            742             1.51             3              701             1.50
Construction business .......            4            185             0.38            --               --               --
Home equity .................            9          2,265             4.60             5            1,352             2.89
Other consumer ..............           72            920             1.87           108              861             1.84
Unallocated .................           47             --               --            16               --               --
                                   -------        -------           ------       -------          -------           ------
Total .......................      $   779        $49,269           100.00%      $   856          $46,765           100.00%
                                   =======        =======           ======       =======          =======           ======



Investment Activities

     The Association must maintain minimum levels of investments and other assets that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. At September 30, 1998, the Association's liquidity ratio for regulatory purposes (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 15.5%.

     Securities. At September 30, 1998, Adirondack's securities totaled $7.2 million, or 10.5% of total assets. All securities held by Adirondack are classified as "available for sale." Generally, the investment policy of Adirondack is to invest funds among categories of investments and maturities based upon Adirondack's market risk analysis policies, investment quality, loan and deposit volume, liquidity needs and performance objectives. To date, Adirondack's investment strategy has been directed toward callable government agency obligations with terms not exceeding 15 years and certificates of deposit with maturities of one year or less. At September 30 ,1998, the weighted average term to maturity of the security portfolio, excluding marketable equity securities, was 5.71 years. See Note 2 of the Notes to the Consolidated Financial Statements for information regarding the maturities of Adirondack's securities available for sale portfolio.

     In order to supplement its lending activities and achieve its market risk analysis goals, the Association from time to time invests in mortgage-backed securities. As of September 30, 1998, all of the mortgage-backed securities owned by the Association were issued, insured or guaranteed either directly or indirectly by a federal agency. However, it should be noted that, while a (direct or indirect) federal guarantee may indicate a high degree of protection against default, they do not indicate that the securities will be protected from declines in value based on changes in interest rates or prepayment speeds.

     Mortgage-Backed Securities. The Association primarily invests in fixed-rate mortgage backed securities with average lives of seven years or less and variable rate mortgage-backed securities with rate reset intervals not to exceed three years and average lives of seven years or less. The average lives of the Association's mortgage-backed securities are determined by reference to industry standard tables which take into account historical prepayments on mortgage loans with specified interest rates and terms to maturity. At September 30, 1998, all of the Association's mortgage backed securities were issued or guaranteed by FHLMC, GNMA or FNMA, and all were pass-through securities. On that date, $749,000 of the mortgage backed securities were at fixed rates with a weighted average rate of 6.00% and weighted average life of 2.58 years. The remaining $3.2 million of mortgage backed securities had adjustable rates with a weighted average rate of 6.22% and weighted average period to rate reset of 6 months.

     Mortgage-backed securities generally have higher yields than investment securities because of the longer terms and the uncertainties associated with the timing of mortgage repayments. In addition, mortgage- backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Association. However, these securities generally yield less than the loans that underlie them because of the cost of payment guarantees or credit enhancements that reduce credit risk. For information regarding the Association's mortgage-backed securities portfolio, see Note 2 of the Notes to the Consolidated Financial Statements.

     The following table sets forth the composition of the Association's securities and other earning assets at the dates indicated:

                                                                         At September 30,
                               ----------------------------------------------------------------------------------------------

                                            1998                           1997                              1996
                               ---------------------------   -------------------------------    --------------------------------
                                 Amortized                      Amortized                         Amortized
                                   Cost      % of Total           Cost          % of Total          Cost            % of Total
                                ----------   -------------    --------------    --------------   ------------    ----------------
                                                                (Dollars in Thousands)


Securities available for
sale:
US Government agency
obligations ..............         $ 6,252          56.32%         $ 2,998          42.50%         $ 2,998          39.43%
                                   -------         ------          -------         ------          -------         ------
Mortgage-backed
securities:
FNMA .....................         $ 1,420          12.79%         $   753          10.66%         $   766          10.07%
FHLMC ....................           1,552          13.98            2,843          40.30            3,379          44.44
GNMA .....................             967           8.71               --             --               --             --
                                   -------         ------          -------         ------          -------         ------
Total mortgage-backed
securities AFS ...........         $ 3,939          35.48%         $ 3,596          50.96%         $ 4,145          54.51%
                                   -------         ------          -------         ------          -------         ------
Certificates of deposit ..             400           3.60               --             --               --             --
Common Stock .............              50           0.45               --             --               --             --
FHLB Stock ...............             461           4.15              461           6.54              461           6.06
                                   -------         ------          -------         ------          -------         ------
Total Securities available
for sale .................         $11,102         100.00%         $ 7,055         100.00%         $ 7,604         100.00%
                                   =======         ======          =======         ======          =======         ======
Average remaining life of                           12.5                           10.88                            12.03
securities:                                         Years                          Years                            Years
Other interest-earning
assets:
Term deposit with FHLB             $  ---             ---             $---            ---          $  ---             ---
Reverse repurchase
agreement............               1,500           60.00%             ---            ---             ---             ---
Federal Funds sold...               1,000           40.00              ---            ---             100          100.00
                                  -------          ------              ---          -----           -----          ------
Total................              $2,500          100.00%            $---           0.00%           $100          100.00%
                                    =====          ======              ===          =====             ===          ======

     As of December 31, 1998, the Association's portfolio of securities, all classified as "available for sale," totaled $14.1 million, or 20.03% of total assets. Mortgage-backed, pass-through securities totaled $7.4 million, or 10.55% of total assets, and were all issued or guaranteed by FHLMC, GNMA or FNMA. All other securities available for sale, including FHLB and other equity securities, totaled $6.7 million, or 9.48% of total assets.

     The Association's securities portfolio at September 30, 1998 and at December 31, 1998, did not contain securities of any issuer with an aggregate book value in excess of 10% of the Association's equity, excluding those issued by federal agencies.

     The composition and maturities of the available for sale portfolio as of September 30, 1998, excluding FHLB and common stock, are indicated in the following table:

                                                                At September 30, 1998
                     ----------------------------------------------------------------------------------------------------------
                      Less Than 1         1 to 5            5 to 10            Over
                         Year               Years             Years          10 Years            Total Securities
                     -------------       ------------      -----------     ------------  --------------------------------------

                      Book Value          Book Value        Book Value      Book Value   Book Value        Market Value
                     -------------       ------------       -----------    ------------  -----------  -------------------------
                                                               (Dollars in Thousands)

US Government agency
obligations ...........        $ 2,500         $    --         $ 3,002         $   750         $ 6,252         $ 6,302
Mortgage-backed
securities ............             --             749              --           3,190           3,939           3,959
Certificates of Deposit            400              --              --              --             400             400
                               -------         -------         -------         -------         -------         -------
Total Securities AFS ..        $ 2,900         $   749         $ 3,002         $ 3,940         $10,591         $10,661
                               =======         =======         =======         =======         =======         =======
Weighted average yield            5.92%           6.00%           6.47%           6.27%           6.23%

                                       31

     The following table sets forth the final contractual maturities of the Association's mortgage-backed securities portfolio at September 30, 1998:


                           Less Than 1         1 to 3        3 to 5           5 to 10        10 to 20        Over 20
                              Year              Years         Years            Years          Years           Years
                           ------------        --------     ----------     -------------  -------------- ----------------

                                                  (Dollars in Thousands)
FNMA.................         $---           $  ---            $---           $---          $---               $1,419
FHLMC................          ---              749             ---            ---           ---                  803
GNMA.................          ---             ----             ---            ---           ---                  968
                              ----           ------            ----           ----         -----               ------
Total................         $---             $749            $---           $---          $---               $3,190
                               ===              ===             ===            ===           ===                =====
Weighted average yield         ---             6.00%            ---            ---           ---                 6.22%


     The following table shows mortgage-backed securities purchase, sale and repayment activities of the Association for the periods indicated:


                                           Year Ended September 30,
                                ------------------------------------------------

                                      1998             1997             1996
                                   ----------       ------------     ------------
                                                    (In Thousands)
Purchases:
Adjustable rate .......          $ 2,026           $---               $ 2,281
Fixed rate ............               --                 --             1,301
                                 -------           --------           -------
Total purchases .......          $ 2,026           $---               $ 3,582
Sales:
Adjustable rate .......             $---           $---               $    --
Fixed rate ............               --                 --                --
                                 -------           --------           -------
Total sales ...........             $---           $---               $    --
Principal repayments ..           (1,678)              (550)             (431)
Discount/premium
accretion/amortization                (5)                 1                 2
Fair value net change .               54                 66              (101)
                                 -------           --------           -------
Net increase (decrease)          $   397           $   (483)          $ 3,052
                                 =======           ========           =======


Sources of Funds

     General. Although deposits are the primary source of funds for the Association's lending and investment activities and for its general business purposes, the Association has occasionally relied upon borrowed funds or repurchase agreements to supplement them. The Association has borrowed funds, either through direct borrowings or through the sale of securities under agreements to repurchase, when the cost of borrowings was attractive when compared to the rate required to be paid on deposits plus the deposit insurance premium required to be paid.

     Borrowings. The Association may borrow under a line of credit agreement with the FHLB of New York. FHLB advances typically are collateralized by all of the assets of the Association. There were $2.0 million in FHLB advances outstanding at September 30, 1998 and $4.5 million at December 31, 1998.

     Under an agreement with the Association's investment portfolio safekeeping agent, the Association may from time to time enter into security repurchase agreements brokered through such agent whereby the Association obtains funds from the sale of securities held in the securities portfolio with an agreement to repurchase the securities either the next day or a set number of days following the sale. There were no borrowings represented by repurchase agreements at September 30, 1998 and December 31, 1998.

     See Note 7 of the Notes to the Consolidated Financial Statements for information pertaining to the maximum month-end balance, average balance and rates of the Association's borrowings for years ended September 30, 1998 and 1997.

     Deposits. The Association offers a variety of deposit programs to its customers, including passbook and statement savings accounts, NOW accounts, money market deposit accounts, checking accounts and time deposits. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Association's deposit are obtained predominantly from its Fulton County market area. The Association relies primarily on customer service and long-standing relationships with customers to attract and retain deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Association's ability to attract and retain deposits. The Association does not generally pay premium rates for time deposits in excess of $100,000 nor does the Association use brokers to obtain deposits.

     The Association prices its deposit offerings based upon market and competitive conditions in its market area. Based on its experience, the Association believes that its checking, savings and money market accounts are relatively stable sources of deposits. However, the ability of the Association to attract and maintain certificates of deposit and the rates paid on those deposits has been and will continue to be significantly affected by market conditions.

     The following table sets forth the dollar amount of deposits in various types of deposit programs offered by the Association as of the dates indicated:

                                                                    At September 30,
                          --------------------------------------------------------------------------------------------------

                                    1998                            1997                                1996
                          ------------------------       ----------------------------      ------------------------------

                                        Percent of                         Percent of                       Percent of
                           Amount          Total            Amount           Total            Amount          Total
                          --------    -------------     ------------   ----------------   -----------     --------------
                                                               (Dollars in Thousands)


Transaction and savings
accounts
                                                                                                            ------
Passbook and statement
savings ...............        $11,296         19.89%        $12,004         21.40%        $13,140          23.58%
Demand and N.O.W ......
accounts ..............          5,742         10.11           5,148          9.17           5,174            9.29
Money market accounts .         12,564         22.12          10,950         19.51          10,392           18.65
                               -------        ------         -------        ------         -------          ------
Total transaction and
savings accounts ......        $29,602         52.12%        $28,102         50.08%        $28,706           51.52%
                               =======        ======         =======        ======         =======          ======
Time Deposits
                                                                                                            ------
Under 4.00% ...........        $    --           ---%        $     3            --%        $    --             ---%
4.00 - 4.99 ...........          2,721          4.79           3,994          7.12          11,357           20.38
5.00 - 5.99 ...........         23,257         40.95          21,942         39.10          11,101           19.93
6.00 - 6.99 ...........          1,181          2.08           2,046          3.65           4,525            8.12
7.00 - 7.99 ...........             32          0.06              --            --              --              --
8.00 - and over .......             --            --              30          0.05              27            0.05
Total time deposits ...        $27,191         47.88%        $28,015         49.92%        $27,010           48.48%
                               -------        ------         -------        ------         -------          ------
Total deposits ........        $56,793        100.00%        $56,117        100.00%        $55,716          100.00%
                               =======        ======         =======        ======         =======          ======

     At December 31, 1998, the Association's deposits totaled $56.4 million. At the same date, deposit balances by account types and as a percentage of total deposits were (i) passbook and statement savings, $11.6 million, or 20.61%; (ii) demand and N.O.W. accounts, $5.4 million, or 9.66%; (iii) money market accounts, $12.9 million, or 22.82%; and, (iv) time deposits, $26.4 million, or 46.91%.

     The following table sets forth the savings flows at the Association during the periods indicated:

                                                  Year Ended September 30,
                                    --------------------------------------------------------------
                                          1998                     1997               1996
                                    ---------------------   ------------------  -----------------
                                                   (Dollars In Thousands)


Opening balance ...........            $  56,117              $  55,716              $  57,866
Deposits ..................              134,900                143,875                116,344
Withdrawals ...............             (136,624)              (145,899)              (120,910)
Interest credited .........                2,400                  2,425                  2,416
                                       ---------              ---------              ---------
Ending balance ............            $  56,793              $  56,117              $  55,716
                                       =========              =========              =========
Net increase (decrease) ...            $     676              $     401              $  (2,150)
                                       =========              =========              =========
Percent increase (decrease)                 1.20%                  0.72%                 (3.72%)
                                       =========              =========              =========

     The following table indicates the amount of the Association's certificates of deposit and other deposits by time remaining until maturity as of September 30, 1998:

                                                                        Maturity
                                        --------------------------------------------------------------------    --------------------

                                         3 Months         Over 3 to 6       Over 6 to 12
                                          or Less            Months           Months        Over 12 Months          Total
                                        -------------   --------------    -----------   --------------------  ---------------------

Certificates of deposit less than
$100,000.....................             $6,750            $3,777             $8,587            $5,794            $24,908
Certificates of deposit $100,000
or more......................              1,185               452                ---               646              2,283
                                         -------          --------         ----------          --------          ---------
Total certificates of deposit             $7,935            $4,229             $8,587            $6,440            $27,191
                                           =====             =====              =====             =====             ======


     The following table shows the rate and maturity information for the Association's time deposits as of September 30, 1998:




                            Under      4.00 -       5.00 -        6.00 -       7.00 -       8.00 -                   Percent of
                            4.00%      4.99%        5.99%         6.99%        7.99%        8.99%         Total         Total
                         ----------- ----------- ------------  -----------  -----------  ----------  ------------  ------------
                                                                     (Dollars In Thousands)

Time deposit accounts
maturing in quarter
ending:
December 31, 1998 ...       $---        $ 1,801       $ 6,043       $    91       $---           $---       $ 7,935        29.18%
March 31, 1999 ......          --         1,251         2,977            --          --            --         4,228        15.55
June 30, 1999 .......          --            10         3,458            --          --            --         3,468        12.75
September 30, 1999 ..          --            60         5,059            --          --            --         5,119        18.83
December 31, 1999 ...          --            --           735           259          --            --           994         3.66
March 31, 2000 ......          --            --           408           260          --            --           668         2.46
June 30, 2000 .......          --            --           515           275          --            --           790         2.91
September 30, 2000 ..          --             1         1,166           259          --            --         1,426         5.24
December 31, 2000 ...          --            --           199             8          --            --           207         0.76
March 31, 2001 ......          --            --           184            --          --            --           184         0.68
June 30, 2001 .......          --            --           131            --          --            --           131         0.48
September 30, 2001 ..          --            --           544            --          --            --           544         2.00
December 31, 2001 ...          --            --           286            --          --            --           286         1.05
Thereafter ..........          --            --         1,179            --          --            32         1,211         4.45
                            -----       -------       -------       -------       -----       -------       -------       ------
Total ...............        $---       $ 3,123       $22,884       $ 1,152       $ ---       $    32       $27,191       100.00%
                            =====       =======       =======       =======       =====       =======       =======       ======
Percent of total........      ---         11.49%        84.15%         4.24%        ---          0.12%       100.00%



Subsidiary Activities

     As a federally chartered savings and loan association, the Association is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries, and may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes. In addition to investments in service corporations, federal institutions are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities which a federal savings association may engage directly. At September 30, 1998, the Association did not have any subsidiaries.

Competition

     The Association faces strong competition both in originating real estate loans and in attracting deposits. Competition in originating loans comes primarily from commercial banks, credit unions, mortgage bankers and other savings institutions, which also make loans secured by real estate located in the Association's market area. The Association competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

     Competition for deposits is principally from commercial banks, credit unions, mutual funds, securities firms and other savings institutions located in the same communities. The ability of the Association to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Association competes for these deposits by offering competitive rates, maintaining close ties within its local community, advertising and marketing programs, convenient business hours and a customer-oriented staff.

Employees

     At September 30, 1998, the Association had a total of 27 employees including 2 part-time employees. None of the Association's employees are represented by any collective bargaining agreement. Management considers its employee relations to be good.

Properties

     The following table sets forth information concerning the main office and the branch office of the Association at September 30, 1998. At September 30, 1998, the Association's premises had an aggregate net book value of approximately $780,000.



                                                                                              Net Book Value at
               Location                      Year Acquired         Owned or Leased           September 30, 1998
-----------------------------------    ----------------------    ---------------------    -----------------------------


Main Office:                                     1962                    Own                        $550,000
52 North Main Street
Gloversville, NY 12078

Full Service Branch:                             1983                    Own                        $230,000
295 Broadway
Saratoga Springs, NY 12866



     The Association believes that its current facilities are adequate to meet the present and foreseeable future needs of the Association and Adirondack.

     The Association's depositor and borrower customer files are maintained in-house. The net book value of the data processing and computer equipment utilized by the Association at September 30, 1998 was approximately $230,000.

Litigation

     From time to time, Adirondack is involved as plaintiff or defendant in various legal proceedings arising in the normal course of business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on Adirondack's consolidated financial position or results of operations.

     On February 19, 1999, John D. Shepherd, a shareholder of Adirondack, filed a complaint against Adirondack and Richard D. Ruby, its Chairman of the Board, in United States District Court for the Northern District of New York. The action is entitled John D. Shepherd v. Adirondack Financial Services Bancorp, Inc., and Richard D. Ruby, as Chairman of the Board of Directors of Adirondack Financial Services Bancorp, Inc., Case No. 99-CV- 0241 NAM-TNH.

     In his complaint, Mr. Shepherd alleged that he had properly nominated Leslie M. Apple and Henry J. MacDonald as candidates for election as directors of Adirondack and that Adirondack improperly refused to honor such nominations and to include such nominations in its proxy statement for its Annual Meeting of Stockholders held on March 4, 1999. Adirondack believes that Mr. Shepherd's purported nominations were not made in accordance with Adirondack's bylaws and that disclosure of such purported nominations in Adirondack's proxy statement is not required by the federal securities law.

     On March 1, 1999, a hearing was held on the Plaintiff's request for a preliminary injunction against Adirondack's use of its proxy statement in connection with the March 4, 1999 stockholder meeting. At that hearing, the court declined to issue a preliminary injunction, indicating that the Plaintiff had not shown irreparable harm or a substantial likelihood of success on the merits.

     On April 22, 1999, Adirondack entered into a standstill agreement with John
D. Shepherd as well as Leslie M. Apple, Henry J. MacDonald, Colvin G. Ryan and Morris Massry (collectively, the "Investors"). Adirondack has been informed that these persons own approximately 130,580 shares, or 19.08%, of the outstanding shares of the common stock. Under the terms of the standstill agreement, Mr. Shepherd and the Investors agreed to dismiss the litigation with prejudice in exchange for the payment of approximately $29,000 of legal fees and expenses. Subject to certain limitations discussed below, Mr. Shepherd and the Investors also generally agreed (i) not to participate in any litigation against Adirondack, (ii) not to contact any government agency or regulatory body with respect to Adirondack, (iii) to limit their public statements with respect to Adirondack, (iv) not to acquire any additional shares of Adirondack Common Stock unless such shares become subject to the restrictions discussed herein, (v) not to solicit proxies with respect to any matters submitted for shareholder vote, (vi) not to submit any nominations for election as director or any shareholder proposal for business at a meeting of Adirondack's stockholders,
(vii) to withdraw the nominations which Mr. Shepherd purported to make in connection with Adirondack's 1999 Annual Meeting of Stockholders, (viii) to vote all shares owned by them in favor of the merger and the reelection of any current director and to vote against any proposal or nomination opposed by the Board, (ix) not to assist any other person in opposing the merger or the renomination of a current director, (x) not to solicit any acquisition offers for Adirondack, and (xi) not to deposit their shares in a voting trust or sell them to any person owning more than 1% of the outstanding stock of Adirondack. Subject to certain limitations discussed below, Adirondack also generally agreed not to participate in any litigation against the Investors, not to contact any regulatory agency with respect to any Investor and to limit its public statements with respects thereto.

     The agreements of the parties set forth above will be void if: (i) the per share consideration payable to the stockholders in connection with the merger is less than $20.00, (ii) the merger agreement is terminated, or (iii) the merger shall not have been completed as of October 31, 1999.

                ADIRONDACK STOCK PRICES AND DIVIDEND INFORMATION

     The common stock of Adirondack trades on the over-the-counter market under the symbol "AFSB." Adirondack common stock was issued at $10.00 per share in connection with Adirondack's initial public offering completed April 6, 1998. Quotations are available through the OTC Bulletin Board. The following table shows the range of high and low sale prices for each quarterly period since Adirondack's stock began trading in April 1998. Adirondack did not pay any dividends on its common stock during these periods.


                                                Adirondack Common Stock
                                ---------------------------------------------------------

                                           High                  Low
                                        ------------         ------------




1998 Calendar Year
   Second Quarter ..................       $14.13             $10.00
   Third Quarter ...................        14.00              11.50
     Fourth Quarter ................        15.00              12.13

1999 Calendar Year
   First Quarter ...................        19.75              13.75
   Second Quarter (through April 26)        22.13              19.25


     As of the record date, the 684,348 outstanding shares of Adirondack common stock were held by approximately 200 record owners.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                 OF ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                                 (In Thousands)

     We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. We derived this information from Adirondack's financial statements for the periods indicated. The information is only a summary and you should read it in conjunction with Adirondack's historical financial statements and related notes.



                               For the Three Months Ended                       For the Year Ended
                                December 31, (unaudited)                           September 30,
                               ------------------------------------------------------------------------------------------------

                                       1998          1997         1998         1997         1996         1995         1994
                                   ------------ ------------ ------------ ------------ ------------ ------------  ------------


Income Statement Data:
Interest income................       $1,319       $1,184       $5,005       $4,905       $4,733       $4,816       $4,805
Interest expense...............          646          627        2,525        2,447        2,416        2,527        2,148
                                     -------     --------       ------       ------       ------       ------       ------
Net interest income............          673          557        2,480        2,458        2,317        2,289        2,657
Provision for loan losses......            4           15          120          792          714          129          211
                                   ---------    ---------      -------       ------       ------       ------       ------
Net interest income after provision
   for loan losses.............          669          542        2,360        1,666        1,603        2,160        2,446
Noninterest income.............           58           54          176          155          109          392           69
Noninterest expense............          552          557        2,213        2,319        2,970        2,198        2,119
                                      ------      -------       ------       ------       ------       ------       ------
Income (loss) before income taxes,
   extraordinary item and cumulative
   effect of accounting change.          175           39          323         (498)      (1,258)         354          396
Provision (benefit) for income taxes      71           16           89           85         (222)         103          124
Extraordinary item, net of tax.          ---          ---          ---          ---          ---          ---          ---
Cumulative effect of accounting
   change, net of tax..........          ---          ---          ---          ---          ---          ---          ---
                                      ------        -----       ------     --------  -----------       ------       ------
Net income (loss)..............         $104          $23         $234        $(583)     $(1,036)        $251         $272
                                        ====          ===         ====        ======     ========        ====         ====



                               At December 31, (unaudited)                           At September 30,
                               ---------------------------------------------------------------------------------------------------

                                       1998          1997          1998         1997          1996          1995          1994
                                  --------------   -----------  ------------  ----------  -------------  ------------  ------------


Balance Sheet Data:
Cash and cash equivalents......        $3,862        $1,435       $4,745        $1,922        $1,198        $3,181        $6,509
Trading securities.............           ---           ---          ---           ---           ---           ---           ---
Securities available-for-sale..         6,204         2,993        6,752         2,994         2,933         3,696         5,337
Securities held-to-maturity....           ---           ---          ---           ---           ---         4,500         5,459
Mortgage-backed securities
available-for sale.............         7,416         3,416        3,959         3,562         4,044           993         3,968
Mortgage-backed securities held-
  to-maturity..................           ---           ---          ---           ---           ---           ---           ---
Loans, net.....................        50,050        48,880       50,201        49,526        49,636        48,239        45,645
Federal Home Loan Bank stock...           461           461          461           461           461           444           444
All other assets...............         2,313         2,438        2,123         2,557         2,734         2,020         2,235
                                    ---------      --------     --------      --------      --------      --------      --------
Total assets...................       $70,306       $59,623      $68,241       $61,022       $61,006       $63,073       $69,597
                                      =======       =======      =======       =======       =======       =======       =======

Deposits.......................       $56,377       $54,271      $56,793       $56,117       $55,716       $57,886       $64,703
FHLB advances..................         4,463           200        2,000           ---           300           ---           ---
Securities sold under
  repurchase agreements........           ---         1,500          ---         1,300           ---           ---           ---
Other borrowings...............           ---           ---          ---           ---           ---           ---           ---
All other liabilities..........           234           331          293           325         1,200           333           189
Stockholders' equity...........         9,232         3,321        9,155         3,280         3,790         4,854         4,705
                                     --------     ---------    ---------      --------        ------     ---------        ------
Total liabilities and stockholders'
   equity......................       $70,306       $59,623      $68,241       $61,022       $61,006       $63,073       $69,597
                                      =======       =======      =======       =======       =======       =======       =======



                                 For the Three Months Ended                          For the Year Ended
                                  December 31, (unaudited)                              September 30,
                                ----------------------------------------------------------------------------------------------------

                                     1998          1997          1998         1997          1996          1995          1994
                                  ------------  ------------ ------------  ------------  ------------ --------------  ------------

Selected Financial Ratios:
Performance Ratios:
Return on average assets .....         0.60%         0.15%        0.36%        (0.94)%       (1.69)%        0.38%         0.42%
Return on average equity......         4.48          2.78         5.14        (16.30)       (22.22)         5.30          5.97
Net interest rate spread......         3.56          3.72         3.87          3.96          3.68          3.35          4.43
Net interest margin...........         4.04          3.82         4.02          4.11          3.91          3.55          4.42
Other expense to average assets        3.37          3.62         3.39          3.63          3.61          3.11          3.17
Average interest-earning assets to
   average interest-bearing          112.42        102.54       103.87        103.76        105.53        105.01         99.70
liabilities...................
Asset Quality Ratios:
Non-performing loans to total          2.07%         4.91%        3.52%         7.39%         4.33%         5.24%         7.52%
loans.........................
Non-performing assets to total
assets........................         2.28          6.10         3.05          6.73          3.74          4.38          5.53
Allowance for loan losses to total
   loans......................         2.42          3.09         2.89          3.14          2.45          1.58          1.83
Allowance for loan losses to non-
   performing loans...........       117.33         44.32        81.91         42.53         56.53         30.20         24.34
Capital Ratios:
Average equity to average assets      13.47%         5.46%        7.08%         5.78%         7.62%         7.11%         6.99%
Equity to total assets........        13.13          5.57        13.42          5.38          6.21          7.70          6.76


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     FOR THE QUARTER ENDED DECEMBER 31, 1998

     The following discussion and analysis should be read in conjunction with the unaudited consolidated interim financial statements and related notes and with the statistical information and consolidated financial data appearing in this report for the fiscal year ended September 30, 1998.

Forward Looking Statements

     When used in this document, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties-including, changes in economic conditions in Adirondack's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Adirondack's market area, and competition that could cause actual results to differ materially from historical results and those presently anticipated or projected. Adirondack wishes to caution the reader not to place undue reliance on any such forward looking statements, which speak only as of the date made. Adirondack wishes to advise readers that the factors listed above could affect Adirondack's financial performance and could cause Adirondack's actual results for future periods to materially differ from any opinions or statements expressed with respect to future periods in any current statements.

     The company does not undertake -- and specifically disclaims any obligation -- to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Year 2000 ("Y2K") Issues

     Year 2000 issues are the result of computer programs having been written using two digits rather than four to define the applicable year. Any of Adirondack's programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. Adirondack is also aware of these risks to third parties, including vendors (and to the extent appropriate, depositors and borrowers), and the potential adverse impact on Adirondack that could result from failures by these parties to adequately address the Year 2000 issues.

     Adirondack processes all customer information on an in-house data processing system utilizing computer programs from several vendors. Most of the ancillary programs have a direct interface to the core processing system. To mitigate the Y2K risk, Adirondack has developed a Y2K Action Plan that was approved by the Board in July 1998. As a part of the Plan, a Y2K Committee was formed to conduct a review of Adirondack's core computer system and the ancillary software to identify the mission critical applications that could be affected by the Y2K problem. The Y2K committee reports on a quarterly basis to the Board of Directors as to Adirondack's status in resolving any Y2K issues. In order to complete the final phases of the Y2K Plan, it will be necessary to document contingency and disaster recovery plans, which will be completed by the Association's employees in 1999.

     To date, the Y2K Committee has received Y2K compliance certifications/progress forms from all of Adirondack's vendors. Of the responses received, 85% of the vendors have certified that they are Y2K compliant, with the remaining 15% informing Adirondack of their progress and anticipated compliance dates; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.

     Final versions of Adirondack's Y2K customer evaluation forms and the associated risk analysis have been completed and the Y2K questionnaires have been sent to customers. A spreadsheet has been developed that identifies significant borrowers and their level of risk and will be monitored by Adirondack's Asset Review Committee. To date, the majority of significant borrowers contacted have indicated that they are not heavily reliant on computer systems and are, therefore, evaluated as a low risk to Y2K.

     Based on Adirondack's current knowledge and investigations, the expense of the Year 2000 problem, as well as the related potential effect on Adirondack's earnings, is not expected to have a material effect on Adirondack's financial position or results of operation. Furthermore, Adirondack expects corrective measures required to be prepared for the Year 2000 problem to be implemented on a timely basis.

Financial Condition

     Total assets were $70.3 million at December 31, 1998, an increase of $2.1million or, 3.03%, over total assets of $68.2 million as of September 30, 1998. The increase in total assets was primarily funded by borrowings, which increased by $2.5 million, partially offset by a $417,000 decline in total deposits.

     Investments available for sale were $13.7 million at December 31, 1998, $2.5 million or 22.45% more than the $11.2 million balance at September 30, 1998. The increase is primarily attributable to the purchase of $5.5 million in securities partially offset by $2.6 million received from maturities and principal paydowns.

     Total gross loans decreased by $410,000, or 0.79%, to $51.4 million at December 31, 1998 as compared to $51.8 million at September 30, 1998. Multi-family and commercial real estate loans increased by $113,000, or 1.31%, from $8.6 million at September 30, 1998 to $8.7 million at December 31, 1998. Commercial loans declined $668,000, or 25.56%, during the same period. The modest increase in multi-family and commercial real estate loans and the decline in commercial loans are the result of the Board placing less emphasis on the growth of these loan portfolios, which are generally subject to higher credit risks than other types of lending. One-to-four family real estate loans declined from $35.7 million at September 30, 1998 to $35.5 million at December 31, 1998, a decline of $185,000 or 0.52%. One-to-four family construction loans increased $587,000, or 96.86%, from $606,000 at September 30, 1998 to $1.2 million at
December 31, 1998. Home equity loan balances declined during the same period by $185,000 or 5.89%. The high level of competition for loans secured by residential properties, which are primarily driven by the rates offered on the loans, continues to be a significant factor in the changes in Adirondack's one-to-four family, construction and home equity loan balances.

     The Allowance for loan loss decreased by $250,000, or 16.70%, from September 30, 1998 to December 31, 1998. The decline was the result of net charge-offs of $254,000 exceeding the provision of $4,000 recorded during the three months ended December 31, 1998. Charge-offs taken during this period were primarily on loans secured by commercial properties, either foreclosed upon or deemed partially uncollectible. At December 31, 1998, the allowance for loan losses was 2.42% of gross loans receivable as compared to 2.89% at September 30, 1998.

     Non-performing assets ("NPAs") decreased by $470,000, or 22.57%, to $1.6 million at December 31, 1998 from $2.1 million at September 30, 1998. The improvement in NPAs is attributable to nonperforming loans declining by $764,000, or 41.84%, to $1.1 million at December 31, 1998 from $1.8 million at September 30, 1998, partially offset by an increase in OREO of $456,000 during the same period. Nonperforming loans at December 31, 1998 consisted of one-to-four family mortgages of $756,000, multi-family and commercial real estate loans of $304,000 and commercial loans of $2,000. OREO at December 31, 1998 consisted of $175,000 in one-to-four family residences and a $375,000 commercial building.

     Total deposits decreased by $417,000, or 0.73%, to $56.4 million at December 31, 1998 from $56.8 million at September 30, 1998. The following table shows the deposit composition as of the respective balance sheet dates:



                                                  At December 31, 1998                    At September 30, 1998
                                        -----------------------------------------------------------------------------------------

                                          (In Thousands)        % of Deposits      (In Thousands)       % of Deposits
                                        -------------------   ------------------   ----------------   ----------------------


Passbook and statement savings.........     $11,619                   20.61%         $11,297                  19.89%
Demand and NOW accounts................       5,445                    9.66            5,742                  10.11
Money market accounts..................      12,865                   22.82           12,563                  22.12
Time deposits..........................      26,448                   46.91           27,191                  47.88
                                            -------                  ------         --------                -------
                                            $56,377                  100.00%         $56,793                 100.00%
                                            =======                  ======          =======                 ======


     Management attributes the increases in passbook and statement savings and money market accounts primarily to customers choosing to invest their funds in short-term interest-bearing products due to the relatively low level of interest rates on time deposits during the quarter ended December 31, 1998. The decline in time deposits is consistent with Adirondack's efforts to reduce its reliance on higher rate time deposits for funding.

     Borrowings increased from $2.0 million at September 30, 1998 by $2.5 million to $4.5 million at December 31, 1998. The increase is attributable to Adirondack's implementation of a leveraging strategy to increase the return on equity, whereby securities were purchased with funds borrowed from the FHLB. During the quarter ended December 31, 1998, Adirondack used $2.5 million in borrowings from the FHLB to purchase pools of mortgage-backed securities and one callable agency note.

     Total equity increased by $77,000 during the three month period ended December 31, 1998 and was $9.2 million at both December 31, 1998 and September 30, 1998. The increase was attributable to $10,000 obtained through the issuance of common stock to 401-K accounts and net income of $104,000 recognized for the three months ended December 31, 1998, partially offset by a $38,000 decline in the net after-tax unrealized gain on available for sale securities.

Comparison of Operating Results for the Three-Month Periods Ended December 31, 1998 and 1997

     The results of operations of Adirondack's subsidiary savings association are dependent primarily on net interest income, which is the difference between the income earned on its loans and securities and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Association's provision for loan losses, net expenses on foreclosed assets and by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the financial condition and results of operations of Adirondack and the Association.

     Unless otherwise noted, discussion of operating results for the three months ended December 31, 1998, is based on a comparison with the corresponding period in 1997.

     Net income for the three months ended December 31, 1998 was $104,000, compared to $23,000 in 1997. The $81,000 increase was primarily attributable to an increase of $116,000 in net interest income and a decrease of $11,000 in the provision for loan losses less the tax effect of these changes.

     Net Interest Income. Net interest income for the three months ended December 31, 1998 increased by $116,000, or 20.92%, to $673,000 from $557,000 in
1997. The improvement in net interest income was primarily attributable to an increase in the average volume of net interest-earning assets, which increased by $5.9 million, or 412.8%, the result of an increase in total average interest-earning assets of $8.6 million, or 14.87%, partially offset by an increase in total average interest-bearing liabilities of $2.7 million, or 4.78%. The positive effect derived from the increase in the average volume of net interest-earning assets was partially offset by a decline of 16 basis points in Adirondack's average net interest rate spread to 3.56% from 3.72% in 1997. The average yield earned on interest-earning assets during the three month period ended December 31, 1998 was 7.90%, a decrease of 24 basis points as compared to 8.14% in 1997 and the average rate paid on interest-bearing liabilities was 4.34%, down 9 basis points from 4.43% in 1997.

     The decline in the average yield earned on total interest-earning assets was attributable to a shift in the composition of total average interest-earning assets to lower yielding securities and interest-earning deposits from higher yielding loans. The average volume of securities increased by $5.3 million to $12.3 million or 18.4% of total average interest-earning assets from 12.0% in 1997. In addition, average interest-earning deposits increased by $2.7 million to $2.9 million or 4.4% of total average interest-earning assets for the three months ended December 31, 1998 from 0.3% of total average interest-earning assets in 1997. The combined average yield earned on securities and interest-earning deposits declined by 46 basis points to 5.67% with the average rate earned on securities decreasing by 20 basis points to 5.98%, partially offset by an increase of 10 basis points to 4.36% in the average rate earned on interest-earning deposits. Average loan balances for the three months ended December 31, 1998, as compared to the same period in 1997, increased by $594,000, or 1.17%, to $51.6 million, accompanied by an increase of 13 basis points in the average loan yield to 8.56%. However, as a percentage of total average interest-earning assets, average loan volume declined to 77.2% from 87.7% in 1997.

     As mentioned above, the average cost of interest-bearing liabilities decreased from 4.43% for the three months ended December 31, 1997 to 4.34% for the three months ended December 31, 1998, with all of the component categories of average total interest-bearing liabilities experiencing declines in average rates paid. The declines in interest rates on interest-bearing liabilities resulted primarily from the general decline in market interest rates since December 31, 1997.

     Provision for Loan Losses. The provision for loans losses was $4,000 for the three months ended December 31, 1998, compared to $15,000 in 1997. The decrease in the provision expense was attributable to management's evaluation of the adequacy of Adirondack's allowance for loan losses as of December 31,1998 and a decline in the Association's non-performing loans. As of December 31, 1998, non-performing loans were $1.1 million, a decrease of $2.4 million, or 69.92%, from $3.5 million at December 31,1997.

     Operating Expenses. Total operating expenses decreased by $4,000, or 0.81%, to $552,000 for the three months ended December 31, 1998, from $556,000 in 1997.

     Compensation and benefits expenses increased by $27,000, or 11.69%, mainly the result of ESOP expenses and the initial expenses related to Adirondack's Recognition and Retention Plan ("RRP"). In addition, advertising expenses increased by $17,000, or 75.07%, to $39,000, the result of management's decision to implement a branding campaign for the Association's name and the services and products that it provides in order to increase the public's awareness of the Association.

     Income Tax Expense. Income tax expense increased by $55,000 to $71,000 from $16,000 in 1997. The increase was the result of a significant increase by $136,000 in pre-tax income to $175,000 from $39,000 in 1997.

Liquidity and Funding

     Liquidity is the ability to generate cash flows to meet present and expected future funding needs. Management monitors the Association's liquidity position on a daily basis to evaluate its ability to meet expected and unexpected depositor withdrawals and to make new loans and/or investments.

     The Association's primary sources of funds for operations are deposits from its market area, principal and interest payments on loans and securities, proceeds from the maturity and sale of securities available for sale, advances from the FHLB, and securities sold under agreements to repurchase ("repos"). While maturities and scheduled amortization of loans and securities are generally predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition.

     The primary investing activities of the Association are the origination of loans and the purchase of securities. During the three months ended December 31, 1998, the Association's loan originations totaled $2.5 million. The Association purchased $5.5 million of securities available for sale during the same period.

     The primary financing activity of the Association is the attraction of deposits. However, during the three months ended December 31, 1998, the Association's deposits decreased by $417,000 from September 30, 1998, primarily time deposits ("CDs"), which decreased by $743,000. Management believes that the decrease in CDs during the three months ended December 31, 1998 resulted primarily from the holders of maturing CDs pursuing alternative investments to obtain better returns.

     In the event the attraction of deposits is not sufficient to fund an expansion in interest-earning assets or when the level of market interest rates for CDs is higher than the cost of borrowed funds, the Association may utilize advances from the FHLB and other types of borrowed funds to fund interest-earning asset growth. During the three months ended December 31, 1998, the Association increased its borrowed funds by $2.5 million to $4.5 million through FHLB advances. The FHLB advances were used to purchase securities available for sale.

     The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied by the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum liquidity ratio is currently 4%. The Association's average daily liquidity ratio for the month of December 1998 was 8.20%.

     The Association's most liquid assets are cash and cash equivalents, which include federal funds sold and bank deposits. The level of these assets is dependent on the Association's operating, financing, and investing activities during any given period. At December 31, 1998, cash and cash equivalents totaled $4.3 million, compared to $4.7 million at September 30, 1998.

     The Association anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1998, the Association had commitments to originate loans of $1.3 million as well as undrawn commitments of $1.2 million on home equity and other lines of credit. Time deposits that are scheduled to mature in one year or less at December 31, 1998, totaled $16.7 million. Management believes that a significant portion of such deposits will remain with the Association.

     Adirondack also has a need for, and sources of, liquidity. Liquidity is required to fund its operating expenses, as well as for the payment of any dividends to stockholders. The primary source of Adirondack's liquidity on an ongoing basis is dividends from the Association. To date no dividends have been made by the Association to Adirondack.

Capital

     Although there are no minimum capital ratio requirements for Adirondack, the Association is required to maintain minimum regulatory capital ratios. The following is a summary of the Association's actual capital amounts and ratios at December 31, 1998, compared to the OTS minimum capital requirements:



                                                   Actual                                     Minimum
                                  -----------------------------------------------------------------------------------------
                                     (In Thousands)             %               (In Thousands)             %
                                  ----------------------     -----------      ------------------    ---------------


Tangible Capital................         $7,177                  10.44%              $1,031               1.50%
Core Capital....................          7,177                  10.44                2,749                4.00
Risk Based Capital..............          9,416                  20.01                3,064                8.00




           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1998

     Adirondack was incorporated under Delaware law in December 1997 as a bank holding company to purchase 100% of the common stock of the Association. On April 6, 1998, the Association converted from a mutual form to a stock institution, at which time Adirondack purchased all of the outstanding stock of the Association, and Adirondack completed its initial public offering, issuing 661,250 shares of $.01 par value common stock at $10.00 per share. Net proceeds to Adirondack were $6.0 million after conversion and stock offering costs, and $5.5 million excluding the shares acquired by Adirondack's newly formed "ESOP."

     The consolidated financial condition and operating results of Adirondack are primarily dependent upon its wholly owned subsidiary, the Association, and all references to Adirondack and its financial data prior to April 6, 1998, except where otherwise indicated, refer to the Association and its financial data.

     The Association has operated as a community-oriented financial institution, obtaining deposits from its local community and investing those deposits principally in residential one-to-four family mortgage loans and, to a lesser extent, multi-family and commercial real estate, commercial business, home equity and consumer loans. In addition, the Association invests excess funds not used for loan originations in securities issued by the United States government or its agencies, and mortgage backed securities. Deposits are offered at various interest rates only within the Association's primary market area. There are no brokered deposits maintained by the Association.

     The Association's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between the interest it receives on interest-earning assets, such as loans and investments, and the interest it pays on interest-bearing liabilities, such as deposits and borrowings. In other words, the Association's results of operations are significantly dependent on its interest rate spread.

     Results of operations are also affected by the Association's provision for loan losses, noninterest expenses such as salaries and employee benefits and, to a lesser extent, noninterest income such as service charges on deposit accounts.

     Financial institutions in general, including Adirondack, are significantly affected by economic conditions, competition and the monetary and fiscal policy of the federal government. Lending activities are influenced by the demand for and the supply of housing, competition among lenders, the interest rate conditions and funds availability. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preference and the levels of personal income and savings in the Association's primary market area.

Financial Condition

     Total assets were $68.2 million at September 30, 1998, an increase of $7.2 million or 11.8% from $61.0 million at September 30, 1997. The asset increase resulted principally from the receipt of net investable proceeds of $5.5 million from Adirondack's stock offering consummated April 6, 1998, with the balance funded by an increase of $677,000 or 1.2% in total deposits from $56.1 million at September 30, 1997 to $56.8 million at September 30, 1998, an increase in borrowings of $700,000 or 53.8% from $1.3 million to $2.0 million during the same period and retention of Adirondack's net income of $234,000 for the fiscal year ended September 30, 1998.

     Cash and cash equivalents increased to $4.7 million at September 30, 1998, an increase of $2.8 million or 146.9%. Cash and cash equivalents had been much higher during the year, first as Adirondack held the proceeds of stock subscriptions prior to consummation of the stock offering and later as Adirondack gradually deployed the offering proceeds. The balance of cash and cash equivalents held at September 30, 1998 includes $1.5 million invested in a short-term reverse repurchase agreement by Adirondack. There were no balances outstanding for reverse repurchase agreements at September 30, 1997.

     Investments available for sale were $11.2 million at September 30, 1998 as compared to $7.0 million at September 30, 1997, an increase of $4.2 million or 59.21%. Investments now represent 16.4% of total assets as compared to 11.5% at September 30, 1997. The net increase in investments held represents the investment of the net public offering proceeds principally in U.S. government agency callable securities which increased by $3.3 million or 110.5% from $3.0 million at September 30, 1997 to $6.3 million at September 30, 1998. To a lesser extent, offering proceeds were also invested in mortgage-backed securities which increased $397,000 or 11.2% during the same period from $3.6 million to $3.9 million. Prior to the offering, $700,000 was invested in short-term certificates of deposit in order to obtain higher yields than term deposits offered through the FHLB. At September 30, 1998, there were $400,000 of these certificates of deposit held as investments, maturing within 9 months. There were no certificates of deposit held as investments at September 30, 1997. During fiscal 1998, the market value of the investment portfolio increased $108,000.

     Net loans receivable increased $675,000 or 1.4% from $49.5 million at September 30, 1997 to $50.2 million at September 30, 1998. One-to-four family residential mortgages declined from $36.9 million at September 30, 1997 by $1.2 million or 3.2% to $35.7 million at September 30, 1998 and now represent 68.9% of gross loans outstanding as compared to 71.9% at September 30, 1997. The decline is the result of increased competition in the residential mortgage market driven by declining interest rates and to the Association's increased emphasis during the year, on multi-family and commercial real estate and commercial business loans. Reflecting the increased emphasis, multi-family and commercial real estate loan balances were $8.6 million at September 30, 1998, an increase of $664,000 or 8.4% from the September 30, 1997 balance of $8.0 million, and commercial business loan balances increased $1.2 million or 84.5% from $1.4 million at September 30, 1997 to $2.6 million at September 30, 1998. Home equity loans declined $236,000 or 7.0% from $3.4 million at September 30, 1997 to $3.1 million at September 30, 1998. The decline in home equity loans was the result of the lower interest rate environment which encouraged customers to refinance their underlying first mortgages and repay their home equity loans. The Association's construction and consumer loan portfolios did not change significantly during fiscal 1998.

     Total deposits increased $677,000 or 1.2% from $56.1 million at September 30, 1997 to $56.8 million at September 30, 1998. The increases in demand and NOW accounts, which increased $594,000 or 11.5% during fiscal 1998, and money market accounts, which increased $1.6 million or 14.7% during fiscal 1998, were offset somewhat by savings accounts decreasing $707,000 or 5.9% and time deposits decreasing $824,000 or 2.9% during the same period. The increase in checking accounts is the result of increased market penetration in the commercial sector and due to increased balances of official check accounts. The growth noted in money market accounts is consistent with the trend begun in fiscal 1995 when the Association began to focus its marketing efforts on these accounts. The decrease in savings is a continuing of a trend over the past several years, as the general level of interest rates paid on savings deposits has become less attractive, and depositors either switched into higher yield products such as money market accounts or withdrew their accounts. The decline in time deposits is primarily due to the maturing of higher yielding time deposits which were not renewed as the Association has been less aggressive in its pricing of time deposits.

     Borrowings at September 30, 1998 were $2.0 million, $700,000 or 53.8% greater than the $1.3 million outstanding at September 30, 1997. The Association replaced matured time deposits that were not maintained with shorter term FHLB borrowings.

     Stockholders' equity at September 30, 1998 was $9.2 million, an increase of $5.9 million from the Association's net worth at September 30, 1997. The increase represents the receipt of net proceeds of $5.5 million from Adirondack's initial public offering, plus retained earnings of $234,000 for the fiscal year ended September 30, 1998 and an increase in the fair value of investments available for sale, net of taxes, of $61,000. Stockholders' equity as a percent of total assets was 13.42% at September 30, 1998 as compared to 5.38% at September 30, 1997. Book value per common share at September 30, 1998 was $13.80, or $14.87 excluding the remaining unallocated ESOP shares.

Asset/Liability Management

     The Association's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on its interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates.

     In managing its asset/liability mix, the Association, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, often places more emphasis on managing short-term net interest margin than on better matching interest rate sensitivity of its assets and liabilities. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

     The Board has taken a number of steps to manage the Association's vulnerability to changes in interest rates. First, in connection with the Association's decision to increase the Association's multi-family and commercial real estate and commercial business lending as well as its increased emphasis in home equity lending, the Association has increased its interest rate sensitive lending (which includes all loans which reprice in five years or less). The Association's interest rate sensitive loans represent $15.7 million or 30.3% of the portfolio at September 30, 1998 as compared to $15.4 million or 30% at September 30, 1997. Second, the Association has used community outreach, customer service and marketing efforts to acquire the proportion of its deposit consisting of money market and other transaction accounts. These deposits are believed to be less interest rate sensitive than other types of deposit accounts. The Association's money market and transaction accounts represent $29.6 million or 52.1% of deposits at September 30, 1998 as compared to $28.1 million or 50.1% at September 30, 1997. Finally, the Association has focused a significant portion of its investment activities on securities with adjustable interest rates or average lives of seven years or less. At September 30, 1998, $3.9 million or 100.0% of the Association's mortgage-backed securities had adjustable interest rates or average lives of seven years or less based on their amortized cost. In addition, $400,000 in certificates of deposit were held at September 30, 1998 maturing in eight months or less. Also, the Association held $6.3 million in U.S. Government callable agency notes at September 30, 1998 which were all callable within one year.

     The asset and liability strategies are implemented by the Association's asset/liability management committee that meets at least quarterly to determine the rates of interest for loans and deposits and consists of the President, Executive Vice President and Vice President - Commercial Loans. Interest rates on loans in the short-term are primarily based on the interest rates offered by other financial institutions in the Association's market area as well as on the availability of funds. Rates on deposits in the short-term are primarily based on the Association's need for funds and on a review of rates offered by other financial institutions in the Association's market area. Ultimately, the customer plays a significant role in the establishment of both loan and deposit rates, as it is necessary to remain competitive in both loan and deposit markets in order to maintain or further expand the customer base.

     The Committee develops longer-term pricing strategies based on review of interest rate sensitivity reports produced quarterly. The Committee also monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Association's liquidity needs, growth and capital adequacy. The Board of Directors receives and reviews the Association's estimated interest rate sensitivity report every quarter. In order to encourage savings associations to reduce their interest rate risk, the OTS measures the sensitivity of the net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The following table presents the Association's NPV at September 30, 1998, as calculated by the OTS, based on quarterly information provided to the OTS by the Association:



   Assumed Basis        Estimated NPV
  Points Change in          Amount           NPV to PV of         Change in NPV         % Change in
   Interest Rates       (In Thousands)       Total Assets        (In Thousands)             NPV
---------------------  ------------------  ------------------  ---------------------   ---------------

        +400               $6,127                   9.43%          $(2,974)                 (32.68%)
        +300                7,049                  10.66            (2,052)                 (22.55)
        +200                7,887                  11.74            (1,214)                 (13.34)
        +100                8,535                  12.54              (566)                  (6.22)
           0                9,101                  13.21               ---                   ---
        -100                9,612                  13.80               511                    5.61
        -200               10,223                  14.49             1,122                   12.33
        -300               11,019                  15.38             1,918                   21.07
        -400               11,826                  16.26             2,725                   29.94



     Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Association's assets and liabilities would perform as set forth above.

Comparison of Operating Results for the Years Ended September 30, 1998 and 1997

     Net income. The Association's fiscal 1998 net income of $234,000 was $817,000 or 140.1% greater than the net loss from fiscal year 1997 of $583,000. The increased net income between the two periods is primarily attributable to an increase of $22,000 in net interest income, a reduction of $672,000 in the provision for loan losses, an additional $20,000 in non-interest income and a $106,000 net reduction in operating expenses.

     Interest income. Interest income for the year ended September 30, 1998 was $5.0 million as compared to $4.9 million for the year ended September 30, 1997, an increase of $101,000 or 2.1%. Average earning assets were $61.7 million, an increase of $1.9 million or 3.2% over fiscal 1997. The net yield earned on average earning assets was 8.12% for the year ended September 30, 1998, down slightly from 8.21% in fiscal 1997. The increase in interest income was primarily the result of a higher level of interest-earning assets related to Adirondack's initial public offering which provided net investable proceeds of $5.5 million, the effects of which were somewhat offset by a lower net yield on the average earning assets as those proceeds could not immediately be invested prudently in loans, Adirondack's highest yielding asset category. In addition, net interest income and average earning assets were favorably impacted by the approximately $19.3 million of common stock subscriptions held by the Association pending consummation of Adirondack's stock offering.

     Interest expense. Interest expense for the year ended September 30, 1998 was $2.5 million as compared to $2.4 million for the year ended September 30, 1997, an increase of $79,000 or 3.2%. Average interest-bearing liabilities increased from $57.6 million for fiscal 1997 by $1.8 million or 3.1% to $59.4 million for fiscal 1998. The average cost of interest-bearing liabilities was 4.25% for fiscal 1998 and 1997. Savings deposit average balances declined $707,000 or 5.7% during fiscal 1998 which is consistent with decreases noted in prior years. The cost of savings accounts remained fairly constant in fiscal
1998 as compared to fiscal  1997;  however,  the  increased  average  balance of
Demand and NOW accounts was primarily the result of the common stock subscriptions held by the Association that were included in this category which averaged approximately $2.5 million. The Association paid interest on those subscriptions at its savings deposit rate of 3.00%, the effects of which were offset by increased commercial demand deposits on which interest is not paid. The average balance of money market accounts increased $1.0 million or 9.4% during fiscal 1998 while the cost of money market accounts increased 10 basis points from 4.09% in fiscal 1997 to 4.19% in fiscal 1998. The increased money market average balance is consistent with the successes in gaining market share of this product, and the higher cost of money market accounts is due to the higher individual balances maintained for which a higher rate is paid by the Association. The average balance of time deposits declined by $2.6 million or 9.2% from $28.7 million in fiscal 1997 to $26.1 million in fiscal 1998 with a corresponding increase of 23 basis points in the cost of time deposits during the same period. The decline in the average balance of time deposits is the result of maturing time deposits that have not been renewed. The increased time deposit cost is due to maturing time deposits being renewed at higher rates. Borrowings were used by the Association to meet short-term funding needs and provided a lower marginal cost to the Association as compared to other funding sources. The average balance of borrowings for fiscal 1998 was $2.2 million as compared to $391,000 for fiscal 1997. The average cost of borrowings for fiscal 1998 was 5.8% as compared to 5.6% for fiscal 1997.

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. Non-accrual loans have been included in the table as loans receivable with interest earned recognized on a cash basis only. All average balances are monthly average balances.




                                                                     At September 30,
                           -------------------------------------------------------------------------------------------------------

                                         1998                              1997                              1996
                           --------------------------------  --------------------------------- ----------------------------------
                             Average     Interest               Average     Interest              Average     Interest
                           Outstanding    Earned/    Yield/    Outstanding   Earned/    Yield/   Outstanding   Earned/    Yield/
                             Balance       Paid       Rate      Balance       Paid      Rate      Balance       Paid      Rate
                           ----------- ----------- ------------ --------- ----------- --------- ---------  ----------- -----------
                                                                  (Dollars In Thousands)

Interest-earning assets:
Loans receivable, net of deferred
loan fees.................       $50,675     $4,356     8.60%   $51,303      $4,409     8.59%   $49,222     $4,132        8.39%
Securities at amortized cost       7,466        467     6.26      7,337         459     6.26      7,764        467        6.01
Interest-earning deposits.         3,546        183     5.16      1,113          37     3.32      2,298        134        5.83
                                --------     ------             -------     -------            --------     ------
Total earning assets......        61,687      5,006     8.12%    59,753       4,905     8.21%    59,284      4,733        7.98%
                                --------                         ------                         -------
Non-interest earning assets        2,635                          1,954                           1,866
                                --------                        -------                        --------
Total assets..............       $64,322                        $61,707                         $61,150
                                  ======                         ======                          ======
Interest-bearing liabilities:
Savings deposits..........       $11,796      $ 374     3.17%   $12,503        $401     3.21%   $13,724      $ 433        3.16%
Demand and N.O.W..........         7,686         95     1.24      5,316          65     1.22      4,805         69        1.44
MMDA......................        11,676        489     4.19     10,676         437     4.09      7,287        247        3.39
Time deposits.............        26,075      1,442     5.53     28,704       1,522     5.30     30,358      1,667        5.49
Borrowings................         2,157        125     5.80        391          22     5.63          6        ---        5.56
                                 -------     ------             -------    --------          ----------    -------
Total interest bearing liabilitie 59,390      2,525     4.25%    57,590       2,447     4.25%    56,180      2,416        4.30%
                                  ------                         ------                          ------
Non-interest bearing liabilities     376                            541                             306
                                 -------                       --------                       ---------
Total liabilities.........        59,766                         58,131                          56,486
Total equity..............         4,556                          3,576                           4,664
                               ---------                      ---------                       ---------
Total liabilities and equity     $64,322                        $61,707                         $61,150
                                  ======                         ======                          ======
Net interest/spread.......        $2,481                3.87%    $2,458                 3.96%    $2,317                   3.68%
                                   =====                ====      =====                 ====      =====                   ====
Margin....................                             4.02%                            4.11%                             3.91%
                                                       ====                             ====                              ====
Assets to liabilities.....        103.87%                        103.76%                         105.53%
                                  ======                          ======                         ======



     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) change in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                        Year Ended September 30, 1998 vs. 1997           Year Ended September 30, 1997 vs. 1996
                                   ------------------------------------------------------------------------------------------------
                                                                         Total                                            Total
                                     Increase (Decrease) Due to        Increase        Increase (Decrease) Due to       Increase
                                   ------------------------------     -----------     -------------------------------  ------------
                                       Volume           Rate           (Decrease)       Volume            Rate          (Decrease)
                                   --------------  ---------------    -------------   ------------   -------------     ------------
                                                                        (Dollars In Thousands)
Interest-earning assets:
Loans receivable, net of deferred
fees.............................        (54)              1              (53)            178               99             277
Securities at amortized cost.....          8             ---                8             (27)              19             (98)
Interest-bearing deposits........        117              29              146             (44)             (53)            (97)
                                         ---              --              ---             ----             ----           -----
Total interest-earning assets....         71              30              101             107               65             172
                                        ----              --              ---             ---              ---             ---
Interest-earning liabilities:
Savings deposits.................        (22)             (5)             (27)            (39)               7             (32)
Demand and NOW...................         29               1               30               7              (11)             (4)
MMDA.............................         42              10               52             132               58             190
Time Deposits....................       (143)             63              (80)            (89)             (56)           (145)
Borrowings.......................        102               1              103              22              ---              22
                                         ---             ---              ---             ---              ---           -----
Total interest-bearing liabilities         8              70               78              33               (2)             31
                                       -----              --             ----              --              ----           ----
Net interest income..............         63             (40)              23              74               67             141
                                          ==             ====              ==              ==               ==             ===

     Provision for loan losses. The Association continually monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The allowance is increased by the recording of a provision for loan losses, the amount of which depends on an analysis of the risks inherent in the Association's loan portfolio. The provision for loan losses decreased $672,000 or 84.9% for fiscal 1998 to $120,000 from $792,000 for fiscal 1997. The decrease in the amount of the provision for fiscal 1998 was based on management's evaluation of the improved inherent risk in the Association's loan portfolio as evidenced by a $2.0 million or 51.9% decrease in nonperforming loans to $1.8 million at September 30, 1998 as compared to $3.8 million at September 30, 1997; significantly decreased net loan charge offs amounting to $237,000 in fiscal 1998, $193,000 or 44.9% less than in 1997; and improved delinquency statistics on the loan portfolio.

     While the Association believes that it uses the best information available to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination. Management believes its allowance for loan losses is adequate at September 30, 1998; however, future adjustments could be necessary and net income could be adversely affected if circumstances differ substantially from the assumptions used in the determination of the allowance for loan losses.

     Other Income. Other income increased $20,000 or 13.17% to $176,000 during fiscal 1998 from $155,000 for fiscal 1997. This increase was primarily due to new fees introduced during fiscal 1998.

     Operating expenses. Operating expenses for the year ended September 30, 1998 was $2.2 million, a decrease of $106,000 or 4.6% from $2.3 million for the year ended September 30, 1997. Increases in compensation and benefits partially offset decreases in all other operating expenses.

     Compensation and benefits increased from $892,000 for fiscal 1997 to $940,000, an increase of $48,000 or 5.3%. The additional expenses are due to increased salaries paid to employees, additional cost incurred for the ESOP and higher costs incurred for health and medical benefits. The average increase given employees in July 1998 was 3.6% or additional expense of approximately $13,000. The Association incurred $85,000 in retirement expenses, approximately $28,000 greater than fiscal 1997. The retirement expense included $17,000 which represented 401(k) matching contributions and $68,000 which represented expenses related to the ESOP. The

Association did not make any matching contributions to the 401(k) plan after December 31, 1997 and does not plan to make any during fiscal 1999. In April 1998, as part of the Association's conversion to the stock form of ownership, Adirondack established an ESOP which purchased 8% of the initial public offering with funds borrowed from Adirondack. Compensation expense related to the ESOP's initial stock purchase will be recognized over a period of 10 years as the loan is repaid. Shares of stock will be released from the lien of the loan on a pro rata basis as the loan is repaid, and expense will be calculated based upon the average market value during the respective service period on the shares released. It is expected that the 1999 ESOP expense will be higher if the average price of Adirondack's stock increases. In addition, management also expects additional personnel costs in fiscal 1999 of $50,000 related to the implementation of the stockholder approved Management Recognition Program ("MRP").

     Directors' fees and expenses declined $15,000 or 14.6% during fiscal 1998 from $103,000 in fiscal 1997 to $88,000 which is attributable to a reduction in the number of directors. Advertising expense was $102,000 for fiscal 1998, a decrease of $9,000 or 8.0% from fiscal 1997, reflecting a reduction in the types of advertising used during fiscal 1997. The decreased expenses for occupancy and equipment of $12,000 or 5.3% and $21,000 or 6.5%, respectively, for the year ended September 30, 1998 are the result of continued improvements in efficiency and a reduction in repairs and maintenance costs. OREO costs were $30,000 for fiscal year 1998, a reduction of $43,000 or 59.3% from fiscal 1997. The decrease is primarily attributable to a reduction in the period OREO was held and to fewer foreclosed properties being held. Other expenses were reduced by $52,000 or 9.7% from $539,000 to $487,000 primarily through reductions of discretionary items such as contributions and meals and entertainment expenses.

     Income Tax Expense. Income tax expense for fiscal 1998 was $89,000 as compared to $85,000 in fiscal 1997, an increase of $4,000 or 5.2%. The effective tax rate for fiscal 1998 was 28% which was principally the result of a $50,000 reduction in Adirondack's deferred tax valuation reserve primarily as a result of increased taxable income, amounting to approximately $173,000, the reversal of temporary taxable items and reliance on future taxable income, amounting to approximately $225,000.

Comparison of Operating Results for the Years Ended September 30, 1997 and 1996

     Net Loss. The Association's fiscal 1997 net loss of $583,000 was $453,000 or 43.8% less than the fiscal 1996 net loss of $1.0 million. The net loss for fiscal 1997 was reduced from fiscal 1996 primarily as a result of an increase of $141,000 or 6.1% in net-interest income, and a $652,000 or 21.9% reduction in other expenses consisting primarily of $415,000 related to the one-time SAIF assessment and $318,000 expense related to past due property taxes on certain non-performing one-to-four family residential loans, partially offset by a decrease in income tax benefit of $307,000 or 138%. Interest income. Interest and fees on loans increased by approximately $277,000 or 6.7% to $4.4 million for fiscal 1997, from $4.1 million for fiscal 1996. The increase for fiscal 1997 was largely the result of an increase of $2.1 million or 4.2% in the average balance of loans outstanding during fiscal 1997, to $51.3 million, as compared to $49.2 million in fiscal 1996. This increase was primarily in the area of multi-family and commercial real estate, home equity and commercial business loans offset by decreases in the average balance of residential one-to-four family loans. At September 30, 1997, multi-family and commercial real estate, home equity and commercial business loans totaled $12.8 million as compared to $8.7 million at September 30, 1996. This increase reflects management's plan to diversify the loan portfolio, increase portfolio yield, and increase the amount of adjustable rate loans. Originated with various terms and repricing schedules, these loans generally provide certain benefits compared to longer term, fixed rate, residential one-to-four family loans. However, multi-family and commercial real estate and commercial business loans generally have higher outstanding loan balances and increased credit risk relative to residential one-to-four family loans. In addition to the increase in the average balance of loans, the yield earned on the average balance of loans receivable increased by 20 basis points to 8.59% in fiscal 1997 as compared to 1996 due in part to the higher yielding nature of multi-family and commercial real estate and commercial business loans.

     Interest  income on securities  available  for sale  decreased by $8,000 or
1.7%. There were no investment purchases or sales during fiscal 1997. Accordingly, the reduction in interest income on securities available for sale is solely attributable to reduced average balances as a result of principal repayments. The average balance decreased $427,000 or 5.5% during fiscal 1997.

     Interest income on interest-bearing time deposits decreased $98,000 or 72.7% as a result of reduced average balances, coupled with lower contracted rates. Periodically in fiscal 1996, interest-bearing time deposits were contracted on a longer term basis, resulting in a higher yielding investment in 1996 as compared to 1997. Interest-bearing time deposits were primarily invested on an overnight basis in fiscal 1997.

     The yield on the average balance of interest-earning assets was 8.21% and 7.98% for fiscal 1997 and 1996, respectively.

     Interest Expense. Interest expense of $2.4 million remained relatively consistent for the years ended September 30, 1997 and 1996, increasing only $30,000 or 1.3%. While total interest expense did not change dramatically from year to year, the components of interest expense reflected management's progress in increasing the level of lower costing money market accounts. While the amount of year-end deposits only increased $401,000 or 1.0%, the average balance of money market accounts increased $3.4 million or 46.5% to $10.7 million while the average balance of time deposits decreased $1.7 million or 5.4% to $28.7 million. The average cost on money market accounts was 4.09% in 1997 as compared to 3.39% in fiscal 1996, and the average cost of time deposits was 5.30% in fiscal 1997 versus 5.49% in fiscal 1996. Overall money market rates increased due to the introduction in 1996 of a tiered money market account with checking which proved popular with consumers but carried a somewhat higher cost than the Association's other money market products. The changes in the average balances of savings, demand, and NOW accounts and the related rates paid were not significant from fiscal 1996 to 1997.

     Interest expense on borrowings increased to $22,000 in fiscal 1997, as the average amount of borrowed funds increased from $6,000 for fiscal 1996 to $391,000 in fiscal 1997. Fiscal 1996 interest expense on borrowed funds was less than $1,000.

     The yield on the average balance of interest-bearing liabilities was 4.25% and 4.30% for fiscal 1997 and 1996, respectively.

     Net Interest Income. Net interest income increased by approximately $141,000 or 6.1% to $2.5 million for fiscal 1997 from $2.3 million for fiscal 1996. The average interest rate spread increased to 3.96% for fiscal 1997 from 3.68% for fiscal 1996. The increase in interest rate spread is primarily the result of an increase in higher yielding multi-family and commercial real estate loans and the repricing of home equity loans.

     Provision for Loan Losses. The provision for loan losses increased $78,000 or 10.9% to $792,000 for fiscal year 1997 from $714,000 for fiscal year 1996. The increase in the amount of the provision for fiscal 1997 was based on management's evaluation of the inherent risk in the Association's loan portfolio; a $1.6 million or 71.4% increase in non-performing loans to $3.8 million at September 30, 1997 as compared to $2.2 million at September 30, 1996; significantly increased net loan charge offs amounting to $430,000 in fiscal 1997, $187,000 or 77.0% greater than in 1996; continued expansion of commercial business and multi-family and commercial real estate lending; the continued economic weakness in the Association's market area; declining real estate values collateralizing much of the Association's loan portfolio as well as management's evaluation of the prospects in the Association's market areas.

     Other Income. Other income increased by $46,000 or 42.0% to $155,000 during fiscal year 1997 from $109,000 for fiscal year 1996. This increase was primarily due to increases in fees and service charges of $22,000 or 18.4% as well as fiscal 1996 other income including a $15,000 loss on the writedown of premises and equipment.

     Operating Expense. Operating expenses decreased $652,000 or 21.9% to $2.3 million in fiscal year 1997 from $3.0 million in fiscal year 1996. Compensation and benefits expenses increased by $66,000 or 8.0% to $892,000 for fiscal year 1997 from $826,000 for fiscal year 1996. The increase in compensation and benefits expenses in fiscal year 1997 was primarily the result of the general cost of living and merit raises to Association employees, coupled with increased pension and health insurance expenses. Director's fees increased by $27,000 or 34.9% from $76,000 in fiscal year 1996 to $103,000 in fiscal year 1997, reflecting increased meeting frequency and an increase in per meeting fees. Other real estate expenses increased $46,000 or 170% to $73,000 reflecting increased costs associated with foreclosures and disposition of other real estate.

     More than offsetting these increases were reductions in the special one-time FDIC assessment, federal deposit insurance premiums, advertising expenses and other operating expenses. In fiscal 1996, the Association accrued a special assessment to recapitalize the SAIF in the amount of $415,000. As a result of the recapitalization, the Federal deposit insurance premiums decreased in fiscal 1997 by $74,000 or 56.6% to $57,000. Advertising expenses decreased in fiscal 1997 by $29,000 or 21.0% to $111,000. This decrease is due to the inclusion in fiscal 1996 of significant costs associated with the implementation of a new logo and brochures and initial use of television advertising which was not repeated in fiscal 1997. Occupancy expenses and equipment and data processing expenses were slightly greater in fiscal 1997 as compared to fiscal 1996 with increases of $13,000 or 5.9% and $9,000 or 2.9%, respectively.

     Income Tax Expense. The provision for income taxes increased $307,000 from a fiscal year 1996 benefit of $222,000 to a fiscal year 1997 expense of $85,000. The increase in tax expense for fiscal year 1997 as compared to fiscal year 1996 was primarily the result of a $760,000 decrease in the loss before income taxes, coupled with a $25,000 increase in the change in the valuation allowance for deferred tax assets. In assessing whether the deferred tax assets will more likely than not be realized, the Association considers the historical level of taxable income, the time period over which the temporary differences are expected to reverse, as well as estimates of future taxable income. In 1997, as a result of the Association experiencing a second year of significant losses before taxes (loss before taxes of $498,000 and $1,259,000 in fiscal 1997 and 1996, respectively), continued economic weakness in the Association's market area, including declining real estate values collateralizing much of the Association's loan portfolio, and reduced expectations of earnings in the future, as well as a reduction in the amount of historical taxes available for carryback in 1997, the Association increased its deferred tax valuation allowance by $274,000 to $625,000 at September 30, 1997. As of September 30, 1997, the net deferred tax asset is considered to be more likely than not realizable based upon the remaining amount of historical taxes available for carryback, amounting to approximately $50,000, the reversal of temporary taxable items and reliance on future taxable income amounting to approximately $175,000.

Asset Quality

     Nonperforming assets include non-accrual loans, troubled debt restructurings and other real estate properties. Loans are placed on non-accrual status when the loan is more than 90 days delinquent or when the collection of principal and/or interest in full becomes doubtful. When loans are designated as non-accrual, all accrued but unpaid interest is reversed against current period income and subsequent cash receipts generally are applied to reduce the unpaid principal balance. As of September 30, 1998 and 1997, there were no loans past due greater than 90 days and accruing interest or restructured loans accruing interest. Foreclosed assets include assets acquired in settlement of loans.

     Nonperforming assets at September 30, 1998 were $2.1 million or 3.05% of total assets, compared to $4.1 million or 6.73% of total assets at September 30, 1997. Nonperforming loans were $1.8 million or 3.52% of gross loans outstanding at September 30, 1998, a decrease of $2.0 million from $3.8 million or 7.39% of gross loans outstanding at September 30, 1997.

     In fiscal 1997, $2.7 million in one-to-four family residential loans were either restructured or rewritten, generally at market interest rates, as to which real estate taxes were previously delinquent and were classified as nonaccruing at September 30, 1997. During fiscal 1998, $2.4 million of these loans were reclassified as performing loans as the borrowers had performed under the terms of the restructured or rewritten loan for twelve consecutive months. Four one-to-four family residential loans were restructured at market interest rates during fiscal 1998 totaling $247,000 which were classified as nonaccrual at September 30, 1998. The total restructured one-to-four family residential mortgages at September 30, 1998 was $535,000. The restructured loans will be reclassified as performing loans only after the borrowers perform according to the new loan terms for twelve consecutive months.

     In addition,  $359,000 and $1.0 million in one-to-four  family  residential
loans  were   classified   as   nonaccrual  at  September  30,  1998  and  1997,
respectively, due to delinquency.

     At September 30, 1998 there were three commercial real estate loans classified as nonaccrual. One loan is $411,000 and is secured by a warehouse and office building located in Saratoga County. The property was obtained by a deed-in-lieu of foreclosure in November 1998, and both properties are being marketed. Another loan is $389,000 and is secured by a take-out restaurant located in Saratoga County. Foreclosure process was begun on this property in December 1998. The remaining loan is $96,000 and is secured by an office building located in Fulton County. The borrower continues to make payments on the loan. Management is actively monitoring the borrower's progress to increase rental income on the property.

     All OREO held at September 30, 1998 and 1997 were one-to-four family residential properties.

     Additionally, at September 30, 1998, Adirondack has identified approximately $659,000 in loans having more than normal credit risk. Adirondack believes that if economic and/or business conditions change in its lending area, some of these loans could become nonperforming in the future.

Liquidity

     Liquidity is the ability to generate cash flows to meet present, as well as expected, future funding commitments. Management monitors Adirondack's liquidity position on a daily basis and evaluates its ability to meet expected and unexpected depositor withdrawals and to make new loans and investments. Adirondack has historically maintained high levels of liquidity, and manages its balance sheet so there has been no need for unanticipated sales of Company assets.

     Adirondack's primary sources of funds for operations are deposits, principal and interest payments on loans and securities, and to a lesser extent, borrowings. Net cash provided by operating activities was $728,000 in fiscal 1998, an increase of $998,000 over fiscal 1997. The decrease was primarily attributable to less of a decrease in accrued expenses in fiscal 1998 as compared to fiscal 1997, as there were significant non-recurring expenses accrued in fiscal 1996 paid in fiscal 1997. $4.8 million was used for investing activities in fiscal 1998, an increase of $4.4 million from fiscal 1997. The increase was primarily attributable to Adirondack investing the net proceeds from the stock offering. Financing activities provided $6.9 million, representing $5.5 million in net proceeds from Adirondack's initial public offering, net of common shares acquired by Adirondack ESOP, an increase of $676,000 in deposits and borrowings increasing $700,000 during fiscal 1998.

     An important source of Adirondack's funds is the Association's core deposits. Management believes that a substantial portion of the Association's deposits are core deposits. Core deposits are generally considered to be a dependable source of funds due to long term customer relationships. Adirondack does not currently use brokered deposits as a source of funds, and time deposit accounts having balances equal to or in excess of $100,000 totaled $2.3 million or 4.0% of total deposits at September 30, 1998. The Association is required to maintain minimum levels of liquid assets as defined by regulations. The requirement, which may be varied by OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The OTS required minimum liquidity ratio is currently 4% and for the quarter ended September 30, 1998, the Association reported average liquidity of 15.51%.

     The Association may borrow funds from the FHLB of New York subject to certain limitations. Based on the level of qualifying collateral available to secure advances at September 30, 1998, the Association's borrowing limit from the FHLB of New York was approximately $28.9 million, with $2.0 million outstanding at that date. Management considers FHLB borrowings a reliable source of funding that will likely be used in the next year to meet short-term funding needs. In addition, in order to improve return on equity and increase the return provided stockholders, FHLB borrowings will be used to fund investment purchases during fiscal 1999.

     Adirondack is required to maintain a compensating balance of $500,000 at one of its correspondent banks at September 30, 1998 which is consistent with the prior year.

     At September 30, 1998, Adirondack had outstanding loan origination commitments, undisbursed construction loans in process and unadvanced lines of credit of $2.8 million. Adirondack anticipates that it will have sufficient funds available to meet its current loan origination and other commitments. Time deposits scheduled to mature in one year or less from September 30, 1998 totaled $20.8 million. Based on Adirondack's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with Adirondack.

     Adirondack Financial is a unitary savings and loan holding company which is regulated by the OTS, and although there are no minimum requirements for Adirondack itself, the Association is required to maintain a minimum level of regulatory capital. The following is a summary of the Association's actual capital amounts and ratios as of September 30, 1998, compared to the OTS minimum capital requirements.



                                             At September 30, 1998
                                   -----------------------------------------------------
                                            (Dollars In Thousands)

Tangible Capital:
Capital level....................                $7,055                   10.59%
Requirement......................                   999                    1.50
                                                -------                   -----
Excess...........................                $6,056                    9.09%
                                                  =====                    ====
Core Capital:
Capital level....................                $7,055                   10.59%
Requirement......................                 1,999                    3.00(1)
                                                 ------                    ----
Excess...........................                $5,056                    7.59%
                                                  =====                    ====
Total Risk-Based Capital:
Capital level....................                $7,546                   19.62%
Requirement......................                 5,330                    8.00
                                                 ------                  ------
Excess...........................                $2,216                   11.62%
                                                  =====                   =====


-----------------
(1) Increased to 4.00% as of April 1, 1999.

Impact of Inflation and Changing Prices

     Adirondack's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing costs of operations. Unlike most industrial companies, nearly all assets and liabilities of Adirondack are monetary. As a result, changes in interest rates have a greater impact on Adirondack's performance than do the effects of general levels of inflation, since interest rates do not necessarily move in the direction, or to the same extent as, the price of goods and services.

Impact of New Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to Adirondack's consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to Adirondack's consolidated financial statements.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 standardizes the disclosure of SFAS No. 87 and No. 106 to the extent practical and recommends a parallel format for presenting information about pensions and other postretirement benefits. This Statement is applicable to all entities and addresses disclosure only. The Statement does not change any of the measurement or recognition provision provided for in SFAS No. 87, No. 88 or No. 106. The Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates providing the required disclosures in the September 30, 1999 consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the impact of this Statement on Adirondack's consolidated financial statements.

Year 2000 Issues

     Year 2000 issues are the result of computer programs having been written using two digits rather than four to define the applicable year. Any of Adirondack's programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than year 2000. This could result in a major system failure or miscalculations. Adirondack is also aware of these risks to third parties, including vendors (and to the extent appropriate, depositors and borrowers), and the potential adverse impact on Adirondack that could result from failures by these parties to adequately address the Year 2000 issues.

     Adirondack processes all customer information on an in-house data processing system utilizing computer programs from several vendors. Most of the ancillary programs have a direct interface to the core processing system. In the event of widespread system failure, a worst case scenario, it will be necessary to process customer information manually. To mitigate the Y2K risk, Adirondack has developed a Y2K Action Plan that was approved by the Board in July 1998. As part of the Plan, a Y2K Committee was formed to conduct a review of its computer systems to identify the systems that could be affected by the Y2K problem. The Y2K Committee reports on a quarterly basis to the Board of Directors as to Adirondack's status in resolving any Year 2000 issues.

     Adirondack's Y2K Action Plan identifies seven phases which are as follows:


        Phase                     Description and Company Progress
----------------------------------------------------------------------------------------------------

Awareness             Informing Company employees at all levels of the potential issues  relative to Year 2000.  Adirondack  has  completed this phase of the program.

Inventory             Identify  the  areas  within  the  organization  that  are subject to potential  Year 2000  problems.  Adirondack has completed this phase of the program.

Assessment            Review the areas identified  during the inventory phase to determine the potential impact on Adirondack's  operations and  financial  standing and classify each area on a scale from highest  potential  impact to lowest.  Adirondack has completed this phase of the program.

Analysis              Develop   procedures   necessary   to   test   compliance.
                      Adirondack  is in the process of testing  programs used in areas with the highest potential impact. It is anticipated that testing  will be completed by December 31, 1998.  For programs  with the lowest  potential  impact,  contingency plans will be developed by March 31, 1999.

Conversion            For each program  identified as  non-compliant,  develop a strategy for  upgrading the program or converting to a Y2K compliant program.  In addition,  develop  contingency and disaster  recovery  plans to be used in lieu of testing or in the event of widespread  system  failure.  Based on the results of the testing  completed,  it is not  anticipated
                      that   any   program   conversions   will  be   necessary.
                      Contingency and disaster  recovery plans will be completed by March 31, 1999.





                                      55





Implementation        Migrate  from the testing  environment  to the  production environment any new program  versions being tested for Y2K compliance. Based on the results of the testing completed, it is not anticipated  that there will be any migration of new program versions required.

Post-implementation   Review  contingency plans and disaster recovery plans with employees. Employee training will commence after March 31,
                      1999 and be completed by November 30, 1999.




     To date, the Y2K Committee has received Year 2000 compliance certifications/progress forms from all of Adirondack's vendors. Of the responses received, 85% of the vendors have certified that they are Y2K compliant, with the remaining 15% informing Adirondack of their progress and anticipated compliance dates; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.

     Final versions of Adirondack's Y2K customer evaluation forms and the associated risk analysis have been completed and Y2K questionnaires have been sent to customers. A spreadsheet has been developed that identifies significant borrowers and their level of risk and will be monitored by Adirondack's Asset Review Committee. To date, the majority of significant borrowers contacted have indicated that they are not heavily reliant on computer systems and are, therefore, evaluated as a low risk pertaining to Y2K.

     In fiscal 1997, Adirondack converted from a third-party core processing servicer to an in-house system. In addition, Adirondack also purchased new general ledger and mortgage origination software during approximately the same time period. The implementation of the new systems were completed in part to provide a Y2K compliant operating atmosphere and cost approximately $500,000 to complete which includes both hardware and software costs. As indicated previously, the results of the testing performed on the software and hardware indicates that further renovation is not necessary. To complete the final phases of the Y2K Plan, it will be necessary to document contingency and disaster recovery plans which will be completed by Association employees.

     Based on Adirondack's current knowledge and investigations, the expense of the year 2000 problem as well as the related potential effect on Adirondack's earnings is not expected to have a material effect on Adirondack's financial position or results of operations. Furthermore, Adirondack expects corrective measures required to be prepared for the Year 2000 to be implemented on a timely basis.

                             INDEPENDENT ACCOUNTANTS

     Representatives of KPMG, LLP, Adirondack's independent accountants, are expected to be present at the Adirondack special meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

     If the merger is completed there will be no more Adirondack stockholder meetings. If the merger is not completed stockholder proposals for the next annual meeting, in order to be eligible for inclusion in Adirondack's proxy materials, must be received at Adirondack's executive office at 52 North Main Street, Gloversville, New York 12078-3084 no later than October 15, 1999. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act. Otherwise, any stockholder proposal to take action at such meeting must be received at Adirondack's executive office at 52 North Main Street, Gloversville, New York 12078-3084 by December 24, 1999; provided, however, that in the event that the date of the annual meeting is held before February 12, 2000 or after May 3, 2000, the stockholder proposal must be received not later than the close of business on the later of the 70th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made. All stockholder proposals must also comply with Adirondack's by-laws and Delaware law.

                                  OTHER MATTERS

     The Board of Directors is not aware of any business to come before the meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     In addition to solicitation by mail, directors, officers and employees of Adirondack, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Adirondack, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, Adirondack has engaged Regan & Associates, Inc. to assist Adirondack in distributing proxy materials and contacting record and beneficial owners of Adirondack common stock. Adirondack has agreed to pay Regan & Associates, Inc. approximately $3,000 plus out-of-pocket expenses for its services to be rendered on behalf of Adirondack. Adirondack will bear its own expenses in connection with the solicitation of proxies for the special meeting.

                          INDEX TO FINANCIAL STATEMENTS
                 OF ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                                                                          Page

Independent Auditor's Report...............................................F-1

Statements of Financial Condition For the
Years Ended September 30, 1998 and 1997....................................F-2

Statements of Operations For the Years
Ended September 30, 1998, 1997 and 1996....................................F-3

Statements of Changes in Equity For the Years
Ended September 30, 1998, 1997 and 1996....................................F-4

Statements of Cash Flows For the Years
Ended September 30, 1998, 1997 and 1996....................................F-5

Notes to Consolidated Financial Statements For
the Years Ended September 30, 1998 and 1997................................F-7

Consolidated Interim Statements of Financial
Condition (Unaudited) For the Three Months
Ended  December 31 and September 30, 1998 ................................F-30

Consolidated Interim Statements of
Income (Unaudited) For the Three Months
Ended December 31, 1998 and 1997..........................................F-31

Consolidated Interim Statements of Cash
Flows (Unaudited) For the Three Months
Ended December 31, 1998 and 1997..........................................F-32

Summarized Notes to Unaudited Interim
Consolidated Financial Statements.........................................F-33

                          Independent Auditors' Report


The Board of Directors
Adirondack Financial Services Bancorp, Inc.
Gloversville, New York


We have audited the accompanying consolidated statements of financial condition of Adirondack Financial Services Bancorp, Inc. and subsidiary (the Company) as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in shareholder's equity and cash flows for each of the years in the three year period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adirondack Financial Services Bancorp, Inc. and subsidiary as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1998 in conformity with generally accepted accounting principles.



/s KPMG PEAT MARWICK, LLP
October 30, 1998

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                 Consolidated Statements of Financial Condition



                                                                                   September 30,
                                                                              1998               1997
                                                                         ------------        -----------
                    Assets

Cash and due from banks                                                  $  2,635,158          1,922,386
Interest bearing deposits                                                   2,109,873                 --
                                                                         ------------        -----------
          Total cash and cash equivalents                                   4,745,031          1,922,386

Securities available for sale                                              11,172,412          7,017,111
Net loans receivable                                                       50,200,660         49,526,290
Accrued interest receivable                                                   297,959            332,122
Other real estate owned                                                       256,125            312,892
Premises and equipment, net                                                 1,278,383          1,538,364
Prepaid expenses and other assets                                             290,843            372,642
                                                                         ------------        -----------
          Total assets                                                   $ 68,241,413         61,021,807
                                                                         ============        ===========

       Liabilities and Shareholders Equity

Liabilities:
    Deposits:
       Demand and N.O.W. accounts                                           5,741,821          5,147,684
       Savings and money market accounts                                   23,860,849         22,954,408
       Time deposit accounts                                               27,190,796         28,014,594
                                                                         ------------        -----------
          Total deposits                                                   56,793,466         56,116,686

    Accrued expenses and other liabilities                                    292,982            325,152
    Borrowings and securities sold under agreements to repurchase           2,000,000          1,300,000
                                                                         ------------        -----------
          Total liabilities                                                59,086,448         57,741,838
                                                                         ------------        -----------

Commitments and contingent liabilities (note 11)

Shareholder's equity:
    Preferred stock, $.01 par value;  500,000 shares authorized;
       none outstanding at September 30, 1998 and 1997                             --                 --
    Common stock, $.01 par value;  5,000,000 shares authorized;
       663,243 shares issued and outstanding at September 30, 1998
       and none at September 30, 1997                                           6,632                 --
    Additional paid-in capital                                              6,049,293                 --
    Retained earnings, substantially restricted                             3,535,134          3,301,370
    Unearned ESOP shares                                                     (476,100)                --
    Net unrealized gain (loss) on securities available for sale,
       net of tax                                                              40,006            (21,401)
                                                                         ------------        -----------
          Total shareholders' equity                                        9,154,965          3,279,969
                                                                         ------------        -----------
          Total liabilities and shareholders' equity                     $ 68,241,413         61,021,807
                                                                         ============        ===========


See accompanying notes to consolidated financial statements.

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                      Consolidated Statements of Operations


                                                            For the Years Ended September 30,
                                                        1998              1997              1996
                                                    -----------        ----------        ----------
Interest and dividend income:
    Interest and fees on loans                      $ 4,356,239         4,409,006         4,131,580
    Securities available for sale                       466,780           458,932           466,898
    Interest bearing deposits                           182,576            36,714           134,345
                                                    -----------        ----------        ----------
          Total interest and dividend
            income                                    5,005,595         4,904,652         4,732,823
                                                    -----------        ----------        ----------

Interest expense:
    N.O.W. accounts                                      95,245            64,841            69,251
    Savings and money market accounts                   863,097           837,803           679,589
    Time deposit accounts                             1,441,963         1,522,058         1,667,030
    Borrowings                                          124,827            21,777               178
                                                    -----------        ----------        ----------
          Total interest expense                      2,525,132         2,446,479         2,416,048
                                                    -----------        ----------        ----------

       Net interest income                            2,480,463         2,458,173         2,316,775

Provision for loan losses                               120,000           792,266           714,276
                                                    -----------        ----------        ----------
          Net interest income after provision
            for loan losses                           2,360,463         1,665,907         1,602,499
                                                    -----------        ----------        ----------

Other income:
    Fees and service charges                            160,097           140,309           118,499
    Net loss on sale or writedown
        of premises and equipment                           --                --            (15,322)
    Other                                                15,457            14,810             6,091
                                                    -----------        ----------        ----------
          Total other income                            175,554           155,119           109,268
                                                    -----------        ----------        ----------

Other expenses:
    Compensation and employee benefits                  940,038           892,434           826,360
    Occupancy                                           212,785           224,598           212,054
    Federal deposit insurance premiums                   55,054            56,665           130,387
    Special one-time FDIC assessment                         --                --           414,835
    Advertising                                         101,968           110,796           140,291
    Directors' fees and expenses                         87,853           102,912            76,298
    Equipment and data processing                       298,407           319,110           310,218
    Other real estate expenses                           29,715            73,030            27,039
    Professional fees                                   173,689           149,383            90,572
    Utilities and postage                                60,656            61,280            39,242
    Other operating expenses                            252,667           328,588           703,001
                                                    -----------        ----------        ----------
          Total other expenses                        2,212,832         2,318,796         2,970,297
                                                    -----------        ----------        ----------
Income (loss) before taxes                              323,185          (497,770)       (1,258,530)
Income tax expense (benefit)                             89,421            85,008          (222,324)
                                                    -----------        ----------        ----------
          Net income (loss)                         $   233,764          (582,778)       (1,036,206)
                                                    ===========        ==========        ==========
Basic and diluted earnings per share                       0.19               N/A               N/A
                                                    ===========        ==========        ==========

For fiscal   1998,   earnings   per   share  is   calculated   using   estimated
    post-conversion net income (note 1)

See accompanying notes to consolidated financial statements.

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

           Consolidated Statements of Changes in Shareholders' Equity

                  Years Ended September 30, 1998, 1997 and 1996



                                                                                                        Net unrealized
                                                                                                        gain (loss) on
                                                                                              Unearned     securities
                                                        Common     Additional     Retained      ESOP     available for
                                                        Stock    Paid-In-Capital  Earnings     Shares   sale, net of tax   Total
                                                        -----    ---------------  --------     ------   ----------------   -----

Balance at October 1, 1995                            $    --            --        4,920,354       --        (66,334)     4,854,020
Net loss                                                   --            --       (1,036,206)      --             --     (1,036,206)
Change in net unrealized loss on securities
    available for sale, net of tax                         --            --             --         --        (27,858)       (27,858)
                                                      ---------    ----------     ----------   --------   ----------     ----------

Balance at September 30, 1996                              --            --        3,884,148       --        (94,192)     3,789,956
Net loss                                                   --            --         (582,778)      --             --       (582,778)
Change in net unrealized loss on securities
    available for sale, net of tax                         --            --             --         --         72,791         72,791
                                                      ---------    ----------     ----------   --------   ----------     ----------

Balance at September 30, 1997                              --            --        3,301,370       --        (21,401)     3,279,969
Net income                                                 --            --          233,764       --           --          233,764
Common stock issued (663,243 shares)                      6,632     6,035,380           --         --           --        6,042,012
Acquisition of common shares by ESOP (52,900 shares)       --            --             --     (529,000)        --         (529,000)
Allocation of ESOP shares (5,290 shares)                   --          13,913           --       52,900         --           66,813
Change in net unrealized loss on securities
    available for sale, net of tax                         --            --             --         --         61,407         61,407
                                                      ---------    ----------     ----------   --------   ----------     ----------

Balance at September 30, 1998                         $   6,632     6,049,293      3,535,134   (476,100)      40,006      9,154,965
                                                      =========    ==========     ==========   ========   ==========     ==========

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                      Consolidated Statements of Cash Flows



                                                                         For the Years Ended September 30,
                                                                    1998              1997              1996
                                                                -----------        ----------        ----------
Cash flows from operating activities:
    Net  income (loss)                                          $   233,764          (582,778)       (1,036,206)
    Adjustments to reconcile net income (loss) to net
        cash  provided by (used in) operating activities:
          Depreciation expense                                      292,884           291,086           227,646
          Provision for loan losses                                 120,000           792,266           714,276
          ESOP compensation expense                                  66,813              --                --
          Deferred tax (benefit) expense                            (40,000)          125,000           (55,651)
          Writedown of other real estate owned                        3,850            33,032            24,300
          Net gain on sale of other real estate owned               (30,247)          (38,881)          (76,847)
          Net loss on sale or writedown of
             premises and equipment                                    --                --              15,322
          Decrease (increase)  in accrued interest
             receivable                                              34,163            (2,131)           49,528
           Decrease (increase) in prepaid expenses and
             other assets                                            78,760           (12,947)           (4,536)
          (Decrease) increase in accrued expenses and
             other liabilities                                      (32,171)         (875,172)          846,553
                                                                -----------        ----------        ----------
               Total adjustments                                    494,052           312,253         1,740,591
               Net cash provided by (used in)
                 operating activities                               727,816          (270,525)          704,385
                                                                -----------        ----------        ----------

Cash flows from investing activities:
    Purchase of securities available for sale                    (6,729,128)             --          (4,601,592)
    Proceeds from principal repayment of securities
        available for sale                                        1,678,272           549,575           430,569
    Proceeds from maturity and redemption of
        securities available for sale                             1,000,000              --           3,700,000
    Proceeds from maturity and redemption of
        securities held to maturity                                    --                --           2,500,000
    Net increase in loans receivable                             (1,119,345)       (1,193,317)       (2,409,148)
    Proceeds from sale of other real estate owned                   408,139           273,397           462,684
    Capital expenditures                                            (32,903)          (35,711)         (920,326)
                                                                -----------        ----------        ----------
               Net cash used in investing activities             (4,794,965)         (406,056)         (837,813)
                                                                -----------        ----------        ----------

Cash flows from financing activities:
    Net increase (decrease) in deposits                             676,781           400,886        (2,149,816)
    Net increase in borrowings                                      700,000         1,000,000           300,000
    Net proceeds from issuance of common stock                    6,042,013              --                --
    Acquisition of common stock by ESOP                            (529,000)             --                --
                                                                -----------        ----------        ----------
               Net cash provided by (used in)
                 financing activities                             6,889,794         1,400,886        (1,849,816)

Net increase (decrease) in cash and cash equivalents              2,822,645           724,305        (1,983,244)
Cash and cash equivalents at beginning of year                    1,922,386         1,198,081         3,181,325
                                                                -----------        ----------        ----------
Cash and cash equivalents at end of year                        $ 4,745,031         1,922,386         1,198,081
                                                                ===========        ==========        ==========

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                      Consolidated Statements of Cash Flows


                                                                         For the Years Ended September 30,
                                                                    1998               1997             1996
                                                                -----------          ----------      ----------

Additional disclosures relative to cash flows:

    Interest paid                                               $    2,515,796       2,446,479        2,416,048
                                                                ==============       =========       ==========

    Taxes paid (Refunds Received)                               $       14,371        (165,891)         (83,587)
                                                                ==============       =========       ==========

Supplemental schedule of non-cash investing
 and financing activities:
       Transfers from loans to other real estate
          owned                                                 $      324,975         510,892          297,909
                                                                ==============       =========       ==========

       Securities held to maturity transferred to
          securities available for sale under the
           provisions of the FASBs Special
          Report                                                $         --              --          2,000,000
                                                                ==============       =========       ==========

       Change in valuation of  securities  available
        for sale,  net of $46,322,
        $54,913 and ($21,015) tax effect at
        September 30, 1998, 1997
          and 1996, respectively                                $       61,407          72,791          (27,858)
                                                                ==============       =========       ==========


See accompanying notes to consolidated financial statements.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(1)      Summary of Significant Accounting Policies

Adirondack Financial Services Bancorp, Inc. (the Holding Company) was incorporated under Delaware law in December 1997 as a Holding Company to purchase 100% of the common stock of Gloversville Federal Savings and Loan Association (the Association). The Association converted from a mutual form to a stock institution in April 1998, and the Holding Company completed its initial public offering on April 6, 1998, at which time the Holding Company purchased all the outstanding stock of the Association.

The following is a description of the more significant policies which Adirondack Financial Services Bancorp, Inc. follows in preparing and presenting its consolidated financial statements.

(a)      Basis of Presentation

         The accompanying consolidated financial statements include the accounts of Adirondack Financial Services Bancorp, Inc. and its wholly owned subsidiary, Gloversville Federal Savings and Loan Association collectively referred to as the Company. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the thrift industry.

(b)      Use of Estimates

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         A substantial portion of the Association's loans are secured by real estate in the Upstate New York area, primarily in Fulton, Montgomery and Saratoga counties. In addition, the other real estate owned is located in the same market area. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in these areas.

         The determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures in satisfaction of loans are based on material estimates that are susceptible to change based on such factors as economic conditions in the market area serviced by the Company, financial conditions of individual borrowers, and changes in underlying collateral values. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains independent appraisals for significant properties.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997


         Management believes that the allowance for loan losses and the valuation of other real estate owned are adequate. While management uses available information to recognize losses on loans and other real estate owned, future additions to valuation allowances may be necessary based on changes in economic conditions, particularly in the Company's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and other real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination which may not be currently available to management.

(c)      Cash and Cash Equivalents

         For purposes of reporting cash flows, the Company considers all cash and due from bank balances, interest bearing deposits and similar investments with maturities of less than three months to be cash and cash equivalents.

(d)      Securities

         The Company accounts for securities in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires classification of securities into three categories: trading, available for sale, or held to maturity. The Company classifies its debt securities, including mortgage backed securities, as either available for sale or held to maturity, as the Company does not hold any securities for trading purposes. As of September 30, 1998 and 1997 all securities were classified as available for sale.

         Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of equity until realized. Federal Home Loan Bank of New York stock, a non-marketable equity security, is included in securities available for sale at cost since there is no readily available fair value. This investment is required for membership.

         A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

         Interest income includes interest earned on the securities and the amortization of premiums and accretion of discounts. Amortization and accretion is recorded using a method that approximates the level-yield method. Realized gains or losses on securities sold are recognized on the trade date using the specific identification method.

(e)      Reclassification of Investment Securities

         In November 1995, the staff of the Financial Accounting Standards Board released a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         in Debt and Equity Securities." The Special Report contained a unique provision that allowed entities to, as of one date between November 15, 1995 and December 31, 1995, reassess the appropriateness of the classifications of all securities held at that time. In conjunction with the provisions of the Special Report, dated December 31, 1995, the Company transferred securities with an amortized cost of $2,000,000 and an estimated fair value of $1,985,000 from securities held to maturity to securities available for sale.

(f)      Loans Receivable

         Loans are carried at the principal amount outstanding less net deferred loan fees and the allowance for loan losses. Loan fees received and certain direct loan origination costs are deferred, and the net fee or cost is amortized into income so as to provide for a level-yield of interest on the underlying loans. Amortization of related net deferred fees is suspended when a loan is placed on nonaccrual status.

         Interest on loans is recognized on an accrual basis. Loans are generally placed on nonaccrual status when principal or interest becomes 90 days or more past due or sooner if management believes it is prudent to do so. Unpaid interest previously recognized is reversed when a loan is placed on nonaccrual status. Loans generally remain on nonaccrual status until past due principal and interest payments are brought current through cash collections or when, in the opinion of management, the loans are estimated to be fully collectible as to principal and interest. The application of payments received (principal or interest) on non-accrual loans is dependent on the expectation of ultimate repayment of the loan. If ultimate repayment of the loan is expected, any payments received are applied in accordance with contractual terms. If ultimate repayment of princpal is not expected or management judges it to be prudent, any payment received on a non-accrual or an impaired loan is applied to principal until ultimate repayment becomes expected.

         An allowance for loan losses is established through a provision charged to operations. Losses on loans are charged to the allowance for loan losses when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged off are credited to the allowance when realized. Management's periodic evaluation of the adequacy of the allowance for loan losses considers known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay, estimated value of underlying collateral, results of reviews performed on specific problem loans, and current and prospective economic conditions in the Association's lending area.

         Impaired loans are identified and measured in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These Statements prescribe recognition criteria for loan impairment, and measurement methods for impaired loans and loans whose terms are modified in troubled-debt restructurings subsequent to the adoption of these Statements. The adoption of these Statements on October 1, 1995 did not have a material effect on the Company's financial statements.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(g)      Other Real Estate Owned

         Other real estate owned is recorded at the lower of cost (defined as fair value at initial foreclosure) or fair value of the asset acquired, less estimated costs to dispose of the property. Costs of developing and improving such properties are capitalized, where appropriate. Subsequent declines in the value of other real estate owned and expenses relating to holding such real estate are charged to operations as incurred. Other real estate owned consists primarily of residential properties.

(h)      Premises and Equipment

         Premises   and   equipment   are  carried  at  cost  less   accumulated
         depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

(i)      Income Taxes

         The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j)      Financial Instruments

         In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit, and standby letters of credit. The Company's policy is to record such instruments when funded.

(k)      Transfers of Financial Assets and Extinguishment of Liabilities

         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Certain aspects of SFAS No. 125 were amended by SFAS No. 127 "Deferral of the Effective Date of Certain

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         Provisions of FASB Statement No. 125." The adoption of SFAS No. 125, as amended, did not have a material impact on the Company's consolidated financial statements.

(l)      Earnings Per Share

         On June 30, 1998, the Company adopted the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with a complex capital structure and specifies additional disclosure requirements. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity, such as restricted stock and stock options. Unallocated ESOP shares are not included in the weighted average number of common shares outstanding for either the basic or diluted earnings per share calculations.

         Earnings per share are presented for estimated earnings from the date of conversion, April 6, 1998, through September 30, 1998, and are based on the weighted average number of shares outstanding during this period, less unallocated ESOP shares. Earnings per share are not presented for periods prior to the initial stock offering as the Company was a mutual savings and loan at the time and no stock was outstanding. For the year ended September 30, 1998, the weighted average number of shares outstanding was 608,559. There were no restricted stock plans or stock options that would have had a dilutive effect on the earnings per share calculation for the year ended September 30, 1998. The basic and diluted earnings per common share was $0.19 for the year ended September 30, 1998, based on post conversion net income of approximately $114,000 for the period from April 6, 1998 through September 30, 1998.

(m)      Reclassification

         Amounts in the prior periods' consolidated financial statements are reclassified whenever necessary to conform with the current period's presentation.

(n)      Recent Accounting Pronouncements

         In June 1997, the FASB issued "SFAS No. 130", "Reporting Comprehensive Income". SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to the Company's consolidated financial statements.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting by public companies of operating segments wilthin the company, disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. Management believes that the adoption of SFAS No. 131 will not have a material impact on the Company's consolidated financial statements.

         In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 standardizes the disclosure of SFAS No. 87 and No. 106 to the extent practical and recommends a parallel format for presenting information about pensions and other postretirement benefits. This Statement is applicable to all entities and addresses disclosure only. The Statement does not change any of the measurement or recognition provisions provided for in SFAS No. 87, No. 88 or No. 106. The Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates providing the required disclosures in the September 30, 1999 consolidated financial statements.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the impact of this Statement on the Company's consolidated financial statements.

(2)      Conversion to Stock Ownership

         On April 6, 1998, the Holding Company sold 661,250 shares of common stock at $10.00 per share to depositors, employees of the Association, and employee benefit plan of the Association. Net proceeds from the sale of stock of the Holding Company, after deducting conversion expenses of approximately $594,000, were approximately $6.0 million and are reflected as common stock and additional paid-in-capital in the accompanying consolidated statements of financial condition. The Company utilized approximately $4.0 million of the net proceeds to acquire all of the capital stock of the Association.

         As part of the conversion, the Association established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Association after the conversion. In the unlikely event of a complete liquidation of the Association, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Association's capital stock. The Association may not declare or pay a cash dividend to the Holding Company, or repurchase any of its capital stock, if the effect thereof would cause the retained earnings of the Association to be reduced below the

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         amount   required  for  the  liquidation   account.   Except  for  such
         restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

         The Association's capital exceeds all of the fully phased-in regulatory capital requirements. The Office of Thrift Supervision ("OTS") regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval of the OTS, make capital distributions during the calendar year of up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval.

         Unlike the  Association,  the  Holding  Company is not subject to these
         regulatory   restrictions   on  the   payment  of   dividends   to  its
         stockholders.

(3)      Securities Available for Sale

         The amortized cost, gross unrealized gains and losses, and estimated fair values of securities available for sale at September 30, 1998 and 1997 are summarized as follows:

                                                              September 30, 1998
                                         --------------------------------------------------------
                                                            Gross         Gross         Estimated
                                           Amortized     Unrealized     Unrealized         Fair
                                             Cost           Gains         Losses          Value
                                         -----------       -------       -------        ----------
Debt securities:
- ----------------
Certificates of deposit                  $   400,000          --            --             400,000
U.S. Government agency obligations         6,252,461        49,489          --           6,301,950
Mortgage backed securities                 3,938,665        51,231       (30,534)        3,959,362
                                         -----------       -------       -------        ----------
         Total debt securities            10,591,126       100,720       (30,534)       10,661,312

Non-marketable equity securities:
- ---------------------------------
Equity securities                             50,000          --            --              50,000
Stock in FHLB                                461,100          --            --             461,100
                                         -----------       -------       -------        ----------
         Total securities
          available for sale             $11,102,226       100,720       (30,534)       11,172,412
                                         ===========       =======       =======        ==========

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

                                                              September 30, 1998
                                         -------------------------------------------------------
                                                           Gross         Gross        Estimated
                                           Amortized    Unrealized    Unrealized        Fair
                                             Cost          Gains        Losses          Value
                                         -----------      -------       -------       ---------
Debt securities:
- ----------------
U.S. Government agency obligations       $2,998,160        1,867        (6,020)       2,994,007
Mortgage backed securities                3,595,397       14,059       (47,452)       3,562,004
                                         ----------       ------       -------        ---------
         Total debt securities            6,593,557       15,926       (53,472)       6,556,011

Non-marketable equity securities:
- ---------------------------------
Stock in FHLB                               461,100         --            --            461,100
                                         ----------       ------       -------        ---------
         Total securities
          available for sale             $7,054,657       15,926       (53,472)       7,017,111
                                         ==========       ======       =======        =========

At September 30, 1998 and 1997, mortgage backed securities consisted of Federal Home Loan Mortgage Corporation (FHLMC), Government National Mortgage Association
(GNMA) and Federal National Mortgage Association (FNMA) securities.

The following sets forth information with regard to remaining contractual maturities of debt securities available for sale as of September 30, 1998 (mortgage backed securities are included based on the final contractual maturity date):

                                                Estimated
                               Amortized         Fair
                                 Cost            Value
                             -----------       ----------

Within one year              $ 2,900,000        2,900,315
From one to five years           749,484          758,733
From five to ten years         3,002,461        3,046,715
After ten years                3,939,181        3,955,549
                             -----------       ----------
                             $10,591,126       10,661,312
                             ===========       ==========

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

There were no security sales for the years ended September 30, 1998, 1997 and 1996.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(4)      Net Loans Receivable

         Net loans receivable at September 30, 1998 and 1997 are summarized as follows:

                                                                        1998               1997
                                                                    ------------         ----------
         Loans secured by real estate:
                  Residential one-to-four family                    $ 35,705,911         36,890,541
                  Multi-family and commercial                          8,614,288          7,949,702
                  Residential one-to-four family construction            606,420            539,284
                                                                    ------------         ----------
                           Total loans secured by real estate         44,926,619         45,379,527
                                                                    ------------         ----------

         Other loans:
                  Commercial business                                  2,623,429          1,421,581
                  Home equity                                          3,143,015          3,379,775
                  Other consumer                                       1,122,087          1,111,559
                                                                    ------------         ----------
                           Total other loans                           6,888,531          5,912,915
                                                                    ------------         ----------

                           Gross loans receivable                     51,815,150         51,292,442

         Less:
                  Net deferred loan fees                                (118,734)          (153,171)
                  Allowance for loan losses                           (1,495,756)        (1,612,981)
                                                                    ------------         ----------
                           Net loans receivable                     $ 50,200,660         49,526,290
                                                                    ============         ==========

Activity in the allowance for loan losses is summarized as follows for the years ended September 30, 1998, 1997 and 1996:

                                                   1998              1997              1996
                                               -----------         ---------         ---------
         Balance at beginning of year          $ 1,612,981         1,250,610           779,417
         Charge-offs                              (315,960)         (466,182)         (254,364)
         Recoveries                                 78,735            36,287            11,281
         Provision charged to operations           120,000           792,266           714,276
                                               -----------         ---------         ---------
         Balance at end of year                $ 1,495,756         1,612,981         1,250,610
                                               ===========         =========         =========

         Non-performing loans consist of loans on nonaccrual status at September 30, 1998, 1997 and 1996 amounting to $1.8 million, $3.8 million and $2.2 million, respectively. There were no loans past due as to principal or interest greater than 90 days and still accruing interest or accruing loans in a trouble debt restructuring as of September 30, 1998, 1997 or 1996. Included in nonaccrual loans at September 30, 1998 and 1997 are approximately $550,000 and $1.6 million of loans restructured in trouble debt restructurings, respectively.

         During 1998 and 1997, certain loans with past due property taxes were either rewritten to provide the borrowers with amounts necessary to pay past due property taxes or the loans were restructured in trouble debt restructuring (but generally at market rates) to provide the borrowers with amounts necessary to pay past due property taxes. Loans restructured due to past due property taxes and included in non-accruing loans at September 30, 1998 totaled $550,000. Loans rewritten and loans restructured due to past due property taxes at September 30, 1997 totaled $1.1 million and $1.6 million, respectively.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         Interest income which would have been recorded under the original terms of the above nonaccrual loans for the years ended September 30, 1998, 1997 and 1996 was approximately $174,000, $343,000 and $230,000, respectively. Interest income recognized on the above nonaccrual loans for the years ended September 30, 1998, 1997 and 1996 was approximately, $143,000, $304,000 and $84,000. There are no commitments to extend further credit on nonaccrual loans.

         Under SFAS No. 114, a loan (generally commercial-type loans) is considered impaired when it is probable that the borrower will be unable to repay the loan according to the original contractual terms of the loan agreement or when a loan (of any loan type) is restructured in a trouble debt restructuring. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loans initial effective interest rate or the fair value of the collateral for loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans).

         As of September 30, 1998 and 1997, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled approximately $1.5 million and $1.6 million, respectively, for which the related allowance for loan losses was approximately $517,000 and $334,700, respectively. During the years ended September 30, 1998, 1997 and 1996, the average balance of impaired loans was approximately $1.3 million, $799,000 and $0, respectively. Interest income collected on the impaired loans during the years ended September 30, 1998, 1997 and 1996, was approximately $129,000, $153,000 and $0, respectively. There were no impaired loans at September 30, 1996.

         Certain directors and executive officers of the Company have had loan transactions with the Company in the ordinary course of business on substantially the same terms, including interest rates and collateral, as comparable loans made to others. Total loans to directors and executive officers amounted to approximately $394,000 and $381,000 at September 30, 1998 and 1997, respectively. During the year ended September 30, 1998, new loans of approximately $57,000 were made to directors or executive officers, and repayments totaled approximately $44,000.

(5)      Accrued Interest Receivable

         A summary of accrued interest receivable at September 30, 1998 and 1997 is as follows:

                                               1998          1997
                                             --------       -------
         Loans                               $214,920       271,986
         Securities available for sale         81,577        60,136
         Interest bearing deposits              1,462          --
                                             --------       -------
             Total                           $297,959       332,122
                                             ========       =======

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(6)      Premises and Equipment

         Premises and equipment at September 30, 1998 and 1997 are summarized by major classifications as follows:

                                                        1998           1997
                                                    -----------      ---------
         Land                                       $   140,215        140,215
         Buildings                                    1,244,728      1,278,156
         Furniture and fixtures                       1,135,962      1,124,289
                                                    -----------      ---------
                  Total                               2,520,905      2,542,660
         Less accumulated depreciation               (1,242,522)    (1,004,296)
                                                    -----------      ---------
                  Premises and equipment, net       $ 1,278,383      1,538,364
                                                    ===========      =========

         Amounts charged to non-interest expense for depreciation of premises and equipment amounted to $292,884, $291,086 and $227,646 in 1998, 1997 and 1996, respectively.

(7)      Deposits

         Deposit account balances at September 30, 1998 and 1997 are summarized as follows:

                                                               1998             1997
                                                           -----------       ----------
         Demand accounts (non-interest bearing)            $ 1,089,001        1,021,123
                                                           -----------       ----------
         N.O.W. accounts (1.75%)                             4,652,820        4,126,561
                                                           -----------       ----------
         Passbook and statement savings accounts (up
           to 4.00%)                                        11,297,213       12,004,406
         Money market accounts (up to 4.88%)                12,563,636       10,950,002
                                                           -----------       ----------
                                                            23,860,849       22,954,408
                                                           -----------       ----------

         Time deposit accounts:
              Under 4.00%                                           85            2,624
              4.00 - 4.99%                                   2,721,099        3,993,984
              5.00 - 5.99%                                  23,256,541       21,942,237
              6.00 - 6.99%                                   1,180,806        2,045,965
              7.00 and over                                     32,265           29,784
                                                           -----------       ----------
                                                            27,190,796       28,014,594
                                                           -----------       ----------
                                                           $56,793,466       56,116,686
                                                           ===========       ==========

         At September 30, 1998 and 1997, the aggregate amount of time deposit accounts with a balance equal to or in excess of $100,000 was $2,283,536 and $2,492,469, respectively. At September 30, 1998 and 1997, the aggregate amount of escrow deposits was not significant, and are included in savings and money market accounts.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         Contractual maturities of time deposit accounts at September 30, 1998 are as follows:

         Years ending September 30,
                  1999                             $   20,750,534
                  2000                                  3,878,707
                  2001                                  1,066,517
                  2002                                    829,817
                  2003                                    591,002
                  Thereafter                               74,219
                                                   --------------
                                                   $   27,190,796
                                                   ==============

         Certain executive officers and directors of the Company, as well as certain affiliates of these officers and directors, were customers of and had deposit balances with the Association in the ordinary course of business. The aggregate of such deposits was approximately $490,000 and $681,000 as of September 30, 1998 and 1997, respectively.

(8)      Borrowings

         The Company had approximately $28.9 million and $9.2 million of available lines of credit with the FHLB as of September 30, 1998 and 1997, respectively. Substantially all of the assets of the Company have been pledged as collateral related to this line of credit.

         Information concerning FHLB borrowings in 1998 and 1997 follows:

                                                              1998            1997
                                                           ----------      ----------
         Amount outstanding at September 30                $2,000,000           --
         Maximum amount outstanding at any month end        2,000,000        850,000
         Average amount outstanding                         1,344,384        272,726
         Weighted average interest rate:
           For the year                                          5.68%          5.56%
           As of year end                                        5.68%          --

         Information concerning securities sold under agreements to repurchase in 1998 and 1997 follows:

                                                              1998            1997
                                                           ----------      ----------
         Amount outstanding at September 30,               $     --          1,300,000
         Maximum outstanding at any month end               1,500,000        1,300,000
         Average amount outstanding                           127,397          118,274
         Weighted average interest rate:
           For the year                                          5.80%            5.78%
           As of year end                                        --               5.80%

         Securities underlying the repurchase agreements remain under the control of the Company. Repurchase agreements are typically entered into for one to three day periods.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(9)      Income Taxes

         The components of the income tax expense (benefit) for the years ended September 30, 1998, 1997 and 1996 are as follows:


                                                 1998            1997            1996
                                              ---------        --------        --------
         Current tax (benefit) expense:
            Federal                           $ 102,494         (40,248)       (166,929)
            State                                26,927             256             256
         Deferred tax (benefit) expense         (40,000)        125,000         (55,651)
                                              ---------          ------        --------
                                              $  89,421          85,008        (222,324)
                                              =========          ======        ========

         The actual tax expense (benefit) for the years ended September 30, 1998, 1997 and 1996 differs from expected tax expense (benefit), computed by applying the Federal corporate tax rate of 34% to income
         (loss) before taxes as follows:

                                                                       1998            1997            1996
                                                                    ---------        --------        --------
         Expected tax expense (benefit)                             $ 109,883        (169,242)       (427,900)
         Change in valuation allowance for deferred tax asset         (49,338)        273,510         248,426
         New York State tax                                            19,159         (22,107)        (45,443)
         Other items                                                    9,717           2,847           2,593
                                                                    ---------          ------        --------
                                                                    $  89,421          85,008        (222,324)
                                                                    =========          ======        ========

         The tax effects of temporary differences that give rise to the Association's deferred tax assets and liabilities at September 30, 1998 and 1997 are presented below:

                                                                        1998            1997
                                                                     ---------         -------
         Deferred tax assets:
            Differences in reporting the provision for
               loan losses and the tax bad debt
               deduction                                             $ 581,902         628,792
            Deferred net loan origination fees                          47,494          61,268
            Differences in reporting accrued expenses                   90,126          73,393
            Other                                                       60,732          14,010
                                                                     ---------         -------
               Total gross deferred tax assets                         780,254         777,463
               Valuation allowance                                    (575,714)       (625,052)
                                                                     ---------         -------
               Deferred tax assets, net of valuation
                 allowance                                             204,540         152,411
                                                                     ---------         -------
         Deferred tax liabilities:
            Depreciation                                               (23,080)         (9,540)
            Net effect of other real estate owned transactions         (21,460)        (22,871)
                                                                     ---------         -------
                Total gross deferred tax liabilities                   (44,540)        (32,411)
                                                                     ---------         -------
                Net deferred tax asset at end of year                  160,000         120,000
                Net deferred tax asset at beginning of year            120,000         245,000
                                                                     ---------         -------
                Deferred tax expense (benefit) for the year          $ (40,000)        125,000
                                                                     =========         =======

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         In addition to the deferred tax assets described above, the Association had a deferred tax (liability) asset of $(30,180) and $16,145 at September 30, 1998 and 1997, respectively, related to the net unrealized gain/loss on securities available for sale, at September 30, 1998 and 1997, respectively.

         During fiscal 1998, the deferred tax asset valuation allowance was reduced by $49,338 from $625,052 to $575,714. This reduction was based on the Company's fiscal 1998 increased pre-tax income and the Company's increased future taxable income projections. As a result of the Association experiencing a second year of significant losses before taxes, continued economic weakness in the Association's market area, including declining real estate values collateralizing much of the Association's loan portfolio, reduced expectations of earnings in the future, as well as a reduction in the amount of historical taxes available for carryback in 1997, the Association increased the deferred tax valuation allowance in 1997 by $273,510 to $625,052. In assessing whether deferred tax assets will more likely than not be realized, management considers the historical level of taxable income, the time period over which the temporary differences are expected to reverse, as well as estimates of future taxable income. As of September 30, 1998, the net deferred tax asset is considered to be more likely then not realizable based upon the historical level of taxable income available for carryback, amounting to approximately $173 thousand, the reversal of temporary taxable items and reliance on future taxable income amounting to approximately $225 thousand.

         As a thrift institution, the Association is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

         Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in July and August 1996. The Federal amendments include elimination of the percentage of taxable income method for tax years beginning after December 31, 1995, and imposition of a requirement to recapture into taxable income (over a period of approximately six years) the bad debt reserves in excess of the base-year amounts. The Association previously established, and will continue to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignate the Association's state bad debt reserves at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage of taxable income method.

         In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal and state base-year reserves since the Association does not expect that these reserves will become taxable in the foreseeable future. At September 30, 1998, the Federal base year reserve was approximately $1.3 million and the state base-year reserve was not significant. Under New York State tax law, as amended, events that would result in taxation of the state reserves include the failure of the Association to maintain a specified qualifying assets ratio or meet other

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                           September 30, 1998 and 1997

         thrift  definition  tests  for  tax  purposes.   The  unrecognized  tax
         liability at September 30, 1998 with respect to the Federal base-year reserve was approximately $440 thousand.

(10)     Employee Benefits

         (a)      401(k) Savings Plan
                  Effective January 1, 1995, the Association established a defined contribution plan ("the Plan") that is intended to qualify under section 401(k) of the Internal Revenue Code. The Plan covers all employees with at least six months of service. The Association's contributions to the Plan are discretionary and determined annually by the Board of Directors. Employee contributions are voluntary. Employees vest immediately in their own contributions, and vest in the Company's contributions based on years of service. For the years ended September 30, 1998, 1997 and 1996, the Association's contributions to the Plan were approximately $17,000, $57,000 and $45,000, respectively.

         (b)      Employee Stock Ownership Plan
                  As part of the conversion discussed in note 2, an employee stock ownership plan (ESOP) was established to provide substantially all employees of the Company the opportunity to also become stockholders. The ESOP borrowed $529,000 from the Company and used the funds to purchase 52,900 shares of common stock of the Company issued in the conversion. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. At September 30, 1998, the loan had an outstanding balance of $529,000 and an interest rate of 5.98%. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

                  The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants Statement of Position No. 93-6 "Employees' Accounting For Stock Ownership Plans" (SOP 93-6). Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in shareholders' equity. As shares are released or committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares (during the applicable service period), and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $67,000 of compensation expense under the ESOP during the year ended September 30, 1998.

                  The ESOP shares as of September 30, 1998 were as follows:

                    Allocated shares                             --
                    Shares committed to be allocated            5,290
                    Unallocated shares                         47,610
                                                            ---------
                                                               52,900
                                                            =========
                    Approximate fair value of
                         unallocated shares at
                         September 30, 1998                 $ 595,125
                                                            =========

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(11)     Commitments and Contingent Liabilities

         (a)      Legal Proceedings
                  The Company is, from time to time, a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

         (b)      Off-Balance Sheet Financing and Concentrations of Credit
                  The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Association's commitments to extend credit and commercial lines of credit. Financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated statements of financial condition. The contract amounts of these instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

                  The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

                  Commitments to extend credit may be written on a fixed rate basis exposing the Company to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

                  Unless   otherwise   noted,   the  Company  does  not  require
                  collateral or other security to support off-balance-sheet financial instruments with credit risk.

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Association upon the extension of credit is based on management's credit evaluation of the customer. Mortgage commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include property, plant and equipment, and income producing commercial property.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

                  Contract amounts of financial instruments that represent the future extension of credit as of September 30, 1998 and 1997 at fixed and variable interest rates are as follows:

                                                                                 1998
                                                             ------------------------------------------
                                                                Fixed          Variable         Total
                                                             ----------       ---------       ---------
                  Financial instruments whose contract
                    amounts represent credit risk:
                      Residential (one-to-four-
                        family)                              $  582,151            --           582,151
                  Multi-family and commercial                   155,000          35,000         190,000
                  Construction                                  695,930            --           695,930
                  Commercial business                              --           338,397         338,397
                  Home equity                                    80,000         924,993       1,004,993
                                                             ----------       ---------       ---------
                                                             $1,513,081       1,298,390       2,811,471
                                                             ==========       =========       =========

                                                                                 1997
                                                             ------------------------------------------
                                                                Fixed          Variable         Total
                                                             ----------       ---------       ---------
                  Financial  instruments whose contract
                    amounts represent credit risk:
                      Residential (one-to-four-
                        family)                              $  387,400            --           387,400
                  Multi-family and commercial                      --         1,008,939       1,008,939
                  Construction                                  306,260           3,006         309,266
                  Commercial business                              --           375,604         375,604
                  Home equity                                      --           942,202         942,202
                  Other consumer                                114,527            --           114,527
                                                             ----------       ---------       ---------
                                                             $  808,187       2,329,751       3,137,938
                                                             ==========       =========       =========

                  The range of interest on fixed rate commitments was 7.00% to 10.00% at September 30, 1998 and 7.625% to 10.250% at
                  September 30, 1997. The range of interest on adjustable rate commitments was 8.00% to 11.00% at September 30, 1998 and 7.00% to 11.00% at September 30, 1997, respectively.

                  At September 30, 1998 and 1997, the  Association  was required
                  to   maintain  a   $500,000   compensating   balance   with  a
                  correspondent bank.

         (c)      Interest Rate Risk

                  The principal assets of the Company are long-term, fixed rate first mortgage loans which have been primarily funded by deposits. Accordingly, increases in interest rates paid on deposit accounts will have an adverse effect on the Company's overall interest margins. In response to this situation, the Company has begun programs offering one year adjustable rate mortgages, three to five year adjustable rate multi-family and commercial loans, commercial business loans, home equity loans, and variable rate line of credit accounts to loan customers in order to more closely match the pricing of earning assets with their sources of funds on a prospective basis.

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(12)     Savings Association Insurance Fund - Special Assessment

         On September  30, 1996,  the Deposit  Insurance  Funds Act of 1996 (the
         Act) was enacted into law. The Act included, among other things, provisions to recapitalize the Savings Association Insurance Fund
         (SAIF) through a special assessment, as well as provisions calling for a future merger of the SAIF with the Bank Insurance Fund.

         As a result of the Act, SAIF members were required to pay a special assessment to recapitalize the SAIF based on insured deposits held on March 31, 1995. The amount of the special SAIF assessment as determined by the FDIC was 65.7 basis points. Based upon the Association's insured deposits on March 31, 1995, the special assessment amounted to $414,835.

(13)     Fair Value of Financial Instruments

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair values for certain financial instruments. SFAS No. 107 defines fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax asset and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

         In addition there are intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits," the Association's branch network and other items generally referred to as "goodwill."

         Securities Available for Sale
         Securities available for sale are financial instruments which are usually traded in broad markets. Fair values are based upon bid quotations received from either quotation services or securities dealers. The estimated fair value of stock in the Federal Home Loan Bank of New York is assumed to be its cost given the lack of a public market available for this investment.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         Loans
         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as single family loans, consumer loans and commercial loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

         The fair value of performing loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity taking into consideration certain prepayment assumptions.

         Fair value for significant non-performing loans may be based on recent external appraisals or discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

         Deposit Liabilities
         Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposit, savings accounts, NOW accounts, and money market accounts, must be stated at the amount payable on demand as of September 30, 1998 and 1997. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

         Other Items
         The following items are considered to have a fair value equal to carrying value due to the nature of the financial instrument and the period within which it will be settled: cash and cash equivalents, accrued interest receivable, accrued interest payable, and borrowings.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

Table of Financial Instruments
The carrying values and estimated fair values of financial instruments as of September 30, 1998 and 1997 are as follows:

                                                                                 September 30, 1998          September 30, 1997
                                                                             -------------------------     -----------------------
                                                                                             Estimated                   Estimated
                                                                              Carrying         Fair        Carrying        Fair
                                                                                Value          Value         Value         Value
                                                                             -----------     ---------     ---------     ---------
         Financial assets:
            Cash and cash equivalents                                        $ 4,745,031     4,745,031     1,922,386     1,922,386
            Securities available for sale                                     11,172,412    11,172,412     7,017,111     7,017,111
            Net Loans                                                         50,200,660    51,005,253    49,526,290    49,959,626
            Accrued interest receivable                                          297,959       297,959       332,122       332,122

         Financial liabilities:
            Deposits:
             Demand, savings, money market, and NOW accounts                  29,602,670    29,602,670    28,102,092    28,102,092
             Time deposits                                                    27,190,796    27,190,796    28,014,594    28,014,594
            Borrowings and securities sold under agreements to repurchase      2,000,000     2,000,000     1,300,000     1,300,000

         Commitments to Extend Credit
         The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fees, such as these are not a major part of the Company's business and in the Company's business territory are not a "normal business practice." Therefore, based upon the above facts the Company believes that book value equals fair value and the amounts are not significant.

(14)     Regulatory Capital Requirements

         OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1998 and 1997, the Association was required to maintain a minimum ratio of tangible capital to tangible assets of 1.5%; a minimum leverage ratio of core (Tier I) capital to total adjusted tangible assets of 4.0% for 1998 and 3.0% for 1997; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0%, of which 4.0% must be core (Tier I) capital.

         Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                           September 30, 1998 and 1997

         have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. Generally an institution is considered well capitalized if it has a core (Tier I) capital ratio of at least 5.0% (based on quarterly average total assets); a core (Tier I) risk based capital ratio of at least 6.0%; and a total risk based capital ratio of at least 10.0%.

         The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

         Management believes that, as of September 30, 1998 and 1997, the Association meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Association as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Association's capital classification.

         The following is a summary of the Association's actual capital amounts and ratios as of September 30, 1998 and 1997. Although the OTS capital regulations apply at the Association level only, the Company's consolidated capital amounts and ratios are also presented. The OTS does not have a holding company capital requirement.

                                   September 30, 1998     September 30, 1997
                                         Actual                 Actual
                                   ------------------     ------------------
                                     Amount     Ratio       Amount     Ratio
                                   ---------    -----     ---------    -----
         Association
         -----------
         Tangible capital         $7,055,274    10.59%    3,301,370     5.41%
         Tier I (core) capital     7,055,274    10.59%    3,301,370     5.41%
         Risk-based capital:
            Tier I                 7,055,274    18.34%    3,301,370     8.48%
            Total                  7,546,487    19.62%    3,787,762    10.01%

                                               September 30, 1998
                                                       Actual
                                             ----------------------
                                               Amount         Ratio
                                             ----------       -----
         Consolidated
         ------------
         Tangible capital                    $9,114,959       13.36%
         Core (Tier I) capital                9,114,959       13.36%
         Core (Tier I) risk-based capital     9,114,959       23.54%
         Total risk-based capital             9,609,947       24.82%

         The OTS may reduce an institution's regulatory capital for interest rate risk exposure (as determined by the OTS) if the institution's risk-based capital ratio is less than 12% and the OTS notifies the institution of such reduction. The Association has not been notified by the OTS of any reduction to its regulatory capital for interest rate risk exposure.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(15)     Holding Company Financial Information

         The following information presents the financial position of Adirondack Financial Services Bancorp, Inc. (Holding Company) as of September 30, 1998, and the results of its operations and cash flows for the period from April 6, 1998 to September 30, 1998. The Holding Company began operations on April 6, 1998 in conjunction with the Association's mutual-to-stock conversion and the Company's initial public offering of its common stock.

                        Statement of Financial Condition
                               September 30, 1998

             Assets
             ------

         Cash and cash equivalents                                   $1,533,585
         Securities available for sale                                   50,000
         Loan receivable from subsidiary                                529,000
         Equity in net assets of subsidiary                           7,042,380
                                                                     ----------
                  Total assets                                       $9,154,965
                                                                     ==========

         Liabilities and Shareholders' Equity
         ------------------------------------


         Liabilities                                                       --
         Shareholders' equity                                         9,154,965
                                                                     ----------
                  Total liabilities and shareholders' equity         $9,154,965
                                                                     ==========

                               Statement of Income
             For the period from April 6, 1998 to September 30, 1998

         Interest income                                             $   66,368
         Interest expense                                                24,634
                                                                     ----------
                  Net interest income                                    41,734
         Non-interest expense                                            12,281
                                                                     ----------
         Income before income tax expense and
              equity in undistributed earnings of
              subsidiary                                                 29,453
         Income tax expense                                              11,781
                                                                     ----------
         Income before equity in undistributed earnings of subsidiary    17,672
         Equity in undistributed earnings of subsidiary                 216,092
                                                                     ----------
         Net income                                                  $  233,764
                                                                     ==========

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

                            Statement of Cash Flows
             For the period from April 6, 1998 to September 30, 1998

         Cash flows from operating activities:
            Net income                                              $   233,764
            Adjustments to reconcile net income to net cash
               provided by operating activities:
                   Equity in undistributed earnings of
                       subsidiary                                      (216,092)
                                                                     ----------
                       Net cash provided by operating activities         17,672
                                                                     ----------
         Cash flows from investing activities:
            Net increase in loans from subsidiary                      (529,000)
            Purchase of subsidiary common stock                      (3,947,100)
            Purchase of securities available for sale                   (50,000)
                                                                     ----------
                      Net cash used by investing activities          (4,526,100)
                                                                     ----------
         Cash flows from financing activities:
            Net proceeds from common stock issued                     6,042,013
                                                                     ----------
                      Net cash provided by financing
                         activities                                   6,042,013
                                                                     ----------
         Net increase in cash and cash equivalents                    1,533,585
         Cash and cash equivalents at beginning of period                  --
                                                                     ----------
         Cash and cash equivalents at end of period                 $ 1,533,585
                                                                     ==========
         These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

(16)     Subsequent Event

         On October 7, 1998, at a special meeting of shareholders, the shareholders approved a recognition and retention plan ("RRP") and a stock option plan for the benefit of employees, officers and directors of the Company.

         Under the RRP 26,450 shares of the Company's common stock (4%) of the number of shares issued in the conversion will be available for award to employees, officers and directors of the Company in a manner designed to encourage such persons to remain with the Company. With the approval of the plan, 25,123 common shares were awarded and will vest on the anniversary of the date of shareholder approval at an annual rate of 20%. The Company funded the RRP from authorized but unissued shares.

         Under the stock option plan, 66,125 stock options (10% of the number of shares issued in the conversion) will be available for award to employees, officers and directors of the Company. With the approval of the plan, 62,820 stock options were granted and will vest on the anniversary of the date of shareholder approval at an annual rate of 20%. The Company has not made a final determination whether the common stock required by the stock option plan will be purchased in the market or issued from authorized and unissued.

                 Adirondack Financial Services Bancorp, Inc.
             Consolidated Interim Statements of Financial Condition


                                  December 31, 1998          September 30, 1998
                                  -----------------          ------------------
                                     (unaudited)


Assets
Cash and due from banks             $ 3,247,224                $ 2,635,158
Interest bearing deposits               615,036                  2,109,873
                                     ----------                 ----------
     Total cash and cash
      equivalents                     3,862,260                  4,745,031
Securities available for sale        14,081,162                 11,172,412
Net loans receivable                 50,049,806                 50,200,660
Accrued interest receivable             333,480                    297,959
Other real estate owned                 550,475                    256,125
Net premises and equipment            1,204,376                  1,278,383
Prepaid expenses and other
 assets                                 224,269                    290,843
                                    -----------                -----------
     Total Assets                   $70,305,828                $68,241,413
                                    ===========                ===========
Liabilities and Shareholders'
 Equity

Liabilities:

Deposits:

   Demand and N.O.W. accounts       $ 5,445,140                $ 5,741,821
   Savings and money market
    accounts                         24,483,948                 23,860,849
   Time deposit accounts             26,447,560                 27,190,796
                                    -----------                -----------
     Total deposits                  56,376,648                 56,793,466

Borrowings                            4,463,225                  2,000,000
Accrued expenses and other
 liabilities                            234,326                    292,982
                                    -----------                -----------
     Total liabilities               61,074,199                 59,086,448
                                    -----------                -----------

Shareholders' equity:

    Preferred Stock, $.01 par
     value, 100,000 shares
     authorized, none
     outstanding                         -                            -

    Common  Stock,  $.01  par
      value, 1,200,000 shares
      authorized, 689,055
      outstanding at
      December 31,1998 and
      663,243 outstanding at
      September 30, 1998                  6,639                      6,632

    Additional Paid-in Capital        6,058,823                  6,049,293
    Retained earnings,
     substantially restricted         3,639,613                  3,535,134
    Unearned ESOP shares               (476,100)                  (476,100)
    Accumulated Other
     Comprehensive Income                 2,392                     40,006
                                     ----------                -----------
     Total shareholders' equity       9,231,629                  9,154,965
                                     ----------                -----------
       Total liabilities and
        shareholders' equity        $70,305,828                $68,241,413
                                    ===========                ===========


     The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

                  Adirondack Financial Services Bancorp, Inc.
             Consolidated Interim Statements of Income (Unaudited)

                                             Three Months Ended
                                  ---------------------------------------------
                                  December 31, 1998           December 31, 1997
                                  -----------------          ------------------



Interest and dividend income:

     Interest and fees on loans     $ 1,102,802                $ 1,074,077
     Securities available
      for sale                          184,057                    108,247
     Interest-bearing deposits           31,918                      1,731
                                    -----------                -----------

       Total interest and
        dividend income               1,318,776                  1,184,055
                                    -----------                -----------

Interest expense:

     N.O.W. accounts                     15,671                     15,637
     Savings and money
      market accounts                   220,814                    216,631
     Time deposit accounts              363,508                    371,806
     Borrowings                          45,492                     23,168
                                    -----------                -----------
       Total interest expense           645,485                    627,242
                                    -----------                -----------
       Net interest income              673,291                    556,813

Provision for loan losses                 4,000                     15,000
                                    -----------                -----------
     Net interest income after
      provision for loan losses         669,291                    541,813
                                    -----------                -----------
Other income:

     Fees and service charges            44,454                     40,307
     Other                               13,581                     13,455
                                    -----------                -----------
       Total other income                58,035                     53,762
                                    -----------                -----------

Operating expenses:

     Compensation and employee
      benefits                          261,822                    234,415
     Occupancy expense                   48,893                     54,905
     Federal deposit insurance
      premiums                           16,450                     13,397
     Advertising expenses                39,217                     22,401
     Directors' fees and expenses        24,446                     24,485
     Equipment and data processing
      expenses                           70,491                     75,308
     Other real estate owned
      expenses                          (29,347)                     7,816
     Other operating expenses           119,976                    123,737
                                    -----------                  ---------
       Total operating expenses         551,948                    556,464
                                    -----------                  ---------
Income (loss) before income
 tax expense                            175,379                     39,111
Income tax expense                       70,900                     15,800
                                    -----------                  ---------
Net income (loss)                   $   104,479                     23,311
                                    ===========                  =========

Basic earnings per common share           $0.17                      N/A
Diluted earnings per common share         $0.16                      N/A




     The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

                  Adirondack Financial Services Bancorp, Inc.
           Consolidated Interim Statements of Cash Flows (Unaudited)

                                                                                Three Months Ended December 31,
                                                                                -------------------------------
                                                                                     1998              1997
                                                                                     ----              ----
Cash flows from operating activities:
         Net income (loss)                                                      $    104,479         $   23,311
         Adjustments to reconcile net income (loss)
           to net cash provided by (used by) operating activities
                  Depreciation expense                                                71,032             74,168
                  Provision for loan losses                                            4,000             15,000
                  Loss on disposal of equipment                                        4,687                  -
                  Net gain on sale of other real estate owned                        (34,350)           (23,215)
                  (Increase) decrease in accrued interest receivable                 (35,521)            18,156
                  Decrease (increase) in prepaid expenses and other assets            98,878           (179,208)
                  (Decrease) increase in accrued expenses
                     and other liabilities                                           (58,656)             5,283
                                                                                ------------          ---------
                         Net cash provided by (used by) operating activities         154,549            (66,505)

Cash flows from investing activities:
         Proceeds from principal repayment and maturity of securities
                  available for sale                                               2,561,040            179,760

         Purchase of securities available for sale                                (5,539,708)                 -
         Net (decrease) increase in loans receivable                                (228,146)           565,856
         Proceeds from sale of other real estate owned                               115,000            293,890
         Capital expenditures                                                         (1,712)           (14,680)
                                                                                ------------         ----------
                         Net cash (used by) provided by investing activities      (3,093,526)         1,024,826
                                                                                ------------         ----------

Cash flows from financing activities:
         Net proceeds from issuance of stock                                           9,799                  -
         Net decrease in deposits                                                   (416,818)        (1,845,769)
         Net increase in borrowings                                                2,463,225            400,000
                                                                                ------------         ----------
                         Net cash provided by (used by) financing activities       2,056,206         (1,445,769)
                                                                                ------------         ----------
Net decrease in cash and cash equivalents                                           (882,771)          (487,448)
Cash and cash equivalents at beginning of period                                   4,745,031          1,922,386
                                                                                ------------         ----------
Cash and cash equivalents at end of period                                      $  3,862,260         $1,434,938
                                                                                ============         ==========
Cash paid during the period for:

Interest                                                                        $    637,127         $  604,075
Taxes                                                                           $          -         $    5,471


     The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

     Summarized Notes to Unaudited Interim Consolidated Financial Statements

Note 1

In management's opinion, the financial information, which is unaudited as of and for the three months ended December 31, 1998 and 1997, reflects all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information for the three month periods ended December 31, 1998 and December 31, 1997 in conformity with generally accepted accounting principles. These consolidated financial statements should be read in conjunction with Adirondack Financial Services Bancorp, Inc.'s ( the "Company" herein) 1998 Annual Report on Form 10-K. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full fiscal year that ends September 30, 1999.

Note 2

Amounts in the prior periods' consolidated interim financial statements are reclassified whenever necessary to conform to the current period presentation.

Note 3 - Common Stock Shares Outstanding

As of December 31,1998, common stock shares outstanding totaled 689,055, which included 25,123 shares granted to directors, officers, and non-officer employees of the Company and the Association on October 7, 1998 under the Company's 1998 Recognition and Retention Plan ("RRP"). The 1998 RRP was approved by the Company's shareholders at a Special Meeting of Stockholders held on October 7, 1998.

Note 4 - Earnings Per Share

On June 30, 1998, the Company adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with a complex capital structure and specifies additional disclosure requirements. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Unvested restricted stock awards are considered outstanding common shares and included in the computation of basic EPS as of the date that they are fully vested. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity, such as restricted stock and stock options. Unallocated ESOP shares are not included in the weighted average number of common shares outstanding for either the basic or diluted earnings per share calculations.

For the three month period ended December 31, 1998, the basic earnings per share was $0.17, calculated using 615,846 weighted average common shares outstanding. The diluted earnings per share was $0.16, calculated using 642,663 weighted average common shares outstanding. Earnings per share are not presented for periods prior to the Company's initial stock offering since the Company was a mutual savings association and no stock was outstanding.

Note 5 - Comprehensive Income

On October  1,  1998,  the  Company  adopted  the  provisions  of SFAS No.  130,
"Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. At the Company, comprehensive income represents net income plus other comprehensive income, which consists of the net change in unrealized gains or losses on securities available for sale, net of tax, for the period.

Accumulated other comprehensive income represents the net unrealized gains or losses on securities available for sale as of the balance sheet dates.

Comprehensive income (loss) for the three month periods ended December 31, 1998 and 1997 was $66,865 and $41,769, respectively. The following summarizes the components of other comprehensive income:

                                                                                            The three months ended
                                                                                                  December 31,
                                                                                           1998                   1997
                                                                                          ---------------------------
Unrealized gains (losses) on securities:

Unrealized net holding  gains  (losses)  arising  during the three  months ended
    December  31, 1998 and 1997,  respectively,  net of tax  (pre-tax  amount of
    $62,690 and $30,763, respectively)                                                        $(37,614)                 $18,458

Reclassification adjustment for net (gains) losses realized in net income during the three months ended December 31, 1998 and 1997, respectively, net of
    tax (pre-tax amount of $- and $-, respectively)                                                 -                       -
                                                                                             ---------                 -------

Other  comprehensive  income (loss)  during the three months ended  December 31,
    1998 and 1997,
    respectively                                                                             $(37,614)                 $18,458
                                                                                            ---------                  -------


Note 6 - SFAS 131

In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting by public companies of operating segments within the company, disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. Management believes that the adoption of SFAS No. 131 will not have a material impact on the Company's consolidated financial statements.

Note 7 - SFAS 132

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 standardizes the disclosures of SFAS No. 87 and No. 106 to the extent practical and recommends a parallel format for presenting information about pensions and other postretirement benefits. This Statement is applicable to all entities and addresses disclosure only. The Statement does not change any of the measurement or recognition provisions provided for in SFAS No. 87, No. 88 or No. 106. The Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates providing the required disclosures in the September 30, 1999 consolidated financial statements.

Note 8 - SFAS 133

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the impact of this Statement on the Company's consolidated financial statements.

Note 9 - Acquisition

On January 23, 1999, the Company entered into a merger agreement with CNB Bancorp, Inc. ("CNB"), Gloversville, New York. CNB is the parent company of City National Bank and Trust Co. Under the terms of the agreement, the acquisition of AFSB and its subsidiary savings association will provide AFSB shareholders with a cash payment of approximately $15 million and will be accounted for as a purchase transaction. The transaction is expected to close on or about June 30, 1999, subject to the Company's shareholders' and regulatory approvals.